As filed with the Securities and Exchange Commission on February 17, 2000

                                                Registration No. 333-96343

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                             Amendment No. 1

                                    to
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------
                                  ITXC Corp.
            (Exact name of registrant as specified in its charter)
                               -----------------
       Delaware                      4813                   22-3531960
    (State or other      (Primary Standard Industrial    (I.R.S. Employer
    jurisdictionof        Classification Code Number)   Identification no.)
   incorporation or
     organization)           600 College Road East
                          Princeton, New Jersey 08540
                                (609) 419-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               -----------------
                             Mr. Edward B. Jordan
                            Chief Financial Officer
                                  ITXC Corp.
                             600 College Road East
                          Princeton, New Jersey 08540
                           (609) 419-1500, Ext. 3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------
                                with copies to

         Peter H. Ehrenberg                     Edward P. Tolley III
        Lowenstein Sandler PC                Simpson Thacher & Bartlett
        65 Livingston Avenue                    425 Lexington Avenue
     Roseland, New Jersey 07068               New York, New York 10017
           (973) 597-2500                          (212) 455-2000
                               -----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                Proposed Maximum  Proposed Maximum      Amount of
   Title of each class of       Amount to be     Offering Price       Aggregate       Registration
securities to be registered     Registered(1)     Per Share(2)    Offering Price(2)      Fee(3)
--------------------------------------------------------------------------------------------------
Common Stock, par value
 $.001 per share...........       4,600,000         $105.625        $485,875,000        $128,271
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Includes 600,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.
(2) Determined in accordance with Rule 457(c) under the Securities Act of 1933 as the average of the high and low price of the common stock reported on the Nasdaq National Market on February 1, 2000.

(3)  Previously paid.
                               -----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS    Subject to Completion, dated February 17, 2000
                                4,000,000 Shares

                                     [LOGO]
                                   ITXC Corp.
                                  Common Stock

--------------------------------------------------------------------------------

This is an offering of shares of common stock of ITXC Corp. Of the 4,000,000 shares being sold in this offering, ITXC is selling 2,000,000 shares and selling stockholders are selling 2,000,000 shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is traded on the Nasdaq National Market under the symbol ITXC. On February 15, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $88.19 per share.

     Investing in the shares involves risks. Risk Factors begin on page 6.

                                                               Per Share Total
                                                               --------- ------
Public offering price.........................................  $        $
Underwriting discount.........................................  $        $
Proceeds to ITXC, before expenses.............................  $        $
Proceeds to selling stockholders, before expenses.............  $        $

We and four of the selling stockholders have granted the underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Lehman Brothers
        CIBC World Markets
               PaineWebber Incorporated
                                          First Analysis Securities Corporation
                             Kaufman Bros., L.P.
     , 2000

[Outside panel of fold-out: A graphic depicting ITXC.net as a global network overlaid on the public Internet.]

[Inside panel of fold-out: A graphic showing map of the world depicting locations of ITXC equipment, ITXC equipment at customer locations and locations where ITXC affiliates have equipment to place and complete calls on our network.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................    1
Risk Factors.............................................................    6
Forward-Looking Statements...............................................   16
Use of Proceeds..........................................................   17
Dividend Policy..........................................................   18
Market Price for Our Common Stock........................................   18
Capitalization...........................................................   19
Dilution.................................................................   20
Selected Historical Financial Data.......................................   21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   22
Our Business.............................................................   31

                                                                            Page
                                                                            ----

Management.................................................................   51
Executive Compensation.....................................................   55
Certain Transactions.......................................................   64
Principal and Selling Stockholders.........................................   67
Description of Capital Stock...............................................   70
Shares Eligible for Future Sale............................................   73
Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders...........   75
Underwriting...............................................................   79
Legal Matters..............................................................   81
Experts....................................................................   81
Additional Information.....................................................   82
Index to Consolidated Financial Statements.................................  F-1

                               PROSPECTUS SUMMARY

   This summary highlights selected information about us. It may not contain all of the information that you find important. You should carefully read this entire document, including the "Risk Factors" section beginning on page 6 and the consolidated financial statements and their related notes beginning on page F-1. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

                                  Our Company

   We are a leading global provider of high quality Internet-based voice and fax services. Our network and proprietary software allow our customers to capitalize on the convergence of the traditional telephone network with both private and public data networks, such as the Internet. ITXC.net, our actively managed network that is overlaid on the public Internet, delivers high quality voice communications over the Internet and other data networks. As part of ITXC.net, we have established ITXC facilities in the U.S. and have arrangements with affiliates outside of the U.S. to place and complete telephone calls on our network. We believe that ITXC.net provides our customers with the cost savings of data networks and the global reach of the Internet and provides us with a platform for delivering additional value-added services. We intend to continue to rapidly deploy ITXC.net on a global basis by taking advantage of the growth of the Internet.

   In April 1998, we introduced our WWeXchange(R) service, our first application using ITXC.net. This service provides international call completion over the Internet to our carrier and communications service provider customers and enables them to offer their own customers phone-to-phone global voice services. We have achieved significant growth in the use of our network since we began offering this service. That growth has continued since our initial public offering. The number of minutes of traffic over ITXC.net increased from
42.5 million during the quarter ended September 30, 1999, to 72.0 million during the quarter ended December 31, 1999. We believe that this growth demonstrates that our proprietary technology and techniques, which we refer to as BestValue RoutingSM, are effective in enhancing the quality of voice and fax services delivered over the Internet. We actively manage ITXC.net with BestValue Routing to avoid congestion and select optimal routes.

   We have developed a reliable network by using the Internet for transport and our affiliates' local infrastructure for completing calls. We have used our early entrant status to deploy what we believe to be the broadest global network for Internet telephony. We believe that the scale of our network provides us with a significant advantage in increasing market share and introducing new services. In addition to our facilities in the U.S., our affiliates place and complete calls on our network in 112 international cities and operate 185 ITXC.net points of presence. Our affiliates and customers include Bell Atlantic, China Telecom, COLT Telecom, GTS, Interoute, Korea Telecom, Pacific Gateway Exchange and the Ameritech division of SBC. On a typical day, we originate traffic from over 30 countries and deliver it to more than 180 countries.

   In addition, we are developing products and services that we believe will strengthen our relationships with our customers and enable us to provide them with enhanced services. For example, in April 1999, we introduced a new proprietary device called a SNARCTM. This device allows our customers to access our network directly from their premises, which eliminates the costs of special traditional telephone connections dedicated to connecting with our network hubs and improves the economics of our services to them.

   In September 1999, we introduced our Borderless800SM service, which offers non-U.S. carrier affiliates no cost access to toll-free telephone numbers in the U.S.

   In December 1999, we commenced our first service offering as a voice application service provider. Our webtalkNOW! SM service allows Internet portals, Internet service providers and web sites to offer web-to-phone calling to their customers.

   We believe that data networks offer superior functionality to traditional telephone networks and that the Internet, when actively managed, will usually be the network of choice for both existing and enhanced voice and fax services. We believe that our early entrant status, our global network of affiliates and our experience in providing high quality voice communications over ITXC.net since April 1998 position us to take advantage of the convergence of these services and data networks including the Internet.

                                  Our Strategy

   Our goal is to be the leading provider of Internet-based voice and fax services. In order to achieve this goal we intend to:

    .  Exploit our early entrant status and worldwide network

    .  Rapidly expand ITXC.net by adding additional affiliates worldwide

    .  Capitalize on the cost advantages of the Internet

    .  Expand our role as a voice application service provider

    .  Establish ITXC.net as the standard for quality in our industry

    .  Provide our customers and affiliates with direct access to ITXC.net

    . Continue to provide leadership in the development of industry standards

    .  Deliver additional Internet voice services over ITXC.net

                              Recent Developments

   We have significantly expanded the global reach of ITXC.net since we completed our initial public offering, from 110 ITXC.net points of presence in 71 international cities in September 1999 to 185 ITXC.net points of presence in 112 international cities on January 31, 2000.

   We experienced substantial growth in revenue and minutes of traffic over ITXC.net during the quarter ended December 31, 1999. During this period, we generated revenue of $11.1 million and a loss from operations of $7.1 million as compared to revenue of $6.5 million and a loss from operations of $6.3 million for the quarter ended September 30, 1999. The number of minutes of traffic over ITXC.net increased from 42.5 million during the quarter ended September 30, 1999 to 72.0 million during the quarter ended December 31, 1999.

   In December 1999, we commenced our first service offering as a voice application service provider. Our webtalkNOW! service enables us to provide Internet portals, Internet service providers and web sites with an outsourced voice solution, including dialing software and global call completion over ITXC.net, thereby enabling these customers to offer their end-users real-time web-to-phone calling. We believe that our webtalkNOW! service capitalizes on the global reach and quality of ITXC.net as a platform for enhanced Internet-based voice services.

   Since September 1999, we have been providing our customers with global access to toll-free U.S. telephone numbers, which we call our Borderless800 service. This allows our customers to provide their non-U.S. subscribers no-charge or low charge access, over ITXC.net, to toll-free telephone numbers in the U.S. from telephones and fax machines around the world.

   In December 1999, we began installing ITXC-owned equipment called CRANS(TM) on selected affiliates' premises to connect them directly to the Internet for the purpose of terminating calls originated over ITXC.net. We generally use CRANS to rapidly add incumbent national carriers as affiliates and extend ITXC.net to their premises.

   Part of our expansion of the global reach of ITXC.net was due to our acquisition in November 1999 of contractual rights and software from OzEmail Interline Pty Limited, a wholly-owned Australian subsidiary of MCI WorldCom. As a result of the acquisition of those assets, we were able to add certain of OzEmail's call termination and origination affiliates to ITXC.net.

   In January 2000, we added Thomas J. Shoemaker to our management team as Executive Vice President of Business Development. Prior to joining us, Mr. Shoemaker had been President and Chief Executive Officer of Electric Schoolhouse, an Internet education company, and, prior to that, the Vice President responsible for AT&T's WorldNet Service. Mr. Shoemaker will be responsible for the development of our new Internet voice and fax services as well as opportunities to grow ITXC through the acquisition of existing businesses and complementary technologies.

                          Principal Executive Offices

   Our principal executive offices are located at 600 College Road East, Princeton, New Jersey 08540, and our telephone number is (609) 419-1500.

                                  The Offering

 Common stock offered by ITXC.................. 2,000,000 shares

 Common stock offered by selling stockholders.. 2,000,000 shares (1)

 Common stock outstanding after the offering... 38,193,386 shares (1)(2)

 Use of proceeds............................... We intend to use the net proceeds to purchase gateways,
                                                SNARCs, CRANS, software and
                                                other equipment used to expand
                                                the scope of our network and
                                                the nature of the services we
                                                provide, to increase our global
                                                sales and marketing presence,
                                                to develop, license or acquire
                                                software for our Internet voice
                                                service offerings, to fund the
                                                acquisition of complementary
                                                businesses and technologies, to
                                                support the continued
                                                development of any acquired
                                                businesses and for general
                                                corporate purposes. We cannot
                                                specify with certainty all of
                                                the particular uses for the net
                                                proceeds we will have upon
                                                completion of the offering. See
                                                "Use of Proceeds."

 Nasdaq National Market symbol................. "ITXC"

(1) Includes 217,190 shares underlying options held by selling stockholders which are expected to be exercised in connection with this offering.
(2) Based on share information as of January 31, 2000. See "Risk Factors" for information about additional shares which may be issued in the future, including those currently reserved for issuance.

                      Summary Consolidated Financial Data

   The following summary financial data for the period from our July 21, 1997 date of inception to December 31, 1997 and for the years ended December 31, 1998 and 1999 are derived from our audited consolidated financial statements. You should read the information that we have presented below in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Capitalization."

                             Period from
                            July 21, 1997
                         (date of inception)      Year ended
                                  to             December 31,
                             December 31,     ---------------------------
                                 1997           1998          1999
                         ---------------------------------  -------------
                          (in thousands, except per share data)
Statement of Operations
 Data:
Revenue.................       $        59    $      1,891  $      25,411
Total costs and
 expenses...............               706           9,189         46,365
Net loss................              (646)         (7,207)       (19,665)
Basic and diluted net
 loss per share
 applicable to common
 stockholders...........             (0.09)          (0.88)         (1.29)
Weighted average shares
 used in computation of
 basic and diluted net
 loss per share
 applicable to common
 stockholders...........             7,005           8,185         15,886
Pro forma basic and
 diluted net loss per
 share..................                             (0.45)         (0.69)
Weighted average shares
 used in computation of
 pro forma basic and
 diluted net loss per
 share..................                            16,155         28,526

                                                             As of December 31,
                                                                    1999
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                               (in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities............ $74,396  $241,773
Total assets................................................  99,862   267,239
Long-term obligations, including current portion............   5,493     5,493
Working capital.............................................  65,810   233,187
Total stockholders' equity..................................  80,366   247,744

--------

   When we completed our initial public offering on October 1, 1999, all of our outstanding preferred stock converted into common stock. The pro forma line items in the operating statement data presented above give effect to that conversion as if that conversion had occurred at the dates of issuance. The as adjusted column in the balance sheet data presented above reflects the sale of the 2,000,000 shares of common stock to be sold by us in this offering at an assumed public offering price of $88.19 per share, after deducting the estimated underwriting discounts and offering expenses payable by us.

   The following summary financial and operating data for our most recent four quarters have been derived in part from our unaudited consolidated financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Financial Information."

                                                   Three months ended
                                            -----------------------------------
                                                       June     Sept.    Dec.
                                            March 31,   30,      30,      31,
                                              1999     1999     1999     1999
                                            --------- -------  -------  -------
                                                     (in thousands)
Minutes of traffic over ITXC.net...........   11,077   24,493   42,513   72,024
                                             =======  =======  =======  =======
Revenue....................................  $ 3,118  $ 4,635  $ 6,549  $11,109
Total costs and expenses...................    6,128    9,107   12,876   18,254
Net loss...................................   (2,969)  (4,358)  (6,289)  (6,049)

                                  RISK FACTORS

   You should carefully consider the following factors as well as the other information in this prospectus before deciding to invest in shares of our common stock.

As a company with a limited operating history in a new and rapidly changing industry, it is difficult to predict our future growth and operating results.

   Our limited operating history makes predicting our future growth and operating results difficult. We were incorporated in Delaware in 1997 and began our first commercial service in April 1998. Our management team and other employees have worked at ITXC for only a short period of time. Before investing, you should consider the risks and uncertainties that an early stage company like ours will face in the new and rapidly evolving market for Internet-based voice services. Before investing, consider that we have not proven that we can:

    . maintain our current, and develop new, relationships with the unrelated third parties that complete voice and fax calls over our network, our affiliates, as well as with our customers;

    .  respond effectively to competitive pressures; and

    .  continue to develop and upgrade our network and technology.

If we cannot accomplish these goals, our business may not succeed.

We have not been profitable and expect future losses.

   To date, we have not been profitable. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. We have incurred significant losses since inception. We reported net losses of $0.6 million for the inception period from July 21, 1997 through December 31, 1997, $7.2 million for the year ended December 31, 1998 and $19.7 million for the year ended December 31, 1999. We expect to continue to incur significant losses for the foreseeable future. As of December 31, 1999, our accumulated deficit was $27.5 million. Our revenue may not grow or may not even continue at the current level. After 1999, we expect to recognize non-cash charges of approximately $10.2 million relating to non-cash compensation in connection with stock options that we granted prior to our initial public offering. Those charges will be expensed, generally over the next three to seven years, in connection with the underlying vesting periods of the options that were granted.

   In addition, we have issued 150,000 shares of our common stock in connection with the termination of our South American joint venture. The value of such shares, offset by the value of certain securities received in exchange, will be expensed. We expect that such charge will be reflected in our statement of operations for the quarter ending March 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Overview."

The growth of ITXC.net depends upon the growth of the Internet, which may not continue.

   The growth of ITXC.net depends on continued growth in the use of the Internet generally and on the growth in the use of the Internet through telephones and other devices, in addition to personal computers. Growth of the Internet may be inhibited by a number of factors, such as:

    .  quality of infrastructure;

    .  security concerns;

    .  technological failures, such as viruses;

    .  inconsistent quality of service; and

    .  lack of availability of cost-effective, high-speed service.

Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance or reliability may decline.

We are growing rapidly and effectively managing our growth may be difficult.

   Our business has grown rapidly in terms of customers, employees and the size of ITXC.net since our inception. This growth has placed a significant strain on our resources and systems which has resulted in fluctuations in our network expenses. Our business model depends on continued rapid growth which will put a further strain on our resources, systems and management. If we are not able to effectively manage our growth by implementing systems, expanding ITXC.net and hiring, training and managing employees, our ability to offer our services will be materially harmed.

Our business may be harmed because we rely on a third-party communications infrastructure over which we have no control.

   Our service could be disrupted, our reputation could be hurt and we could lose customers, if the quality and maintenance of the third-party communications infrastructure on which we rely suffers. This infrastructure, including the Internet, is used to carry our voice traffic between our customers and affiliates. We have no control over whether the infrastructure on which we rely will be adequately maintained by these third parties or whether these third parties are able to upgrade or improve their equipment and prevent it from becoming obsolete. If these third parties fail to maintain, upgrade or improve this equipment, our business may be materially harmed.

If we cannot maintain relationships with the few vendors of gateway equipment and software upon which ITXC.net depends, our network expenses could rise significantly.

   ITXC.net is currently configured to use gateway equipment and software which is primarily manufactured by four vendors, Cisco Systems, Clarent, Lucent Technologies and VocalTec Communications. A gateway is a computer server that translates voice and voice-related signaling back and forth between a traditional telephone network and a data network. Gateways provided by some of these vendors are not currently interoperable with each other. If we or our affiliates are unable to maintain current purchasing terms with Cisco, Clarent, Lucent and VocalTec, we will have to make significant technological modifications to ITXC.net which could raise our network expenses significantly and have a material adverse affect on our business, financial condition, operating results and future prospects.

Our network may not be able to handle increased traffic and a large number of simultaneous calls, which could hurt our reputation and result in a loss of customers.

   Our network relies on hardware and software that we or our affiliates have developed or acquired. We expect that our network traffic and volume of simultaneous calls will increase significantly. If the hardware and software used in our network cannot accommodate this additional volume, our reputation could be damaged and we could lose customers.

Failure to attract and retain affiliates and customers will harm our business.

   If we are unable to attract and retain affiliates and customers, the traffic on ITXC.net may not increase and we may not be able to increase our global reach. Our ability to attract and retain affiliates and customers will depend on a number of factors, including:

    . our ability to reach agreement with telecommunications companies, telephony resellers and Internet service providers regarding the terms and conditions applicable to our business relationship;

    . our success in marketing our services to potential new and existing affiliates and customers;

    .  pricing by traditional carriers;

    .  the rate at which we are able to deploy our network and services;

    . our ability to locate qualified foreign affiliates and call termination providers;

    .  consolidation in the telecommunications industry; and

    .  the quality of the customer and technical support we provide.

Our quarterly operating results may fluctuate and could fall below expectations of investors and industry analysts, resulting in a decline in our stock price.

   Our quarterly operating results have varied widely in the past and could fluctuate significantly in the future. Therefore, you should not rely on quarter-to-quarter comparisons for indications of future performance. Certain factors may influence our quarterly operating results, including:

    . the amount and timing of capital expenditures and other costs relating to the expansion of ITXC.net;

    . the introduction of new or enhanced services or changes in pricing policies by us or our competitors; and

    . economic conditions specific to the Internet or all or a portion of the technology sector.

If we cannot successfully address these factors, our operating results may fall below analyst and investor expectations and the price of our common stock could decline.

Our financial results and our operations could be materially adversely affected if it becomes necessary for us to discontinue relationships with customers who become unable to meet their payment obligations.

   During 1999, we discontinued service to four companies that had originated calls over ITXC.net because of their failure to meet their payment obligations. One of those companies was a substantial customer of ours. While we have not had difficulty in replacing that business with other traffic, and while we have fully reserved against or written-off the outstanding receivables from these firms as of December 31, 1999, our financial results and our operations could be materially adversely affected if other comparably situated customers experience similar difficulties in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our marketing efforts could be adversely affected if we do not lead the development of new interoperability standards.

   If we do not play a leadership role in the development of new interoperability standards, the perception that we are an industry leader could be jeopardized. We achieved that perception, in part, by leading the effort to develop the iNOW! initiative. A standard for the interoperability of Internet voice services and products other than iNOW! could emerge without our participation. If that happens, our marketing efforts could be adversely affected and it could take longer for us to deploy our network technology.

The lack of interoperability among hardware produced by different vendors may limit our ability to grow a worldwide, fully interoperable network.

   Unless an interoperability standard is widely adopted and used by manufacturers of gateways and other hardware, ITXC.net's growth will be limited. Our business model depends on the growth of ITXC.net. Without a widely adopted interoperability standard, terminators of voice traffic over the Internet will continue to be required to only accept voice traffic which was originated on gateways made by the same manufacturer as their terminating gateway.

   If the iNOW! interoperability initiative or another similar initiative is not widely adopted and implemented, our network may not grow and our business could be adversely affected.

Intense price competition and the nature of the calls that we place over ITXC.net may limit our revenues.

   Our revenues are not solely tied to the number of minutes of calls that are placed over ITXC.net. Intense competition could reduce the prices that we charge for our services. In addition, our revenues are affected by the types of calls placed over ITXC.net. Calls placed over certain routes or to certain termination points may generate less revenue than calls of a similar duration made over different routes or to different termination points.

Intense price competition could reduce the demand for our service.

   We may not be able to compete successfully in the developing Internet telephony market. Many of our competitors are larger than us and have substantially greater financial resources than we do. The market for our services has been extremely competitive and is expected to be so for the foreseeable future. Internet protocol and Internet telephony service providers such as AT&T Global Clearinghouse, iBasis and GRIC and the wholesale divisions of Net2Phone and deltathree.com route traffic to destinations worldwide and compete directly with us. Other Internet telephony service providers focus on a retail customer base and may in the future compete with us. In addition, major telecommunications companies, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have entered or plan to enter the Internet telephony market. See "Our Business--Competition."

If we are unable to keep up with rapid technological change in our industry in a cost-effective manner, our revenues will decrease.

   The market we serve, the market for voice services over the Internet, is characterized by rapid technological developments, evolving industry standards and customer demands and frequent new services announcements, such as new hardware and software entrants and releases. In order for us to remain competitive and continue positive growth of our business and increase the use of our network, we must respond to these developments quickly and in a cost-effective manner. If we fail to respond in this manner, our technology could become obsolete, our customers will choose other alternatives to transmit their traffic and our revenues will decrease.

We may need additional capital in the future to expand ITXC.net and it may not be available on acceptable terms or at all, which could force us to curtail or cease our operations.

   The development of our business depends on our ability to expand the global reach of ITXC.net. The net proceeds of our initial public offering and this offering and our cash flow from operations could be insufficient to expand ITXC.net to meet future customer demands. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs. We may require significant additional capital in the future which may not be available on terms acceptable to us or at all. If we cannot raise adequate capital on acceptable terms, we may be forced to restrict the growth of ITXC.net, we may not be able to attract new affiliates and we may have to curtail or cease our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Foreign political and economic instability could harm our ability to maintain a global presence.

   A key component of our business plan is our global network of affiliates. Our ability to maintain and expand our global reach may be harmed by foreign political and economic instability. Before investing, consider that the following factors may inhibit our ability to maintain and expand our global presence:

    .  potentially longer payment cycles outside of the U.S.;
    . difficulty in collecting accounts receivable from foreign affiliates;
    .  weaknesses in particular foreign economies;
    .  changes in diplomatic and trade relationships;
    .  foreign taxes; and
    . the economic and administrative burdens of complying with a variety of foreign laws, trade standards, tariffs and trade barriers.

Damage to our systems and network could interrupt our service and result in reduced revenue and harm to our reputation.

   Our operations are dependent on our ability to maintain the components of ITXC.net and our other computer and telecommunications systems in effective working order. In addition, our systems may be damaged by natural disasters, equipment failure or intentional acts of vandalism. If we fail to safeguard our systems and network and experience frequent or long system delays or interruptions, we may not be able to provide our service in a consistent and cost-effective manner--which will result in reduced revenue and harm to our reputation.

Our proprietary rights may be difficult to protect.

   Our efforts to protect our intellectual property rights through patent, copyright, trademark and trade secret laws in the U.S. and in other countries may not prevent misappropriation, and our failure to protect our proprietary rights could materially adversely affect our business, financial condition, operating results and future prospects.

   A third party could, without authorization, copy or otherwise appropriate our proprietary network information. Our agreements with employees and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors. See "Our Business--Proprietary Rights."

Acquisitions may disrupt our business, divert the attention of our management and require significant capital infusions.

   Our industry is characterized by growth through acquisitions. To compete effectively, we expect to make investments in complementary companies, technologies or assets and may consider a number of acquisitions, significant and otherwise, at any one time. Acquisitions could disrupt our ongoing business, distract the attention of our small number of senior managers, make it difficult to maintain our network and operational standards, controls and procedures and subject us to risks that are different, in nature and magnitude, than the risks we currently face.

   We also may not be able to successfully integrate the services, products and personnel of any acquisition into our operations. We may be required to incur a significant amount of debt or issue a significant number of equity securities, which may dilute your equity interest substantially, to pay for acquisitions and may be required to invest a substantial amount of cash to support the further development of any companies that we may acquire. Our acquisitions may not result in any return, or a sufficient return, on our investment and we may lose all or a substantial portion of our investment.

Our success is dependent on the continued service of our key management and technical personnel.

   Our future success depends, in part, on the continued service of our key management and technical personnel, including Tom I. Evslin, Edward B. Jordan, John G. Musci and Thomas J. Shoemaker, four of our senior executive officers. If any of those individuals were unable or unwilling to continue in their present positions, our business, financial condition, operating results and future prospects could be materially adversely affected. We do not carry key person life insurance on our personnel and only Messrs. Evslin, Musci and Shoemaker have employment agreements.

We may have difficulty attracting and retaining the skilled employees we need to execute our growth plan.

   From time to time we have experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees. Our future success depends on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for employees in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future.

Future government regulation and legal uncertainties could affect our ability to provide our services.

   Our business, financial condition, operating results and future prospects could be materially adversely affected if Congress, the Federal Communications Commission, state regulatory authorities, foreign governments or other bodies begin to regulate or, in the case of certain foreign governments, prohibit Internet telephony.

   United States. Although our services are not currently actively regulated by the FCC, aspects of our operations may be subject to state or federal regulation in the future. Increased regulation of the Internet may slow its growth, and impact our cost of providing our service over the Internet. In addition, the FCC may in the future impose surcharges or other regulations upon us which could materially adversely affect our business, financial condition, operating results and future prospects.

   International. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more foreign countries could materially adversely affect our business, financial condition, operating results and future prospects.

   Our failure to qualify to do business in a foreign jurisdiction in which we are required to do so or to comply with foreign laws and regulations could harm our ability to conduct international operations.

   Our customers and affiliates may also currently be, or in the future may become, subject to requirements to qualify to do business in a particular foreign country, to otherwise comply with regulations, including requirements to obtain authorization, or to cease from conducting their business as conducted in that foreign country. We cannot be certain that our customers and affiliates either are currently in compliance with any such requirements, will be able to comply with any such requirements, and/or will continue in compliance with any such requirements. The failure of our customers and affiliates to comply with such requirements could materially adversely affect our business, financial condition, operating results and future prospects.

   Additionally, it is possible that laws--new or already in existence--may be applied by the U.S. and/or other countries to transport services provided over the Internet, including laws governing:

    .  sales and other taxes;

    .  user privacy;

    .  pricing controls;

    .  characteristics and quality of products and services;

    .  consumer protection;

    . cross-border commerce, including laws that would impose tariffs, duties and other import restrictions; and

    . other claims based on the nature and content of Internet materials, including claims of defamation, negligence and the failure to meet necessary obligations.

If such laws are applied to our services, our ability to conduct our business could be materially adversely affected.

The beneficial ownership of a significant amount of our common stock by our directors and officers could delay or prevent a change in control of ITXC.

   The concentrated beneficial ownership of our common stock could delay or prevent a change in control of ITXC that might otherwise be beneficial to you. Immediately after the closing of this offering, our executive officers and directors and their respective affiliates will beneficially own approximately 49% of our outstanding common stock. Accordingly, these stockholders will be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations.

We have broad discretion in the use of the proceeds of our initial public offering and this offering and may not use them effectively.

   We have only specified how our management intends to use $41.7 million of the net proceeds from our initial public offering and $100 million of the net proceeds to us from this offering. We cannot specify with certainty how our management will use the remaining net proceeds. Our management will have broad discretion in the application of proceeds and the timing of the expenditure of all of the net proceeds of our initial public offering and this offering. If our management fails to apply those proceeds effectively, we may not be successful in expanding ITXC.net and growing our business and revenues.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

   Provisions of our certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger or acquisition that you may consider favorable. These provisions of our certificate of incorporation and by-laws:

    . establish a classified board of directors in which only a portion of the total number of directors will be elected at each annual meeting;

    .  authorize the board to issue preferred stock;

    .  prohibit cumulative voting in the election of directors;

    .  limit the persons who may call special meetings of stockholders;

    .  prohibit stockholder action by written consent; and

    . establish advance notice requirements for nominations for the election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

The sale of a substantial number of shares of our common stock after this offering may adversely affect our stock price.

   A substantial amount of our common stock is held by stockholders who have agreed not to sell their shares until at least 90 days after this offering. Other stockholders, who are not selling stockholders in this offering, agreed at the time of our initial public offering not to sell their shares until March 25, 2000. After these restrictions expire or if these restrictions are waived by the underwriters, those holders could decide to sell some or all of their shares.

   The market price of our common stock could decline as a result of sales of substantial amounts of common stock in the public market after this offering or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time when, and at a price which, we deem appropriate.

You will experience an immediate and substantial dilution if you purchase common stock in this offering.

   The public offering price will be substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, to the extent that outstanding options and warrants to purchase common stock are exercised, there could be substantial additional dilution. See "Dilution."

You will experience dilution when we issue the additional shares of common stock that we are permitted or required to issue under options, warrants and our employee stock purchase plan.

   You should be aware that we are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock that will be outstanding after this offering. If and when we issue these shares, the percentage of the common stock you own will be diluted. The following is a summary of additional shares of common stock that we have currently reserved for issuance as of January 31, 2000:

    . 8,000,954 shares are issuable upon the exercise of options or other benefits under our stock incentive plan, consisting of:

      . outstanding options to purchase 5,561,130 shares at a weighted average exercise price of $4.83 per share, of which options covering 750,485 shares were exercisable as of January 31, 2000; and

      . 2,439,824 shares available for future awards after January 31, 2000;

    . 879,766 shares are issuable upon the exercise of outstanding warrants at a weighted average exercise price of $.85 per share; and

    .  858,164 shares are issuable under our employee stock purchase plan.

   For a description of our stock incentive plan and our employee stock purchase plan, see "Executive Compensation--1998 Incentive Stock Option Plan" and "Executive Compensation--Employee Stock Purchase Plan."

The stock prices of Internet-related companies such as ours are highly volatile and could drop unexpectedly resulting in costly litigation and harm to our business.

   The market price of our common stock is subject to significant fluctuations. Many companies in our industry have been the subject of class action litigation by investors following periods of volatility in the price of their publicly traded securities. If the market value of our common stock experiences adverse fluctuations, and we become the subject of this type of litigation, regardless of the outcome, we will incur substantial legal costs. In addition, this type of litigation may strain our resources and divert management attention, causing our business to suffer.

                           FORWARD-LOOKING STATEMENTS

   Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors consist primarily of the risks identified under the caption "Risk Factors."

                                USE OF PROCEEDS

   We estimate that the net proceeds to ITXC from the offering will be approximately $167.4 million, or $192.6 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $88.19 per share and after deducting the estimated underwriting discounts and offering expenses.

   We estimate that:

  .  approximately $100 million of the net proceeds will be used to:

    . purchase and deploy gateways, SNARCs, CRANS, software and other equipment that we will install to expand the scope of our network and the nature of the services that we provide;

    .  expand our global sales and marketing presence; and

    . develop, license or acquire software for our Internet voice service offerings; and

  . the balance of the net proceeds will be used for general corporate purposes, including to finance acquisitions and support the continued development of acquired businesses.

   The actual amounts may vary due to:

  .  the status of our efforts to develop new services;

  .  the demands placed upon our existing technology;

  .  the market response to our business initiatives;

  .  our need to respond to technological and competitive developments; and

  .  the types of acquisition opportunities that we pursue.

   Pending such uses, we intend to invest the net proceeds in direct or guaranteed obligations of the U.S., interest-bearing, investment-grade instruments or certificates of deposit.

   Since we cannot specify with certainty the precise manner in which the net proceeds will be allocated, our management will have broad discretion in the application of the net proceeds.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors the board of directors deems relevant. In addition, our credit agreement restricts our ability to declare and pay dividends without the consent of our lender.

                       MARKET PRICE FOR OUR COMMON STOCK

   Our common stock has traded on the NASDAQ National Market under the symbol ITXC since September 28, 1999. The following table sets forth the per share range of high and low closing sales prices of our common stock for the periods indicated:

                                                                     High   Low
                                                                     ($)    ($)
                                                                    ------ -----
Year ended December 31, 1999:
  Third quarter (September 28-30 only).............................  32.25 28.25
  Fourth quarter...................................................  49.00 27.00

Year ending December 31, 2000:
  First quarter (through February 15, 2000)........................ 119.75 36.94

   On February 15, 2000, the last reported sale price for our common stock on the NASDAQ National Market was $88.19 per share. The market price for our stock is highly volatile and fluctuates in response to a wide variety of factors. See "Risk Factors--The stock prices of Internet-related companies such as ours are highly volatile and could drop unexpectedly resulting in costly litigation and harm to our business."

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents, short-term debt and capitalization as of December 31, 1999. This information is presented:

  .  on an actual basis; and

  . as adjusted to reflect our receipt of the estimated net proceeds from the sale of 2,000,000 shares of common stock offered by ITXC in this offering at an assumed public offering price of $88.19 per share and after deducting the estimated underwriting discounts and offering expenses.

   Please read the capitalization table together with the sections of this prospectus entitled "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included in this prospectus.

                                                    As of December 31, 1999
                                                    ---------------------------
                                                     Actual       As Adjusted
                                                    -----------  --------------
                                                        (in thousands)
Cash, cash equivalents and marketable securities... $    74,396   $    241,773
                                                    ===========   ============
Equipment note payable.............................       1,723          1,723
Capital lease obligations, less current portion....       2,149          2,149
Stockholders' equity:
  Preferred stock, $0.001 par value; 15,000,000
   shares authorized; no shares issued and
   outstanding.....................................         --             --
  Common stock, $0.001 par value; 67,500,000 shares
   authorized; 35,816,401 shares issued and
   outstanding; 38,033,591 shares issued and
   outstanding as adjusted(1)......................          36             38
  Additional paid-in capital.......................     118,089        285,465
  Deferred employee compensation...................     (10,241)       (10,241)
  Accumulated deficit..............................     (27,518)       (27,518)
                                                    -----------   ------------
  Total stockholders' equity.......................      80,366        247,744
                                                    -----------   ------------
Total capitalization............................... $    84,238   $    251,616
                                                    ===========   ============

--------
(1) The shares issued and outstanding as adjusted include the 2,000,000 shares to be sold by ITXC in this offering and the 217,190 shares to be issued upon the exercise of stock options by selling stockholders in connection with this offering.

   The table above does not reflect the proceeds to ITXC from the exercise of options by the selling stockholders or others after December 31, 1999.

                                    DILUTION

   As of December 31, 1999, our net tangible book value was $76.8 million, or $2.14 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of December 31, 1999, our net tangible book value, as adjusted for the sale of 2,000,000 shares offered in this offering by ITXC at an assumed public offering price of $88.19 per share, and after deducting the estimated underwriting discounts and offering expenses, would have been $6.46 per share of common stock. This represents an immediate increase of $4.32 per share to existing stockholders and an immediate dilution of $81.73 per share to new investors. The following table illustrates this per share dilution:

                                                                          Per
                                                                         Share
                                                                         ------
Assumed public offering price per share................................. $88.19
Net tangible book value per share as of December 31, 1999....... $  2.14
Increase per share attributable to new investors ............... $  4.32
                                                                 -------
Pro forma net tangible book value per share after this offering.........   6.46
                                                                         ------
Dilution per share to new investors..................................... $81.73
                                                                         ======

   The following table sets forth, as of December 31, 1999, the number of shares of common stock purchased from ITXC, the total consideration contributed and the average price per share contributed by existing stockholders and by new investors who purchase shares of our common stock in this offering. The following table assumes the issuance by ITXC of 2,000,000 shares in this offering at an assumed public offering price of $88.19 per share, before deducting the estimated underwriting discounts and offering expenses.

                              Shares Purchased         Total Consideration
                             ------------------- -------------------------------
                                        Percent               Percent   Average
                                         After                 After     Price
                               Number   Offering    Amount    Offering Per Share
                             ---------- -------- ------------ -------- ---------
   Existing stockholders.... 35,816,401    95%   $113,012,146    39%    $ 3.16
   New investors............  2,000,000     5     176,376,000    61      88.19
                             ----------   ---    ------------   ---
   Total.................... 37,816,401   100%   $289,388,146   100%
                             ==========   ===    ============   ===

   The tables above do not reflect the issuance of shares upon, nor the proceeds to ITXC from, the exercise of options by the selling stockholders or others after December 31, 1999.

                       SELECTED HISTORICAL FINANCIAL DATA

   The following selected financial data for the period from July 21, 1997, our date of inception, to December 31, 1997 and for the years ended December 31, 1998 and 1999 are derived from our audited consolidated financial statements. You should read the information that we have presented below in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

                                    Period from
                                   July 21, 1997
                                      (date of
                                   inception) to
                                    December 31,
                                        1997        Year ended December
                                  ------------------        31,
                                                      1998          1999
                                                   ------------  -------------
                                   (in thousands, except per share data)
Operating Data:
Revenue:
  Telecommunications revenue....     $       --    $      1,238  $      24,423
  Consulting revenue............              59            653            988
                                     -----------   ------------  -------------
Total revenue...................              59          1,891         25,411
Cost and expenses:
  Data communications and
   telecommunications...........             --           2,017         23,095
  Cost of consulting revenue....             --             192            --
  Network operations............             --           1,321          3,219
  Selling, general and
   administrative...............             701          5,120         14,778
  Depreciation and
   amortization.................               5            345          2,556
  Non-cash employee
   compensation.................             --             194          2,716
                                     -----------   ------------  -------------
Total costs and expenses........             706          9,189         46,365
                                     -----------   ------------  -------------
Loss from operations............            (647)        (7,298)       (20,953)
Interest income, net............               1             91          1,289
                                     -----------   ------------  -------------
Net loss........................            (646)        (7,207)       (19,665)
Accretion of redemption value of
 mandatorily redeemable
 convertible preferred stock....             --             (14)          (773)
                                     -----------   ------------  -------------
Net loss applicable to common
 stockholders...................     $      (646)  $     (7,222) $     (20,438)
                                     ===========   ============  =============
Basic and diluted net loss per
 share applicable to common
 stockholders...................     $     (0.09)  $      (0.88) $       (1.29)
                                     ===========   ============  =============
Weighted average shares used in
 computation of basic and
 diluted net
 loss per share applicable to
 common stockholders............           7,005          8,185         15,886
Pro forma basic and diluted net
 loss per share.................                   $      (0.45) $       (0.69)
                                                   ============  =============
Weighted average shares used in
 computation of pro forma basic
 and diluted net loss per
 share..........................                         16,155         28,526
                                            As of December 31,
                                        1997          1998          1999
                                  -----------------------------  -------------
Balance Sheet Data:
Cash, cash equivalents and
 marketable securities..........     $       498   $      4,171  $      74,396
Total assets....................             795          7,834         99,862
Long-term obligations, including
 current portion................                          1,437          5,493
Working capital.................            (227)         2,069         65,810
Redeemable preferred stock......             --           9,867            --
Total stockholders' equity
 (deficit)......................              52         (6,118)        80,366

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We are a leading global provider of Internet-based voice and fax services. From our inception in July 1997 through April 1998, our operating activities were focused primarily on:

  . developing monitoring and analysis software to enable us to efficiently and cost effectively route voice over the Internet which we refer to as BestValue Routing;

  . developing relationships with affiliates throughout the world to increase the global reach of ITXC.net;

  . developing additional business strategies to supplement our affiliate network; and

  .  hiring our initial employee group.

   In April 1998, we launched our first service delivered over ITXC.net--our WWeXchange service. Our operations since that time have included:

  . increasing our voice traffic, from 2,746 minutes during April 1998 to approximately 72.0 million minutes during the quarter ended December 31, 1999;

  . refining our monitoring and analysis software in order to achieve BestValue Routing;

  . expanding our affiliate network to 107 affiliates at January 31, 2000 and increasing the global reach of ITXC.net; and

  . increasing our employee headcount, from 29 employees on April 1, 1998 to 129 employees on January 31, 2000.

   Our primary sources of revenue have been the fees that we receive from customers for terminating calls that they have originated on the Internet.

   To date, our revenue for terminating calls over ITXC.net has depended primarily upon the following factors:

  . the volume of voice traffic carried over ITXC.net, which is measured in terms of minutes of voice traffic;

  . the mix of voice traffic carried over ITXC.net, which reflects the fact that calls made over certain routes will generate greater revenues than calls of a similar duration made over other routes; and

  .  pricing pressures resulting from competitive conditions in our markets.

   Increased competition from other providers of Internet telephony services and traditional telephony services could materially adversely affect revenues in future periods.

   We have also received consulting revenue derived from a market trial agreement that we entered into with a third-party shortly after our inception in order to generate funds to sustain operations. Under that agreement, we earned a portion of the revenue ratably over the term of the agreement and the remainder of the revenue as we met specific milestones. We do not consider it likely that consulting revenue will continue beyond the year ended December 31, 1999.

   To date, we have derived a significant portion of our revenue from a small number of customers. The loss of a major customer could have a material adverse effect on our business, financial condition, operating results and future prospects.

   Our operating expenses have been primarily:

  . Data Communications and Telecommunications Expenses. Internet-related expenses, consisting primarily of:

    . costs associated with sending voice traffic over the Internet, primarily fees that we pay to our affiliates to terminate or assist us in terminating calls, fees that we pay when we find it necessary to utilize the traditional telephone network or private data networks to terminate calls and expenses incurred in connecting our customers to our network; these expenses are largely proportional to the volume of voice traffic carried over our network; and

    . costs associated with buying Internet access at ITXC-operated locations; these costs are largely proportional to the bandwidth of access acquired and do not typically vary based upon volume of voice traffic until additional bandwidth would need to be acquired.

  . Network Operations Expenses. Expenses associated with operating the network, consisting primarily of the salaries, payroll taxes and benefits that we pay for those employees directly involved in the operation of ITXC.net and related expenses.

  . Selling, General and Administrative Expenses. There are three components of selling, general and administrative expenses, consisting of the following:

    . Sales and Marketing Expenses. Expenses relating to the salaries, payroll taxes, benefits and commissions that we pay for sales personnel and expenses associated with the development and implementation of our promotion and marketing campaigns. We anticipate that sales and marketing expenses will increase in the future as we expand our internal sales force, hire additional marketing personnel and increase expenditures for promotion and marketing. We expect that such expenses will also increase as telecommunications revenue increases.

    . Development Expenses. Salary, payroll tax and benefit expenses that we pay for employees and consultants who work on the development of our network management approaches and future applications of our technology. We believe that investing in the enhancement of our technology is critical to our future success. We expect that our development expenses will increase in future periods, based upon various factors, including:

      .  the importance to us of BestValue Routing;

      .  the pace of technological change in our industry; and

      .  our goal of expanding the applications of our technology.

    . General and Administrative Expenses. Salary, payroll tax and benefit expenses and related costs for general corporate functions, including executive management, administration, facilities, information technology and human resources. We expect that general and administrative expenses will increase in the future as we hire additional personnel and incur additional costs related to the growth of our business and operations. In addition, we expect to expand our facilities and incur associated expenses to support our anticipated growth.

  . Non-cash Employee Compensation Expenses. Non-cash employee compensation represents compensation expense incurred in connection with the grant of certain stock options to our employees with exercise prices less than the fair value of our common stock at the respective dates of grant. During 1999, but prior to our initial public offering, we granted options to purchase 3,413,500 shares of our common stock at exercise prices equal to or less than fair value, resulting in non-cash charges of approximately $12.4 million. Such charges will be expensed, generally over the next three to seven years, in connection with the underlying vesting periods of the options granted.

   We believe that the services we provide over the Internet are not currently actively regulated in the U.S. Several efforts have been made, however, to enact federal legislation that would regulate certain aspects of the Internet. If adopted, such legislation could increase our costs significantly and could materially adversely affect our business, operating results, financial condition and future prospects. See "Our Business--Government Regulation."

   As ITXC.net continues to grow, we anticipate that from time to time our operating expenses may increase on a per minute basis. This increase is related to our decision to route additional traffic over the traditional telephone network or private data networks in order to maintain quality transmissions during relatively short periods of time as we transition our network to increased levels of capacity. During these periods, we occasionally experience reductions in volume from certain customers. Historically, we have satisfactorily resolved these transition issues. However, we anticipate that in the future other anticipated or unanticipated operating problems associated with the growth of ITXC.net may develop.

   Since our inception in July 1997, we have experienced operating losses in each quarterly and annual period and negative cash flows from operations in each quarter since we commenced offering services over ITXC.net in April 1998. As of December 31, 1999, we had an accumulated deficit of $27.5 million. The profit potential of our business is unproven, and our limited operating history makes an evaluation of us and our prospects difficult. We may not achieve profitability or, if we achieve profitability, we might not sustain profitability. See "Risk Factors."

   In February 2000, we recast our relationship with our partner in our South American joint venture. We issued 150,000 shares of our common stock for: (1) equity in a private affiliate of our joint venture partner; (2) a termination of the puts and calls which previously could have required substantial cash or equity outlays by us and;
(3) certain contractual commitments by the parties. As part of that transaction, we terminated our joint venture agreement and the license agreement that we previously furnished to the joint venture. However, we do not anticipate a material change in our service to the carriers in the territory previously serviced by the joint venture, since the new arrangement contemplates the continuation of service to those carriers.

   From an accounting perspective, we will be required to expense the difference between the value of our 150,000 shares and the equity we received. We anticipate that such charge will be between approximately $7 million and approximately $10 million. This accounting charge will be reflected in our statement of operations for the quarter ending March 31, 2000.


Results of Operations

   Revenue

   We did not receive any revenue for terminating calls during our inception period from July 21, 1997 through December 31, 1997 or during the quarter ended March 31, 1998. Our telecommunications revenue for the years ended December 31, 1998 and 1999 was $1.2 million and $24.4 million, respectively. We were able to achieve this increase despite our decision to terminate services to certain customers. See "--Selling, General and Administrative Expenses."

   Our consulting revenue increased from $59,000 during the inception period to $653,000 and $988,000 during the years ended December 31, 1998 and 1999, respectively. Our periodic receipt of consulting revenues reflected the accomplishment of various performance requirements under our market trial agreement. We do not expect to earn substantial consulting revenue in subsequent periods.

   Operating Expenses

   Data Communications and Telecommunications Expenses. We did not incur data communications and telecommunications expenses until we began providing service over ITXC.net in April 1998. During the year ended December 31, 1998, such expenses amounted to $2.0 million, as compared to telecommunications revenue of $1.2 million during that period. During the initial period of operations, it was necessary for us to rely upon the traditional telephone network and private data networks more than we currently do, since we had fewer affiliates at that time. We also had not reached a point where significant economies of scale could be realized. During the year ended December 31, 1999, such expenses amounted to $23.1 million, compared to telecommunications revenue of $24.4 million.

   Cost of Consulting Revenue. We did not incur any expenses under our market trial agreement during any of the periods described in this prospectus other than the year ended December 31, 1998. During that period, the cost of consulting revenue amounted to $192,000, representing 29% of consulting revenue. During 1999, we were only required to present an update report.

   Network Operations Expenses. We did not incur any network operations expenses during the inception period. Network operations expenses increased from $1.3 million during the year ended December 31, 1998 to $3.2 million during the year ended December 31, 1999. Expenses during the earlier period, representing 107% of our telecommunications revenue, were incurred in preparing for the implementation of our WWeXchange service in April 1998 and in the initial delivery of that service. During the latter period, such expenses primarily reflected the cost of operating the Company's 24-hours-a-day, 7-days-a-week network operations center and represented 13% of telecommunications revenue. In general, network operations expenses are not proportional to the volume of our traffic; regardless of our volume, we are required to pay the salaries and related costs associated with operating our network operations center.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $701,000 during the inception period to $5.1 million during the year ended December 31, 1998 and $14.8 million during the year ended December 31, 1999. The increase from the inception period to the following year reflected (1) enhanced sales and marketing efforts that we undertook once our network was operating, (2) growth in our sales and marketing staffs, (3) commissions paid on the telecommunications revenue that we generated during the year ended December 31, 1998, (4) our hiring of employees and engaging of consultants for development tasks during the year ended December 31, 1998 and (5) a substantial increase in the number of general and administrative personnel hired to support our growth. The 1999 increase reflected further expansion in our sales and marketing efforts, commissions paid on increased revenue levels, expanded development efforts and a further increase in general and administrative staff in response to our continued growth.

   The increase in selling, general and administrative expenses during 1999 also included charges of $2.6 million representing additional accounts receivable reserves and write-offs. These charges reflect general industry trends and the discontinuance of service to certain significant customers because of their failure to meet their payment obligations. We do not expect any material revenue impact from these actions. Such expectation represents a forward-looking statement under the Private Securities Litigation Reform Act of 1995. Actual results could differ from such expectation as a result of a number of factors, including the extent to which we are able to attract new customers to ITXC.net, the extent to which we are able to expand the utilization of ITXC.net by other existing customers, our capacity constraints and the mix of traffic that we carry in future periods.

   Non-cash Employee Compensation Expenses. Non-cash employee compensation expense increased from $194,000 during the year ended December 31, 1998 to $2.7 million during the year ended December 31, 1999, representing amortization of deferred compensation incurred in connection with the grant of options at exercise prices less than fair value. There was no non-cash employee compensation expense during the inception period.

   Interest Income, Net

   Our interest income, net principally represents income from cash and investments which, in turn, were derived from capital contributions made by our investors. In addition to the capital invested near the inception of our business, we raised net proceeds of $9.9 million and $14.9 million from a group of investors in private transactions completed during April 1998 and February 1999, respectively, and we raised net proceeds of $78.4 million from our initial public offering completed on October 1, 1999. During the year ended December 31, 1998, interest generated from capital contributions exceeded by $91,000 the interest that we paid on our line of credit and non-cash interest related to the issuance of common stock warrants in connection with bridge financing provided by two officers. During the year ended December 31, 1999, the interest on our marketable securities, including the interest earned on the proceeds from our initial public offering, exceeded the interest that we paid on our line of credit by $1.3 million. Interest income, net is expected to increase as a result of our initial public offering and this offering.

   Loss From Operations

   We incurred operating losses of $647,000, $7.3 million and $21.0 million during the inception period and the years ended December 31, 1998 and 1999, respectively. We do not consider these amounts to be comparable, since the first amount reflected operations prior to the introduction of services over our network, the second amount reflected our active operation of our network during our initial period of operations and only the third amount represented a full year of operations. We anticipate that we will incur additional operating and net losses in the future. The amount of these losses may exceed the amount of the losses that we have incurred in prior periods.

Quarterly Financial Information

   The following table sets forth certain operating data and consolidated statements of operations data for our most recent four quarters. The financial information has been derived from our unaudited consolidated financial statements. In our management's opinion, this unaudited financial information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                   Three Months Ended
                                          --------------------------------------
                                          March 31, June 30,  Sept. 30, Dec. 31,
                                            1999      1999      1999      1999
                                          --------- --------  --------- --------
                                                     (in thousands)
Minutes of traffic over ITXC.net.........   11,077   24,493     42,513   72,024
                                           =======  =======    =======  =======
Revenue:
  Telecommunications revenue.............  $ 2,429  $ 4,335    $ 6,549  $11,109
  Consulting revenue.....................      688      300        --       --
                                           -------  -------    -------  -------

Total revenue............................    3,118    4,635      6,549   11,109
Costs and expenses:
  Data communications and
   telecommunications....................    2,528    4,362      6,242    9,963
  Network operations.....................      546      736        882    1,054
  Sales, general and administrative......    2,558    3,117      4,031    5,072
  Depreciation and amortization..........      278      421        655    1,203
  Non-cash employee compensation.........      217      471      1,066      962
                                           -------  -------    -------  -------
Total costs and expenses.................    6,128    9,107     12,876   18,254
                                           -------  -------    -------  -------
Loss from operations.....................   (3,010)  (4,472)    (6,327)  (7,145)
Interest income, net.....................       41      114         37    1,096
                                           -------  -------    -------  -------
Net loss.................................  $(2,969) $(4,358)   $(6,289) $(6,049)
                                           =======  =======    =======  =======

Liquidity and Capital Resources

   Since our inception in July 1997, we have financed our operations primarily through equity offerings and, to a lesser extent, through equipment financing, and for the period after June 30, 1999, through capital leases. As of December 31, 1999, we had $74.4 million in cash, cash equivalents and marketable securities.

   Net cash provided by financing activities was $0.5 million for the inception period in 1997, $11.0 million for the year ended December 31, 1998 and $93.6 million for the year ended December 31, 1999 and was primarily attributable to net proceeds from the issuance of our capital stock.

   Net cash provided by operating activities was negligible for the inception period. Net cash used in operating activities amounted to $5.3 million and $16.2 million for the years ended December 31, 1998 and 1999, respectively. Cash used in operating activities in both of these periods was primarily the result of net operating losses and increased accounts receivable, partially offset by increases in accounts payable and accrued liabilities.

   Net cash used in investing activities was negligible for the inception period, $2.3 million for the year ended December 31, 1998 and $32.4 million for the year ended December 31, 1999. Cash used in investing activities was primarily related to the purchases of property and equipment and purchases of investments with the proceeds of our initial public offering.

   As of December 31, 1999, our principal commitments consisted of obligations outstanding under operating and capital leases. At that date, future minimum payments for non-cancelable leases includes required payments of $2.8 million during 2000 and $6.1 million for years after 2000 under all leases. We anticipate a substantial increase in capital expenditures and lease commitments consistent with the anticipated growth in operations, infrastructure and personnel.

   We maintain a credit agreement (which has been recently amended and restated) that provides a committed line of credit from a financial institution in the aggregate amount of $10.0 million. We are permitted to use any portion of that commitment under a revolving line of credit for working capital or under an equipment sub-line for the purchase of certain capital equipment and related software. This credit agreement is collateralized by substantially all of our assets. We are permitted to borrow under the credit agreement until February 2001. At that time, we must repay the outstanding working capital loans unless that revolving line is extended. Loans outstanding under the equipment sub-line are due and payable 36 months after the final draw under the equipment sub-line.

   Interest accrues at a floating rate per annum equal to the higher of our lender's published prime rate and the weighted average federal funds rate available to our lender plus 0.5%.

   The credit agreement contains customary financial and other covenants and may be terminated by our lender 45 days after the occurrence of certain mergers, acquisitions and investments. As of December 31, 1999, we were in compliance with all of the covenants under our credit agreement, except for one covenant regulating the amount of our vendor financing, which covenant has been amended and our non-compliance waived. We expect that we will be able to comply with all existing covenants for at least the next twelve months.

   We have arranged for financing in the ordinary course for gateway equipment, switching equipment and general office equipment, from vendors such as Lucent, Excel and Cisco. See note 10 to our consolidated financial statement contained elsewhere in this prospectus.

   Our capital requirements depend on numerous factors, including market acceptance of our services, the responses of our competitors, the resources allocated to ITXC.net and the development of future applications of our technology, our success in marketing and selling our services, and other factors. We have experienced substantial increases in our capital expenditures since our inception, consistent with growth in our operations and staffing, and we anticipate that our capital expenditures will continue to increase in the future.

Additionally, we will evaluate possible acquisitions of, or investments in, complementary businesses, technologies or services and plan to expand our sales and marketing programs. Any such possible acquisition may be material and may require us to incur a significant amount of debt or issue a significant number of equity securities. Further, any businesses that we acquire will likely have their own capital needs, which may be significant, which we would be called upon to satisfy independent of the acquisition price. We currently believe that our available cash equivalents, combined with the net proceeds to us from this offering, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. This statement represents a forward-looking statement under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from our expectations. We may need to raise additional funds in order to fund more rapid expansion, to develop new or enhance existing services, to respond to competitive pressures or to acquire or invest in complementary business, technologies or services. Additional funding may not be available on favorable terms or at all.

Recent Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As we do not currently engage in derivatives or hedging transactions, we believe that there will be no current impact to our results of operations, financial position or cash flows upon the adoption of SFAS No. 133.

Quantitative and Qualitative Disclosure About Market Risk

   We have investments of approximately $73.1 million as of December 31, 1999, in certain marketable securities, which primarily consist of short-term fixed income investments. Due to the short-term nature of our investments we believe that the effects of changes in interest rates are limited and would not have a material impact on our financial condition or operating results.

Year 2000 Compliance

   We have not experienced any significant problems associated with year 2000 issues to date. Similarly, to our knowledge, our distributors, suppliers and other third parties with whom we conduct business have not experienced material year 2000 problems to date. Expenditures incurred by us to test, repair and replace equipment did not exceed $1.0 million.

                                  OUR BUSINESS

Overview

   We are a leading global provider of high quality Internet-based voice and fax services. Our services allow communications users and service providers, such as traditional telephone companies, Internet service providers, Internet portals, web sites and data network providers, to capitalize on the convergence of the public Internet and the traditional telephone network. We believe that our scale, reputation for high quality and ability to rapidly implement new services addresses the substantial opportunities that are resulting from this convergence.

   We have developed and deployed ITXC.net, an actively-managed network overlaid on the public Internet, to deliver high quality voice communications while providing our customers with the cost savings and global reach of the Internet. We believe that the rapid growth of commercial traffic on ITXC.net demonstrates that we have successfully used our proprietary BestValue Routing to address the quality problems which early attempts at Internet telephony have encountered.

   To date, we have concentrated our efforts on rapidly deploying ITXC.net worldwide. We have established ITXC-owned facilities in the U.S. and have arranged call termination and origination services with affiliates throughout the world. We have used our affiliate structure to achieve what we believe is the broadest global network in the Internet telephony marketplace. As of January 31, 2000, we had affiliates in 112 international cities operating 185 ITXC.net points of presence. On a typical day, we carry traffic from over 30 countries to more than 180 countries. By using the Internet for transport and our affiliates' local infrastructure for terminating voice traffic, we have developed a reliable network, which we are expanding rapidly, at substantially lower capital expense than traditional carrier networks.

   In April 1998, we introduced our WWeXchange service, the first application enabled by ITXC.net. This service provides international call completion to our customers and enables them to offer their own customers phone-to-phone global voice service. We have achieved a high network usage growth rate since commencing our WWeXchange service. The following table sets forth the number of minutes of traffic carried over ITXC.net during the past seven quarters:

                                                                      Minutes
      Quarter ended                                                (in millions)
      -------------                                                -------------
      June 30, 1998...............................................       .1
      September 30, 1998..........................................       .6
      December 31, 1998...........................................      4.1
      March 31, 1999..............................................     11.1
      June 30, 1999...............................................     24.5
      September 30, 1999..........................................     42.5
      December 31, 1999...........................................     72.0

   In April 1999, we introduced a new IXTC-owned proprietary device called a SNARC, which we believe will facilitate the use of our network by our customers. In addition, since December 1999 we have been installing ITXC-owned proprietary devices called CRANS on selected affiliates' premises to connect them directly to the Internet for the purpose of terminating calls originated by ITXC.net affiliates. We generally use CRANS to rapidly add incumbent national carriers as affiliates and extend ITXC.net to their premises. Both of these devices allow access to our network directly from customer or affiliate premises, avoiding the costs of dedicated connections to network hubs and improving the economics of our services to them. We believe that SNARCs and CRANS will strengthen our customers' and affiliates' relationships with us and position us to deploy additional enhanced services over ITXC.net.

   In December 1999, we commenced our first service offering as a voice application service provider. Our webtalkNOW! service allows Internet portals, Internet service providers and web sites to offer web-to-phone calling to their customers under their own brands. We believe that we offer an outsourced voice solution for these customers which capitalizes on the global reach and quality of ITXC.net as a platform for enhanced Internet-based voice services. MediaRing.com, our first webtalkNOW! service customer, began using our webtalkNOW! service to offer web-to-phone calling to its customers in December 1999.

   In September 1999, we introduced our Borderless800 service. The first phase of this service allows our carrier and reseller customers located outside of the U.S. to offer to their subscribers no-charge or low-charge access to 800, 888 and 877 telephone numbers in the U.S. Such numbers often are not accessible from outside the U.S. using the traditional telephone network or, if accessible, often result in charges that cost as much or more than international calls to U.S. toll numbers.

   In addition to our current services, we intend to introduce more advanced communications applications enabled by ITXC.net. We expect that these services will allow our customers to offer additional Internet-based voice products and services to their customers. Examples of services we may introduce include:

  .  enhanced phone-to-phone services;

  .  phone-to-PC services;

  . device-to-phone service and phone-to-device service, including devices such as personal digital assistants;

  .  voice-enhanced e-commerce;

  .  unified messaging, combining voice, fax and e-mail communications; and

  . single telephone number service, in which a single billing and reach me number follows the subscriber.

Industry Overview

   Convergence of Global Telecommunications and Data Services

   The global telecommunications industry has grown at a rapid rate over the last decade, driven by domestic and international deregulation, technological development, network deployment and the globalization of business. The number of communications service providers has also been increasing as a result of competition fostered by domestic and international deregulation. These factors have contributed to a substantial decrease in the cost of telephony services delivered over the traditional telephone network. This decrease in price, however, has been offset by an increase in total revenue driven by the growth in demand that low prices have created. Based on country-by-country information and other data provided by the International Telecommunications Union, total telecommunications services revenue was approximately $700 billion in 1997. According to Insight Research Corporation, an industry research firm, this market is projected to grow to approximately $1.3 trillion by 2003. According to TeleGeography, a market research firm, the total market for international long distance services in 1997 totaled approximately $65.9 billion. TeleGeography also expects international long distance traffic to grow from 94.1 billion minutes in 1998 to 143.2 billion minutes in 2001.

   In addition, over the last decade, the volume of traffic on data networks has grown at an even faster rate. According to TeleGeography, in 1998 data surpassed voice as the dominant traffic for the U.S. long distance market. This growth has been driven by several factors, including technological innovation, high penetration of personal computers and, in particular, by the rapid expansion of the Internet as a global medium for communications, information and commerce. International Data Corporation, a market research firm, estimates that the number of Internet users worldwide will grow from approximately 142 million in 1998 to approximately 399 million in 2002. This increase in data traffic has necessitated additional data network capacity and quality. As a result, businesses have invested billions of dollars in order to meet this need.

   We believe that the combination of increasing demand on the traditional telephone network and the proliferation of data networks, with their enhanced functionality and efficiency, is driving the convergence of voice traffic and data networks, including the Internet. We expect this transfer of traffic to accelerate as corporations and network infrastructure providers attach increasing value to data networks and as the functionality of computers and computing devices, such as personal digital assistants, is enhanced by voice capability.

   Network Infrastructure

   The basic technology of traditional telecommunications is designed for slow mechanical switches. Communications over the traditional telephone network are routed through circuits which must dedicate resources to each call until the call ends, regardless of whether anyone is actually talking on the circuit. This circuit-switching technology incurs a significant cost per call and does not efficiently support the integration of voice with data services.

   Data networks, however, were designed for electronic switching. They break the data stream into small, individually addressed packages of data which are routed independently of each other from the origin to the destination. Therefore, they do not require a fixed amount of bandwidth to be reserved between the origin and destination of each call. This allows multiple voice or voice and data calls to be pooled, resulting in these networks being able to carry more calls with an equal amount of bandwidth.

   The Emergence of Voice on Data Networks

   Internet telephony consists of both traditional and enhanced voice and fax services, including the addition of interactive voice capability to web sites, among others. Internet telephony serves both the extensive market of existing phone users and the expanding market of computer users. We believe data networks provide lower cost than the traditional telephone network and are better suited to deliver future enhanced services to both phone users and computer users.

   Telephony based on Internet protocols emerged in 1995, with the invention of a personal computer program that allowed the transport of voice communications over the Internet via a microphone connected to a personal computer. Initial sound quality was poor and the service required that both parties to the conversation use personal computers instead of telephones. In 1996, the advent of the gateway for the first time offered anyone with access to a telephone the ability to complete calls on the Internet. A gateway facilitates Internet transport of telephone services traditionally carried over the traditional telephone network.

   The Economics of Internet Telephony

   Long distance telephone calls transported over the Internet are less expensive than similar calls carried over the traditional telephone network primarily because the cost of using the Internet is not determined by the distance those calls need to travel. Also, routing calls over the Internet is more cost-effective than routing calls over the traditional telephone network because the technology that enables Internet telephony is more efficient than traditional telephone network technology. The greater efficiency of data networks creates cost savings that can be passed on to the consumer in the form of lower long distance rates.

   Beyond cost benefits, innovation in the provision of enhanced services is expected to yield increased functionality as well. We believe such enhanced functionality will expand the addressable market for Internet services to include anyone with a telephone. We believe this market is potentially larger than the market for any other existing Internet service which requires a computer for access. Moreover, computer users will benefit from interactive voice being an option in web browsing and other computer-based communications.

   Limitations of Existing Internet Telephony Solutions

   The growth of Internet telephony has been limited in the past due to perceived poor sound quality caused by technical issues such as delays in packet transmission and bandwidth limitations related to Internet network capacity and local access constraints. However, the continuing addition of data network infrastructure, recent improvements in packet-switching and compression technology, new software algorithms and improved hardware have substantially reduced delays in packet transmissions and the effect of these delays. International Data Corporation projects that Internet protocol telephony revenue will grow rapidly to over $23.4 billion in 2003.

   Several large long distance carriers, including AT&T and Sprint, have announced Internet telephony service offerings. Smaller Internet telephony service providers have also begun to offer low-cost Internet telephony services from personal computers to telephones and from telephones to telephones. Traditional carriers have substantial investments in traditional telephone network technology, and therefore have been slow to embrace Internet technology. We believe that these service offerings by large long distance carriers and smaller providers are generally available in limited geographic areas and can only complete calls to a limited number of locations.

   We believe that the infrastructure required for a global network is too expensive for most companies to deploy on their own. This mandates that the network be a combination of gateways owned by different operators. For a network to achieve optimal functionality, however, the gateways need to be interoperable, or able to communicate with one another. As a result, uniform standards for vendors and manufacturers of Internet telephony equipment and software need to be developed.

   In recent years, commercial web sites have grown in popularity. Efforts to enhance these web sites with voice enabled e-commerce features such as click-and-call contact with a customer service agent have been hampered by the early quality problems with voice on the Internet described above.

   Increasing Trend Toward Outsourcing Telephony Solutions

   We believe that the global reach and functionality of the Internet makes it especially suited for enhanced voice services. These services, which may include web-to-phone, phone-to-PC and unified messaging, could be a significant source of additional revenues to Internet portals, Internet service providers and web sites that are seeking to expand their service offerings. Such voice services require considerable expertise and capital to deploy and may involve execution risk for any Internet portal, Internet service provider or web site lacking this expertise. We expect that Internet portals, Internet service providers and web sites will increasingly outsource their communications services to companies, like us, that provide the network and expertise necessary to facilitate those services, rather than incurring the risk and delay of developing and deploying an array of communications services themselves.

The ITXC Solution

   We believe that the rapid growth of commercial traffic on ITXC.net demonstrates that we deliver high quality, low cost voice and fax communications over the Internet and are well positioned to deliver web-to-phone and other Internet-based enhanced voice services. The key advantages of our solution include:

  . Quality. We believe that we deliver to our customers high quality voice communications over the Internet at competitive pricing. We maintain high quality primarily through our proprietary BestValue Routing technology and techniques which include ITXC-developed monitoring and analysis software and rapid human response from our 24-hours-a-day, 7-days-a-week network operations center. In addition, we blend the redundancy of the public Internet with our use of multiple termination affiliates in many cities to help assure the reliability and quality of our network. We use dedicated data networks and even the traditional telephone network when data networks are not available to further assure consistent quality.

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

  . Lower Costs. By using the public Internet, we are able to reach and rapidly deploy many affiliates throughout the world at a substantially lower capital expense than building the dedicated connections that a traditional telephony carrier would require. Also, as a result of our ability to use the public Internet, we believe that we have significantly lower marginal costs than the traditional telephone network or a private data network.

  . Interoperability. We have led an effort called iNOW! resulting in an industry standard for interoperability. More than 35 Internet telephony vendors have agreed to comply with the iNOW! initiative. The VocalTec and Lucent equipment installed on ITXC.net are already interoperable for voice under a version of iNOW!. We believe that as a result, we and our affiliates have the only multi-vendor interoperable network in the Internet protocol telephony industry. Although we have transferred the iNOW! trademark and web site to an industry standards body, we intend to continue to provide leadership in interoperability of voice over the Internet services.

  . Global Scale. Our network is overlaid on the public Internet to provide a global communications medium to voice service providers. ITXC.net is scalable--by using the public Internet and our global network of affiliates, we are able to rapidly and easily add capacity when needed. Many of the ITXC-supplied components of our network, such as routers and gateways, are relatively inexpensive, allowing us to add additional capacity without significant capital expenditures. In addition, we believe that we are able to connect new affiliates to ITXC.net in significantly less time than it would take for a traditional telephony carrier or dedicated data network to establish a dedicated connection. For example, we connected 16 cities in China to ITXC.net within three weeks after we signed an agreement with China Telecom. Moreover, we have a business model of purchasing terminating minutes directly from affiliates and selling call completion to customers and affiliates. This model eliminates the need for complex settlement between carriers which had previously slowed the deployment of a global network.

  . Easy Access. We offer our customers two ways to connect from their switches to ITXC.net: through normal dedicated connections and through SNARCs. SNARCs are specially built devices, which we own and install on our customers' premises in order to eliminate the cost of dedicated connections from their switches to our network hubs. SNARCs allow our customers to benefit from the global termination capabilities of ITXC.net by bringing the advantages of voice over the Internet to the customer's premises. In addition, our affiliates can terminate calls directly from ITXC.net using CRANS equipment that we install on their premises.

  . Enhancement of E-commerce Services. Because ITXC.net can deliver high quality voice on the Internet globally, we believe it can become a preferred network for a variety of voice-enhanced web sites and enable us to offer services to e-commerce providers who want to provide their customers with the ability to talk over the Internet while browsing a web site.


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

  . Attractive Platform for New Services. Because of our leadership position in establishing interoperability standards and the breadth of our deployed network, developers of new services are bringing products to us for evaluation and possible deployment on ITXC.net. We believe that our operation as a voice application service provider opens our network to new categories of customers including Internet portals and web sites.

Our Strategy

   Our goal is to remain the leading wholesale provider of Internet-based voice and fax services as measured by revenue and network size. In order to achieve this goal we intend to:

  .  Exploit Our Early Entrant Status and Worldwide Network

    As of January 31, 2000, we had aggressively deployed ITXC.net in 112 international cities. We believe that with the increasing use of this network, ITXC has developed a reputation in the communications industry for providing high quality voice and fax services over the Internet. In addition, we believe our experience as one of the first providers of Internet-based voice services has placed us at the forefront of developing the proprietary tools and techniques which enable us to offer our service. We intend to continue to enhance and capitalize upon our reputation and experience in the communications industry as we provide existing and new voice and fax services.

  .  Rapidly Expand ITXC.net by Adding Additional Affiliates Worldwide

    We have used our affiliate structure to quickly achieve a global reach for ITXC.net. We believe that this approach allows us to quickly expand and develop a broader network than our competitors. Our acquisition of the contract rights associated with the operations of the OzEmail Internet telephony business enabled us to add certain of OzEmail's affiliates to ITXC.net. We intend to continue to rapidly add new affiliates worldwide in order to provide our customers with additional termination points.

  .  Capitalize on the Cost Advantages of the Internet

    By overlaying ITXC.net on the public Internet, we believe that we are able to capture significant cost and capital savings. Instead of incurring the capital expense to deploy a global physical network, we are able to carry a substantial portion of our customer's traffic using the existing Internet infrastructure together with our affiliate network. We believe that it would require significantly more capital for a carrier using traditional methods of network deployment to implement a network with the same capacity and global reach as ITXC.net. Additionally, the cost of transporting our traffic over the Internet is largely not distance sensitive, since we only pay for the bandwidth we use. We believe these factors enable us to benefit from significant cost savings that are not available to operators of the traditional telephone network or private data networks.

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

  .  Expand Our Role as a Voice Application Service Provider

    With our webtalkNOW! service we have positioned ourselves as a voice application service provider, capable of providing an outsourced solution for web-to-phone services for Internet portals, Internet service providers and web sites. Our first application of the webtalkNOW! service enables MediaRing.com to provide web-to-phone services to its end-users. We believe that our webtalkNOW! service extends the benefits of the consistent quality, global reach and cost-effectiveness of ITXC.net to new categories of customers beyond our original customer base.

  .  Establish ITXC.net as the Standard for Quality in Our Industry

    By combining our BestValue Routing approach with our knowledge of gateway and Internet technology, we believe that we have demonstrated that the Internet can be an effective medium for two-way voice and fax communication. By continuing to provide reliable high quality voice and fax service with a global reach, our goal is to be the network of choice for new enhanced services that incorporate voice.

  .  Provide our Customers and Affiliates with Direct Access to ITXC.net

    We are committed to providing our customers with high quality, low cost voice service. SNARCs provide our customers with a voice communications solution that minimizes reliance on the traditional telephone network. By installing SNARCs on customer premises, we can provide our customers with direct access to all of the ITXC.net termination points worldwide without the need for a direct, dedicated connection to one of our network hubs. We believe that, in the future, an extension of our SNARC program will connect our customers' customers directly to the Internet. CRANS provide selected affiliates with direct access to voice traffic sent over ITXC.net for termination without the need for a direct, dedicated connection to one of our network hubs and improve the economics of our services to them. We believe that SNARCs and CRANS will strengthen our customers' and affiliates' relationships with us and position us to deploy additional Internet-based enhanced voice services over ITXC.net.

  .  Continue to Provide Leadership in the Development of Industry Standards

    We are a founder of the iNOW! initiative. This initiative began as a collaboration with Lucent and VocalTec to establish industry standards for interoperability among Internet voice products and services. We believe that our leadership of the iNOW! initiative may further strengthen our position in the industry.

    We believe that the iNOW! initiative has already set the industry standard for gateway interoperability. As a result of the iNOW! initiative, Lucent and VocalTec gateways are already interoperable for voice traffic on ITXC.net. This provides ITXC and its affiliates with a choice of vendors which other service providers do not have. More than 35 other vendors of gateways, IP telephony components and other equipment and software had agreed to comply with the iNOW! initiative. Such vendors include 3Com, Alcatel, Ascend, Cisco, Intel, through its subsidiary, Dialogic, ECI Telecom, Motorola, Netrix, Samsung Electronics and Siemens. By leading these efforts among suppliers, manufacturers, software vendors and carriers,

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

    we believe ITXC.net will be positioned to exploit new opportunities in Internet voice services.

  .  Deliver Additional Internet Voice Services Over ITXC.net

    We believe that Internet telephony represents only the beginning of the evolution of the Internet as a medium for voice and fax services and that our Borderless800 and web-to-phone services are only the early stages of this evolution. Through enhancements to ITXC.net, we can position ourselves to provide the network for wide commercial deployment of new voice and fax services from traditional telephony technology suppliers like Lucent, new entrants like Cisco, Internet telephony companies like VocalTec and a number of start-ups. We believe that, in the future, the Internet will serve as a platform for existing and enhanced voice and fax services that may be accessed from traditional phones, personal computers and a variety of devices that span the range between telephones and personal computers.

ITXC.net

   ITXC.net allows us to deliver reliable, high quality voice and fax service through an actively-managed network overlaid on the public Internet.

   We have implemented a global communications network by using the public Internet to connect ITXC-owned network hubs in the U.S. with our affiliates around the world. We use ITXC-developed software and skilled network management personnel to help assure the reliability and quality of voice transmission over the Internet. To further enhance the reliability of ITXC.net, we are also able to route and terminate voice traffic through alternate channels.

   The key components of ITXC.net include:

  .  The Public Internet

    ITXC.net routes voice traffic over the public Internet, which allows traditional telephone users to benefit from its cost savings. By using the Internet we are able to reach and rapidly deploy many affiliates throughout the world at what we believe to be significantly lower capital costs than that of building the dedicated connections that a traditional telephony carrier or dedicated data network would require.

  .  Global Network of Affiliates

    We have a global network of independent affiliates that own their own gateways and originate and/or terminate voice traffic over ITXC.net. We have used our affiliate structure to rapidly achieve what we believe to be the broadest global network in the Internet telephony marketplace. As of January 31, 2000, we had affiliates in 112 international cities operating 185 ITXC.net points of presence. Our affiliates range from small Internet service providers to traditional telephone companies.

  .  Multiple Access Points

    As of January 31, 2000, we had three network hubs, one in New York, one in New Jersey and one in California, each consisting of a switch and multiple gateways. We

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

    expect to open an additional network hub in London in the first quarter of 2000. Our customers access ITXC.net through dedicated connections from their switches to these network hubs or by using SNARCs located on their premises. SNARCs connect our carrier customers' switches to the Internet and ITXC.net and thereby avoid costly, distance-based dedicated line charges associated with connecting customer switches to our network hubs. Selected affiliates connect directly to the Internet to terminate calls using our CRANS equipment. As of January 31, 2000, we had installed over 40 SNARCs at 20 carrier customer sites and CRANS at five affiliate locations.

  .  BestValue Routing

    Our BestValue Routing approach employs ITXC-developed software and techniques to efficiently and cost-effectively route voice traffic over ITXC.net. We believe that our ability to develop and deploy intelligent routing methods represents a significant competitive advantage. We believe that this approach enables us to provide consistent, reliable quality since we are able to avoid the majority of Internet congestion points and minimize packet loss and delay.

    We implement our BestValue Routing approach from our 24-hours-a-day, 7-days-a-week network operations center where we poll our affiliates' gateways periodically to assure their stability, test the quality of Internet connections to the gateways and collect call detail records in near real-time to monitor the quality of calls placed over our network. We use network analysis software to compare monitoring data to predetermined parameters from our database of call detail records. This software generates reports on a per route basis when the measured parameters fail to meet predetermined standards. Frequent analysis of this information allows us to rapidly correct network problems such as congestion or inoperative gateways.

    Our monitoring and analysis software helps our staff to manage a routing scheme across multiple switches and gateways around the world. Our routing technicians establish predetermined percentages of traffic to be sent to each provider, based both on price and quality. If a particular Internet route or termination provider is not meeting our standards, our staff switches to a better quality route and then resolves the problem. For example, if transport through the public Internet proves to be unreliable on a particular route, we can reroute the traffic through dedicated data networks or the traditional telephone network to terminate the call in a traditional manner. The use of multiple termination affiliates in many cities in which we operate provides us with numerous termination possibilities to help ensure completed calls with consistent quality.

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

     The following diagram depicts the functions of BestValue Routing:

                                     [MAP]

Our Strategic Carrier and Technology Partners

   We believe that our strategic relationships with carrier affiliates are important because they allow us to extend the geographic reach of ITXC.net. We believe that these relationships will lead to a broader origination/termination presence in key areas and allow us to provide service over our own network for more of our customers. We also expect that these relationships will assist us in focusing our development of new Internet-based voice services. We currently have strategic relationships with carriers including:

     .  Bell Atlantic

     .  China Telecom

     .  Colt Telecom

     .  GTS

     .  Interoute

     .  Korea Telecom

     .  Pacific Gateway Exchange

     .  the Ameritech division of SBC


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

   We do not currently generate significant revenues from most of these affiliates. They are important to us because they provide expanded global reach for ITXC.net and termination points in locations which are significant for our customers.

   Because gateways are critical to the infrastructure of ITXC.net, we have strategic relationships with Cisco, Clarent, Lucent and VocalTec, each of which is a leading gateway manufacturer. Lucent and Cisco have also provided us with vendor financing in connection with the purchase of gateways and other equipment. VocalTec is an equity investor in ITXC. Additionally, we have worked closely with each of these companies to develop gateway interoperability standards through our iNOW! initiative.

   We expect our strategic relationships to continue and that our relationships with these and other technology partners will help drive the development of new voice, fax and voice-enabled services over ITXC.net.

Our Services

  WWeXchange Service

   In April 1998, we introduced our WWeXchange service, the first application enabled by ITXC.net. This service provides international call completion to our customers and enables them to offer their own customers phone-to-phone global voice and fax service. Our WWeXchange service relies upon Internet telephony technology. Such technology permits calls originated by a telephone to be transmitted over the Internet. We believe that Internet telephony is the first technology that allows non-computer users to access the Internet.

   Our WWeXchange service provides our customers with high quality, low cost global long distance service without their having to understand or deploy Internet telephony technology themselves. We believe that the high quality of calls completed using our WWeXchange service allows our customers to use ITXC.net as an alternative to traditional voice traffic networks.

   We believe that our affiliates benefit from our WWeXchange service because they:

  . rapidly obtain a flow of international traffic without incurring significant sales or marketing costs;

  . obtain high quality international long distance for their originated calls at lower rates than through traditional telephony;

  . connect directly to other affiliates while having a single billing relationship with us; and

  . have a global reach without incurring the incremental costs of building and operating multiple facilities.

  SNARCs and CRANS

   SNARCs are specially built gateways that we place on selected customer premises in order to eliminate the cost of backhaul from customer switches to our switches. Until we launched our SNARC program in April 1999, customers had to bear the expense of running

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

dedicated circuits from their facilities to their suppliers. This is known as backhaul. Our customers also typically ran circuits from their facilities to our network hubs in New York or Los Angeles. However, the introduction of our SNARC program reduces the expense of backhaul by transporting traffic directly to the Internet and ITXC.net in whatever city the customer is located. We believe that this use of Internet capability to eliminate the expense of backhaul will make us more attractive to customers located away from major telephony hubs. In addition, since December 1999 we have been installing equipment similar to SNARCs, called CRANS, on selected affiliates' premises to connect them directly to the Internet for the purpose of their terminating calls originated over ITXC.net. As of January 31, 2000, we had installed over 40 SNARCs at 20 customer sites and CRANS at five locations.

  webtalkNOW! Service

   We believe that ITXC.net has the same advantages of consistent quality, global coverage and competitive prices for web-to-phone calls as it does for phone-to-phone calls. We first publicly announced the broad availability of our webtalkNOW! service in February 2000, although we have been providing web-to-phone calling on a limited basis since December 1999. Our webtalkNOW! service provides an outsourced solution to Internet portals, Internet service providers and web sites allowing them to offer self-branded web-to-phone service to their users. We can provide our customers with high quality, global call completion over ITXC.net for their end-users' web-to-phone calling and the dialing software necessary for their users to actually place calls over ITXC.net from their PCs. We believe that our webtalkNOW! service will assist our customers in building their own brands and in retaining their end-users.

   Borderless800

   Our Borderless800 service allows our carrier and reseller customers located outside the U.S. to offer to their subscribers no-charge or low-charge access to 800, 888 and 877 telephone numbers in the U.S. We believe that our service will promote the convergence of toll-free numbers and web sites used in e-commerce. Just as web sites can be accessed over the Internet from anywhere in the world, companies that advertise U.S.-based national 1-800 numbers can now be accessed globally. Further, we have enabled our affiliates to offer toll-free calling into their own countries. As our affiliates make this service available in their own countries, carriers and resellers on ITXC.net will be able to reach toll-free numbers in these additional countries as well.

  Future Enhanced Voice Services

   We intend to make significant investments to develop and market additional services for use over ITXC.net. We believe that as a result of the convergence of the data and communications networks and the capabilities and size of ITXC.net, we will be able to offer next-generation, enhanced voice services to both new and existing customers. In addition, we believe that ITXC.net's open architecture, combined with the strength and size of our customers, affiliates and strategic relationships, will attract developers of voice services to our network.


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

   We may introduce the following enhanced voice services in the future and we may introduce other services not listed. However, we cannot assure you that we will be able to successfully develop or implement these or other services in the future.

  . Enhanced Phone-to-Phone Service: Planned enhancements to our existing WWeXchange service include:

     .  enhanced 800 and 900 service;

     .  number portability;

     .  subscriber authentication;

     .  conferencing services; and

     .  subscriber identification through voice prints and voice commands.

  . Phone-to-PC Service: We believe that subscribers will be able to specify that they want to receive ordinary telephone calls on a PC rather than a standard telephone and that ITXC.net will be able to complete these calls.

  . Device-to-Phone Service and Phone-to-Device Service: There are Internet phone devices available on the market today that allow owners to make calls over the Internet. While there is no incremental cost for these calls over the cost of Internet access, calls can only be made to others who have Internet phones. We may use ITXC.net to enable the completion of inexpensive calls from these devices to any telephone. In addition, we believe that other devices, such as personal digital assistants, will become voice-enabled.

  . Unified Messaging Service: We may be able to offer a service over ITXC.net that our customers can use to provide their customers with telephone access to voice messages, e-mail and faxes. In addition, our customers may be able to provide to their customers access to voice mail from personal computers.

  . Voice-enhanced E-commerce: Internet web sites used both for sales and for customer service are being enhanced by the addition of click-and-call services which allow the viewer to talk through his or her personal computer to an agent, who sees what the user sees, can answer questions and take orders. As with other Internet telephony applications, voice quality has been an obstacle to the wide-spread deployment of click-and-call services. We believe that we can use ITXC.net and its capabilities to add consistent quality to voice-enhanced e-commerce.

  . Single Number Service: We believe that ITXC.net will be able to support a service enabling subscribers to maintain a single, permanent telephone number for all calls regardless of their location. This single number would serve as a billing number when the subscriber is placing calls and as a reach-me number for receiving calls. The number could be reassigned to any phone or personal computer. This type of call-forwarding would take advantage of Internet-addressing and ITXC.net to eliminate most of the costs and technical obstacles which have prevented the widespread deployment of such services on the traditional telephone network.

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

Sales, Marketing and Distribution

   Our sales and marketing goals are to:

  . expand the use of our WWeXchange service by our existing call origination customers and affiliates and further expand our call origination customer base;

  . expand the use of our voice application services by Internet portals, Internet service providers and web sites;

  .  expand our terminating affiliate base;

  .  increase the number of carriers that are ITXC affiliates; and

  . maintain and expand our market leadership position among providers of voice and fax services over the Internet.

   We use the reputations and industry relationships cultivated by our senior management and our status as an early entrant to attract affiliates to ITXC.net. We typically meet potential affiliates at Internet voice trade shows and seminars we conduct on Internet telephony. We often meet potential customers through directed sales calls by our sales personnel and at telephony trade shows. We also target strategic affiliates internationally and have made joint sales calls with Cisco, Clarent, Lucent and VocalTec.

   We have a dedicated sales force that is supplemented by members of our executive management team. Our salespeople are based regionally within the U.S. and in Singapore and London, as well as in our corporate office. We also have sales agents located in China and Venezuela. Our senior management focuses on maintaining and cultivating relationships with our customers. We assign our sales representatives specific accounts based on their level of experience, location and the quality of the relationship between the representative and the customer. We compensate our sales staff based in large part on incentive-based goals and measurements. In addition to our marketing and sales staff, we rely on our executive and operations personnel, including the staff of our 24-hours-a-day, 7-days-a-week network operations center, to identify sales opportunities within existing customer accounts and to provide quality customer service.

   We also maintain an Internet web site which, among other things, provides information to prospective customers and affiliates concerning the technical and other requirements for becoming a part of ITXC.net.

   Our primary marketing and sales support is centralized and directed from our headquarters office in Princeton, New Jersey. We have a full-time staff dedicated to our marketing efforts. The marketing and sales support staff are charged with implementing our marketing strategies, prospecting and producing sales presentation materials and proposals.

New Services Development and Implementation

   Our development team is dedicated to the improvement and enhancement of the monitoring and analysis software tools and Internet management systems we use to achieve BestValue Routing, the enhancement of our management systems, including our billing and

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

customer care software, and the development and implementation of new Internet-based voice services, such as our new wholesale web-to-phone services. Our future success will depend, in part, on our ability to improve existing technology and develop and/or implement new voice services that incorporate leading technology.

Competition

   The long distance telephony market and the Internet telephony market are highly competitive. There are several large and numerous small competitors, and we expect to face continuing competition for ITXC.net based on price and service offerings from existing competitors and new market entrants in the future. The principal competitive factors in our market include price, quality of service, breadth of geographic presence, customer service, reliability, network size and capacity and the availability of enhanced communications services. Our competitors include major and emerging telecommunications carriers in the U.S. and foreign telecommunications carriers.

  .  Internet Protocol and Internet Telephony Service Providers

    During the past several years, a number of companies have introduced services that make Internet telephony or voice services over the Internet available to businesses and consumers. AT&T Global Clearinghouse, GRIC Communications and iBasis and the wholesale divisions of Net2Phone and deltathree.com route traffic to destinations worldwide and compete directly with us. Other Internet telephony service providers focus on a retail customer base and may in the future compete with us. These companies may offer the kinds of voice services we intend to offer in the future. In addition, companies currently in related markets have begun to provide voice over the Internet services or adapt their products to enable voice over the Internet services. These related companies may potentially migrate into the Internet telephony market as direct competitors.

  .  Telecommunications Companies and Long Distance Providers

    A number of telecommunications companies, including AT&T, Deutsche Telekom, Level Three, MCI WorldCom and Qwest Communications, currently maintain, or plan to maintain, data networks to route the voice traffic of other telecommunications companies. These companies, which tend to be large entities with substantial resources, generally have large budgets available for research and development, and therefore may further enhance the quality and acceptance of the transmission of voice over the Internet.

   Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, certain of these competitors may be able to adopt more aggressive pricing policies which could hinder our ability to market our Internet-based voice services. We believe that our key competitive advantages are our ability to deliver reliable, high quality voice service over the Internet in a cost-effective manner and the size and rapid growth of our network. We cannot assure you, however, that this advantage will enable us to succeed against comparable service offerings from our competitors.

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

Government Regulation

  Regulation of Internet Telephony

   The use of the Internet to provide telephone service is a recent market development. At present, we are not aware of any domestic, and are only aware of a few foreign, laws or regulations that prohibit voice communications over the Internet.

   United States. We believe that, under U.S. law, the Internet-related services that we provide constitute information services, as opposed to regulated telecommunications services, and, as such, are not currently actively regulated by the FCC or any state agencies charged with regulating telecommunications carriers. Nevertheless, aspects of our operations may be subject to state or federal regulation, including regulation governing universal service funding, disclosure of confidential communications, copyright and excise tax issues. We cannot assure you that Internet-related services will not be actively regulated in the future. Several efforts have been made in the U.S. to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. Increased regulation of the Internet may slow its growth, particularly if other countries also impose regulations. Such regulation may negatively impact the cost of doing business over the Internet and materially adversely affect our business, operating results, financial condition and future prospects.

   In addition, the FCC is currently considering whether to impose surcharges or other common carrier regulations upon certain providers of Internet telephony, primarily those which, unlike us, provide Internet telephony services to end users located within the U.S. While the FCC has presently decided that information service providers, including Internet telephony providers, are not telecommunications carriers, various companies have challenged that decision. Congressional dissatisfaction with FCC conclusions could result in requirements that the FCC impose greater or lesser regulation, which in turn could materially adversely affect our business, financial condition, operating results and future prospects.

   The FCC has expressed an intention to examine the question of whether certain forms of phone-to-phone Internet telephony are information services or telecommunications services. The two are treated differently in several respects, with certain information services being regulated to a lesser degree. The FCC has noted that certain forms of phone-to-phone Internet telephony appear to have the same functionality as non-Internet telecommunications services and lack the characteristics that would render them information services.

   If the FCC were to determine that certain Internet-related services including Internet telephony services are subject to FCC regulations as telecommunications services, the FCC could subject providers of such services to traditional common carrier regulation, including requirements to make universal service contributions, and/or pay access charges to local telephone companies. It is also possible that the FCC may adopt a regulatory framework other than traditional common carrier regulation which would apply to Internet telephony providers. Any such determinations could materially adversely affect our business, financial condition, operating results and future prospects of ITXC to the extent that any such determinations negatively affect the cost of doing business over the Internet or otherwise slow the growth of the Internet.

   State regulatory authorities may also retain jurisdiction to regulate the provision of intrastate Internet telephony services. Several state regulatory authorities have initiated proceedings to examine the regulation of such services. Others could initiate proceedings to do so.

   One of our subsidiaries is subject to regulation by the FCC and the New York Public Service Commission as a result of having been granted authorizations to provide telecommunications services by these entities. Although the certificated entity is currently not providing any regulated telecommunications services, it is possible that the FCC or the New York Public Service Commission could seek to assert jurisdiction over our unregulated operations.

   International. The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony also prohibit Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate proposed Internet telephony service on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. Finally, in many countries, Internet telephony has not yet been addressed by legislation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more countries could materially adversely affect our business, financial condition, operating results and future prospects.

   The European Commission regulatory regime, for example, distinguishes between voice telephony services and other telecommunications services.

   In January 1998, the Commission issued a communication addressing whether Internet telephony was voice telephony and thus subject to regulation by the member states of the European Union. Consistent with its earlier directives, the Commission concluded that no form of Internet telephony currently meets the definition of voice telephony subject to regulation by the member states of the European Union. The European Commission stated that only phone-to-phone communications reasonably could be considered voice telephony and that, at present, even phone-to-phone Internet telephony does not meet all elements of its voice telephony definition. Therefore, the European Commission concluded that, at the present time, voice over Internet services cannot be classified as voice telephony.

   As a result of the European Commission's conclusion, providers of Internet telephony should be subjected to no more than a general authorization or declaration requirement by European Union member countries. However, we cannot assure you that more stringent regulatory requirements will not be imposed by individual member countries of the European Union, since Commission communications, unlike directives, are not binding on the member states. The member countries therefore are not obligated to reach the same conclusions as the Commission on this subject so long as they adhere to the definition of voice telephony in the Services Directive. Moreover, in its January 1998 IP Telephony Communication, the European Commission stated that providers of Internet telephony whose services satisfy all elements of the voice telephony definition and whose users can dial out to any telephone number can be considered providers of voice telephony and may be regulated as such by the member states of the European Union. We cannot assure you that the services provided over ITXC.net will not be deemed voice telephony subject to heightened regulation by one or more member states. Moreover, we cannot assure you that the failure of us or any of our customers or affiliates to obtain any necessary authorizations will not have a material adverse effect on our business, financial condition, operating results and future prospects.

   We are also providing service in countries where regulation of Internet telephony is far more restrictive than in the European Union. Specifically, we have a strategic affiliate relationship with China Telecom to provide Internet telephony services in the People's Republic of China. See "--Our Strategic Carrier and Technology Partners." China currently prohibits foreign ownership of telecommunications companies and strictly limits competition in the telecommunications sector. However, a recent yet to be implemented trade agreement between the U.S. and China enables China's entry into the World Trade Organization and may open up the Chinese Internet market to foreign investment. In the event this agreement is implemented, U.S. firms would be permitted to invest in Chinese-based Internet ventures. Internet telephony is now being provided on an experimental basis in China by China Telecom, Unicom, and Jitong Communications in three non-competing geographic regions. It remains uncertain how Internet telephony will be treated in China once the trial period ends and specifically, whether China Telecom and/or others will be granted more permanent authorization to provide Internet telephony in China.

  Certain Other Regulation Affecting the Internet

   United States. Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy and taxation. In addition, Congress and other federal entities are considering other legislative and regulatory proposals that would further regulate the Internet. Congress has, for example, considered legislation on a wide range of issues including Internet spamming, database privacy, gambling, pornography and child protection, Internet fraud, privacy and digital signatures. Various states have adopted and are considering Internet-related legislation. Increased U.S. regulation of the Internet may slow its growth, particularly if other governments follow suit, which may negatively impact the cost of doing business over the Internet and materially adversely affect our business, financial condition, results of operations and future prospects.

   International. The European Union has also enacted several directives relating to the Internet. The European Union has, for example, adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, citizens of the European Union are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect or transmit information over the Internet from individuals in European Union member states, and will impose restrictions that are more stringent than current Internet privacy standards in the U.S. In particular, companies with offices located in European Union countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. Although we do not engage in the collection of data for purposes other than routing our services and billing for our services, the directive is quite broad and the European Union privacy standards are stringent. Accordingly, the potential effect on ITXC of development in this area is uncertain.

Proprietary Rights

   Proprietary rights are important to our success and our competitive position. As of January 31, 2000, we have registered three trademarks in the U.S., and have five registered trademarks and eight pending applications for trademarks in other parts of the world. We have also applied for one patent in the U.S. for our network monitoring and management techniques. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the U.S., and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, our efforts to protect our intellectual property rights through copyright, trademark and trade secret laws may not be effective to prevent misappropriation of our content, and our failure to protect our proprietary rights could materially adversely affect our business, financial condition, operating results and future prospects. Despite such protection, a third party could, without authorization, copy or otherwise appropriate our proprietary network information. Our agreements with employees and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors.

   We rely upon license agreements with respect to our use of the software and hardware provided to us by our vendors. Those license agreements may not continue to be available to us on acceptable terms, or at all.

   We have transferred to an independent entity certain intellectual property that we have developed for iNOW!.

Employees

   As of January 31, 2000, we employed 129 people. None of our employees is subject to any collective-bargaining arrangements, and we consider our relations with our employees to be good.

Properties

   Our principal executive office is located in Princeton, New Jersey, where we lease approximately 27,000 square feet. We have network hubs in New York City, Jersey City, New Jersey and Los Angeles under co-location arrangements. We expect to establish a network hub in London in the first quarter of 2000. We have sales offices in Singapore and London. We believe that our existing facilities are adequate for our current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

Legal Proceedings

   From time to time, we are involved in various legal proceedings relating to claims arising in the ordinary course of business. We are not a party to any legal proceeding, the adverse outcome of which is expected to have a material adverse effect on our business, financial condition, operating results or future prospects.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors are as follows:

   Name                  Age Position
   ----                  --- --------
   Tom I. Evslin........  56 Chairman of the Board, Chief Executive Officer and
                             President(1)
   Edward B. Jordan.....  39 Executive Vice President, Chief Financial Officer,
                             Treasurer, Secretary and Director
   John G. Musci........  43 Executive Vice President, Chief Operating Officer
                             and Director
   Thomas J. Shoemaker..  43 Executive Vice President, Business Development
   Mary A. Evslin.......  51 Vice President, Marketing and Customer Success
   Bradley E. Miller....  33 Vice President, Operations
   Steven J. Ott........  39 Vice President, Global Sales
   Eric G. Weiss........  33 Vice President and Business Unit Manager,
                             WWeXchange Service
   William P. Collatos..  45 Director(1)(2)(3)
   Elon A. Ganor........  49 Director(2)(3)
   Frederick R. Wilson..  38 Director(1)(2)(3)

--------
(1) Member of our executive committee.
(2) Member of our audit committee.
(3) Member of our compensation committee.

   Tom I. Evslin, our founder, has been Chairman of the Board, Chief Executive Officer and President since our inception in July 1997. From December 1994 until July 1997, Mr. Evslin was employed by AT&T, where he designed its Internet strategy and launched and ran its Internet service provider, AT&T WorldNet Service. From December 1991 until December 1994, he worked for Microsoft, where he last served as General Manager, Server Applications Division from May 1993. From 1969 to 1991, he was Chairman and Chief Executive Officer of Solutions, Inc., a communications software development company. He is the Chairman of the Policy Committee and a member of the Board of the Voice On The Net Coalition. Mr. Evslin served on the board of directors of VocalTec from 1997 until his resignation on June 10, 1999. He is Mary A. Evslin's husband.

   Edward B. Jordan has been an Executive Vice President since February 1999, has served as our Chief Financial Officer, Secretary and Treasurer since he joined us in September 1997 and has served as a Director since April 1998. From September 1997 until February 1999, he was our Vice President, Administration. For ten years prior to joining us, Mr. Jordan was employed by Dialogic Corporation, a manufacturer of computer telephony products, serving first as Controller and then as Chief Financial Officer, Treasurer and Vice President. Prior to joining Dialogic, Mr. Jordan served in the Audit Department of Deloitte & Touche from 1982 to 1986. Mr. Jordan is a certified public accountant.

   John G. Musci joined us in February 1999 as Executive Vice President and Chief Operating Officer and as a Director. From June 1998 until February 1999, Mr. Musci served as Senior Vice President of Wholesale Switched Services at Qwest Communications International, an Internet communications company. He held various positions at LCI International, a long distance telecommunications company, including Senior Vice President--Wholesale Switched Services, from 1985 until June 1998, when LCI was acquired by Qwest. Prior to 1985, Mr. Musci held various positions at AT&T Information Systems and Ohio Bell.

   Thomas J. Shoemaker joined us in January 2000 as our Executive Vice President of Business Development, responsible for both new service development and mergers and acquisitions. Prior to joining us, from August 1998 to December 1999, he was President and Chief Executive Officer of Electric Schoolhouse, an Internet education company providing application and information services to parents, teachers, students and schools for use at home and in the classroom. From August 1997 to August 1998, Mr. Shoemaker was the Vice President responsible for AT&T's WorldNet Service. Prior to that role, he held a number of business, technical, and marketing positions in AT&T Business Services, Bell Laboratories, and Bell Communications Research from September 1979 to August 1997.

   Mary A. Evslin has been our Vice President, Marketing and Customer Success since July 1997. From 1993 through July 1997, Ms. Evslin served as a volunteer for The American Red Cross and for various charitable organizations. From 1992 to 1993, Ms. Evslin was employed by Attachmate Corporation, a provider of mainframe connectivity software to businesses, as Manager of Service Marketing. From 1986 to 1992, she served as President of Solutions International, a software marketing company. From 1978 to 1986, Ms. Evslin served as Vice President of Marketing and Sales at Solutions, Inc., a communications software development company. She is Tom I. Evslin's wife.

   Bradley E. Miller joined us as our Vice President, Operations in November 1997. From June 1996 to November 1997, Mr. Miller was Director of Operations at CGX Telecom/CAIS Internet, a tier 1 Internet service provider. From May 1995 until June 1996, Mr. Miller was a Management Information Systems Manager at US Assist, an international travel assistance company. From June 1987 until May 1995, he was the Director of Operations at Donohoe Constructions Company, a construction firm.

   Steven J. Ott has been our Vice President, Global Sales since January 1998. From August 1994 to January 1998, Mr. Ott served as Vice President of Global Sales and Support at Voxware, Inc., a software company providing core audio compression algorithms and applications to technology companies. Prior to August 1994, Mr. Ott served first as a Director and then as Vice President of Corporate Development at Legent Corporation, a software development company.

   Eric G. Weiss joined us in October 1997 as our Business Unit Manager, WWeXchange Service and served in that capacity until May 1998. From May 1998 to present, Mr. Weiss has served as Vice President and Business Unit Manager, WWeXchange Service. From May 1995 to October 1997, he was employed by Dialogic Corporation as a Product Line Manager. From September 1994 until May 1995, Mr. Weiss was a Manager with BCE Ventures, Bell Canada Enterprises (BCE) Inc., a telecommunications firm. From 1991 until

September 1994, he held various management positions with Hewlett Packard Company, a manufacturer of electronic equipment.

   William P. Collatos has been a Director since April 1998. Mr. Collatos is a founder of Spectrum Equity Investors, L.P., a private equity investment firm which invests in telecommunications, information and media companies. Prior to co-founding Spectrum in 1994, Mr. Collatos was a founding General Partner of Media/Communications Partners and a General Partner of TA Associates. Mr. Collatos currently serves on the boards of directors of Jazztel, plc, and Golden Sky Systems, Inc. and serves on the board of directors of Galaxy Telecom GP, the general partner of Galaxy Telecom, LP.

   Elon A. Ganor has been a Director since October 1997. He has served as the Chairman of the Board of VocalTec since 1993. He has served as VocalTec's CEO since November 1999, and also from 1993 to 1998.

   Frederick R. Wilson has served as a Director since April 1998. He founded Flatiron Partners, a venture capital firm which primarily invests in Internet-oriented companies, in August 1996. For ten years prior to August 1996, Mr. Wilson worked for Euclid Partners, an early-stage venture capital firm. Mr. Wilson is the Chairman of the Board of TheStreet.com and a director of StarMedia Network.

   Officers who do not have an employment agreement with us, serve at the discretion of our board of directors and hold office until their successors are elected and qualified or until their earlier resignation or removal.

   Our board of directors is divided into three classes. Each class will consist, as nearly as possible, of one-third of the whole number of the board of directors. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires. Upon election, directors will serve for three years, and will hold office until their successors are elected and qualified. There are currently six members of our board of directors. Tom I. Evslin and Frederick R. Wilson are in class I; their terms will expire in 2000. John G. Musci and Elon A. Ganor are in class II; their terms will expire in 2001. Edward B. Jordan and William P. Collatos are in class III; their terms will expire in 2002. We intend to add an additional independent director after the closing of this offering.

Board Committees

   Our board of directors has four standing committees: an audit committee, a compensation committee, an executive committee and a CEO committee.

   The audit committee consists of Messrs. Collatos, Wilson and Ganor, with Mr. Collatos serving as Chairman. The audit committee recommends the firm to be appointed as independent accountants to audit our financial statements and to perform services related to the audit; reviews the scope and results of the audit with the independent accountants; reviews our year-end operating results with our management and the independent accountants; considers the adequacy of our internal accounting and control procedures; reviews the non-audit services to be performed by the independent accountants, if any; and evaluates the accountants' independence.

   The compensation committee consists of Messrs. Collatos, Wilson and Ganor, with Mr. Wilson serving as Chairman. The compensation committee reviews, recommends and approves compensation arrangements for executive officers and other senior level employees, and administers certain benefit and compensation plans and arrangements.

   The executive committee consists of Messrs. Collatos, Evslin and Wilson, with Mr. Evslin serving as Chairman. Except as limited by Delaware law, the executive committee can perform each of the responsibilities of our full board, providing us with added flexibility in situations when full board meetings cannot be convened.

   The CEO committee is composed solely of Mr. Evslin. The CEO committee grants stock options and determines the basic terms of option grants to certain employees under our stock incentive plan in accordance with the terms set for that plan by our compensation committee. Our plan grants the CEO committee this authority with respect to persons other than directors, specified executive officers, consultants and other individuals identified by the compensation committee.

Outside Director Compensation

   We have not yet paid any compensation to non-employee directors. We anticipate that in the future, non-employee directors may receive annual fees, meeting fees and periodic option grants.

                             EXECUTIVE COMPENSATION

   The following table sets forth the total cash and non-cash compensation that we paid or accrued during the year ended December 31, 1999 with respect to our Chief Executive Officer and our four other most highly compensated executive officers. The principal components of these individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. We have also described below other compensation these individuals receive under employment agreements and our stock incentive plan. Mr. Shoemaker, our Executive Vice President in charge of business development, joined us in January 2000. His base salary for 2000 is $180,000. A portion of the bonuses earned in 1999 will not be paid until 2000.

                           Summary Compensation Table

                            Annual Compensation         Long Term Compensation
                          -----------------------       ----------------------
                                                         Number of Securities
   Name and Principal                      Bonus              Underlying
        Position          Year Salary ($)   ($)            Options/SARs (#)
   ------------------     ---- ---------- -------       ----------------------
Tom I. Evslin............ 1999  250,769   153,672(1)             30,000
 Chairman of the Board,
  President and           1998  232,308   150,000(1)              --
 Chief Executive Officer

Edward B. Jordan......... 1999  148,269   102,339(1)            400,000
 Executive Vice President
  and                     1998  120,192       --                  --
 Chief Financial Officer

John G. Musci(2)......... 1999  176,923   172,350(1)(4)       1,500,000
 Executive Vice President
  and
 Chief Operating Officer

Steven J. Ott............ 1999  101,014   135,242(3)             80,000
 Vice President, Global
  Sales                   1998   96,153    32,924(3)            350,000

Eric G. Weiss............ 1999  121,359    58,181(1)             50,000
 Vice President and
  Business Unit Manager,  1998   93,654       --                 50,000
 WWeXchange Service

--------
(1) Bonuses for 1999 include some bonuses that were earned in 1999 but will not be paid until 2000. Bonuses for 1998 were earned in 1998 but were not paid until 1999.
(2) Mr. Musci joined us in February 1999.
(3) Consists of commissions earned by Mr. Ott in 1998 and 1999.
(4) Excludes reimbursement for relocation expenses.

   The following table presents certain information regarding stock options granted to the named executive officers during 1999 under our stock incentive plan.

                                                                                           Potential Realizable Value at
                                                                                           Assumed Annual Rates of Stock
                                                                                           Price Appreciation for Option
                                                Individual Grants                                      Term
                         ----------------------------------------------------------------- -----------------------------
                          Number of
                         Securities        % of                     Fair Market
                         Underlying    Total Options Exercise Price  Value on
                           Options      Granted to     Per Share    Grant Date  Expiration
          Name           Granted (#)     Employees       ($/Sh)       ($/Sh)       Date      0%($)    5% ($)    10% ($)
          ----           -----------   ------------- -------------- ----------- ---------- --------- --------- ---------
Tom I. Evslin...........     30,000            *          4.00         12.00      6/8/09     240,000   466,402   813,747
Edward B. Jordan........    200,000         5.73          1.16          2.32     2/25/09     232,000   523,807   971,497
                            200,000         5.73          4.00         12.00      6/8/09   1,600,000 3,109,347 5,424,982
John G. Musci...........  1,500,000        43.01           .63          2.32      2/1/09   2,542,500 4,731,053 8,088,724
Steven J. Ott...........     50,000(1)      1.43           .63          2.32      1/7/09      84,750   157,702   269,624
                             30,000            *          4.00         12.00      6/8/09     240,000   466,402   813,747
Eric Weiss..............     50,000         1.43          4.00         12.00      6/8/09     400,000   777,337 1,356,425

--------
(1) These options were granted under the terms of Mr. Ott's offer of employment.
*  Less than one percent.

   The following table presents information regarding stock option exercises by the named executive officers during 1999 and the number and value of stock options held by the named executive officers at December 31, 1999. The calculation of the value of unexercised options is based upon a market price of $33.625 per share, representing the closing sale price of one share of our common stock on December 31, 1999.

                                                         Number of Shares
                                                      Underlying Unexercised     Value of Unexercised
                                                         Options at Fiscal      In-the-Money Options at
                                                           Year-end (#)           Fiscal Year-end ($)
                                                     ------------------------- -------------------------
                             Number of       Value
                          Shares  Acquired Realized
          Name            on Exercise (#)   (1)($)   Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------------- --------- ----------- ------------- ----------- -------------
Tom I. Evslin...........       30,000        240,000       --            --           --           --
Edward B. Jordan........      200,000      2,399,000   400,000       400,000   13,217,000   12,649,000
John G. Musci...........          --             --    333,334     1,166,666   11,000,022   38,499,978
Steven J. Ott...........      116,668      1,365,016       --        313,332          --    10,314,539
Eric Weiss..............       50,000        596,050    50,000       133,332    1,677,300    4,265,172
                               16,668        192,932

--------
(1) Each of the options exercised by the named executive officers was exercised prior to our initial public offering. The amount realized on exercise represents the number of shares acquired multiplied by the difference between the public offering price in our initial public offering and the option exercise price.

Employment Agreements

   Tom I. Evslin. We have entered into an amended employment agreement with Tom
I. Evslin, our Chairman, President and Chief Executive Officer. The agreement expires on March 31, 2001. Under his agreement, Mr. Evslin is entitled to receive a base salary in 2000 of not less than $300,000 and annual bonuses which could amount to 100% or more of base salary. The actual amount of bonuses paid or to be paid is determined by our compensation committee before the start of the year in which the bonus is to be paid and is contingent upon ITXC's achieving certain performance objectives. Mr. Evslin is eligible to receive an additional bonus under our cash incentive plan.

   If Mr. Evslin's employment with us is terminated by us without cause, or by Mr. Evslin for good reason, Mr. Evslin is entitled to receive his salary and other benefits for a period of six months, as well as his annual bonus for the year in which the termination occurs and for the severance period. If
Mr. Evslin's employment is terminated for any other reason, our obligation to pay any further compensation or benefits ends. Mr. Evslin's employment agreement also prohibits him from being employed by a competing business for a period of six months after his employment is terminated by us without cause or by him with or without good reason. We can extend this restriction against competition for up to an additional 18 months, provided that we pay Mr. Evslin additional proportionate severance amounts. If we terminate Mr. Evslin's employment for cause, this restriction will apply for a period of two years.

   Under his employment agreement, Mr. Evslin is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

   John G. Musci. We have also entered into an employment agreement with John
G. Musci, our Executive Vice President and Chief Operating Officer. The term of Mr. Musci's employment agreement began on February 8, 1999 and expires on February 7, 2001. Under his employment agreement, Mr. Musci is entitled to receive an annual base salary of not less than $200,000 and he is eligible to receive a cash bonus under our cash incentive plan. Mr. Musci is also entitled to receive up to $100,000 in relocation expenses.

   Under his employment agreement, Mr. Musci received non-qualified options covering 1,500,000 shares of ITXC common stock at an exercise price of $0.625 per share under our stock incentive plan. A total of 1,000,000 of Mr. Musci's options vested or will vest and become exercisable at the rate of 33 1/3% per year on December 21, 1999, 2000 and 2001. The remaining 500,000 will vest and become exercisable on December 21, 2005. These options could, however, vest and become exercisable under certain circumstances, prior to December 21, 2005.

   Under his employment agreement, if Mr. Musci is terminated for cause or any reason other than constructive termination or wrongful termination, he is entitled to receive accrued but unpaid base salary, bonus and other benefits and forfeits any unvested options. If Mr. Musci is terminated by reason of a constructive termination or wrongful termination, in addition to any accrued but unpaid base salary, bonus and other benefits, Mr. Musci is entitled to receive as severance a lump sum payment in cash equal to his current salary as of the date of termination for a period equal to the greater of the remainder of the then current term or six months, certain additional benefits and an acceleration of the vesting period for any of his options that have not vested as of the date of the termination. Upon expiration of the term of his employment, Mr. Musci is entitled to receive as severance his base salary compensation in effect at the time of the termination for a period of six months, any accrued but unpaid base salary, bonus and other benefits and forfeits any unvested options.

   Mr. Musci's employment agreement prohibits him from becoming associated with any competing business for the applicable severance period in the case of a company wrongful termination or expiration of his term of employment or for six months in the case of his termination for any other reason.

   Under his employment agreement, Mr. Musci is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

   Thomas J. Shoemaker. We entered into an employment agreement with Thomas Shoemaker, our Executive Vice President of Business Development, effective as of January 2, 2000. The term of Mr. Shoemaker's employment agreement expires on January 2, 2001, after which his employment with us will be on an at-will basis unless the term of the employment agreement is extended by ITXC and Mr. Shoemaker. Under his employment agreement, Mr. Shoemaker is entitled to receive an annual base salary of not less than $180,000. In addition, for the calendar year 2000 and thereafter, Mr. Shoemaker is eligible to receive a cash bonus under our cash incentive plan.

   Under his employment agreement, Mr. Shoemaker received options covering 300,000 shares of our common stock at an exercise price of $40.00 per share under our stock incentive plan. A total of 250,000 of Mr. Shoemaker's options will vest and become exercisable at the rate of 33 1/3% per year on January 2, 2001, 2002 and 2003. The remaining 50,000 options will vest and become exercisable on January 2, 2003. Those 50,000 options could, however, vest and become exercisable under certain circumstances, on January 2, 2001.

   Under his employment agreement, if Mr. Shoemaker is terminated for cause or any reason other than constructive termination or wrongful termination, he is entitled to receive accrued but unpaid base salary, bonus and other benefits, in accordance with our employee benefits plans, and forfeits any unvested options. If Mr. Shoemaker is terminated by reason of a constructive termination or wrongful termination, in addition to any accrued but unpaid base salary, bonus and other benefits, Mr. Shoemaker is entitled to receive, as severance, payments through January 2, 2001 of his current salary as of the date of termination, less his income from other employment, and his options will continue to vest for the remainder of that year.

   Mr. Shoemaker's employment agreement prohibits him from becoming associated with any competing business for six months after the date of his termination.

   Under his employment agreement, Mr. Shoemaker is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

Compensation Committee Interlocks and Insider Participation

   During 1999, Messrs. Ganor, Collatos and Wilson participated on our compensation committee. Mr. Ganor is the Chairman of the Board and CEO of VocalTec. Tom I. Evslin, our Chairman of the Board, President and Chief Executive Officer, served on the board of directors and compensation committee of VocalTec until June 1999, when he resigned from VocalTec's board. None of the members of our compensation committee served as an officer or employee of ITXC or any of its subsidiaries during 1999.

   In October 1997, we entered into an agreement with VocalTec under which:

  .  we issued to VocalTec:

    .  1,800,000 shares of common stock;

    .  278,000 shares of Series A convertible preferred stock;

    . warrants to purchase 122,000 shares of Series A convertible preferred stock; and

    . warrants to purchase 1,200,000 shares of common stock, the exercisability of which was conditioned, in part, upon our use of the credit described below.

  . we received from VocalTec $500,000 in cash and the rights to certain information regarding VocalTec's business; and

  . we received a credit entitling us to purchase $1.0 million of VocalTec's equipment.

   In April 1998:

  . VocalTec Communication's shares of Series A convertible preferred stock were converted into a total of 556,000 shares of our common stock; and

  . VocalTec Communication's preferred stock warrant was converted into a warrant to purchase a total of 244,000 shares of our common stock.

   In June 1999, VocalTec exercised its outstanding warrants, acquiring 1,444,000 shares of common stock upon payment of $722.

   VocalTec also acquired 668,622 shares of our Series B convertible preferred stock and 215,332 shares of our Series C convertible preferred stock as part of our April 1998 and February 1999 private placements. Each of those shares of preferred stock was converted into two shares of our common stock when we completed our initial public offering. See "Certain Transactions--ITXC Equity Financings."

   We also have an ongoing business relationship with VocalTec. From inception through December 31, 1999, we purchased $1.0 million of hardware and software from VocalTec. We offset the purchase price of these products against the $1.0 million credit that we received in connection with our 1997 agreement with VocalTec.

   VocalTec is a selling stockholder in this offering. See "Principal and Selling Stockholders."

1998 Incentive Stock Option Plan

   Our stock incentive plan was adopted by our board of directors on February 17, 1998 and by our shareholders on April 2, 1998. Under the plan, incentive stock options and non-qualified stock options to purchase shares of our common stock may be granted to directors, officers, employees and consultants. As of January 31, 2000, stock options covering 2,439,824 shares were available for grant under the plan and stock options to purchase 5,561,130 shares were outstanding with a weighted average exercise price of $4.83 per share. On January 1 of each subsequent year, the number of shares of common stock available for issuance under the plan will be increased by the least of:

  .  2,000,000 shares;

  .  3% of the outstanding shares; or

  .  a number of shares determined by our board of directors.

   The per share exercise price for incentive stock options granted under the plan will equal the fair market value of the underlying common stock on the date of grant. The option price for shares purchased through the exercise of an option is payable in cash or, at the discretion of our Chief Executive Officer or compensation committee, in common stock or a combination of both.

   Our chief executive officer or compensation committee determines the initial vesting period and the expiration date(s) of each option at the time that it is granted. As of January 31, 2000, ITXC had not granted any incentive stock options.

   Under the plan, we may also issue stock appreciation rights, either alone or in connection with options, restricted stock awards and performance awards. As of January 31, 2000, we had not issued any such stock appreciation rights, restricted stock awards or performance awards.

   The plan provides that in the event of a change in control, all options outstanding on that date will be immediately and fully exercisable upon termination of an option holder's employment or service for certain specified reasons within twelve months following the change in control. In addition, under certain circumstances upon such specified termination, an option holder may be permitted to exchange any unexercised options for a cash payment.

   The plan provides for options to terminate within specified periods of time after employment is terminated, depending upon the reason for termination. If an option holder's employment is terminated for cause, his or her options will terminate immediately upon termination of employment. Unless otherwise provided by the compensation committee or our board of directors, options are not transferable by the option holder and can be exercised only by the option holder during his or her lifetime or upon the option holder's death only by the personal representative of his or her estate. The plan may be amended or terminated by the board of directors at any time; provided, that no such action may adversely affect any outstanding options without the consent of the applicable option holder.

   The grant of a non-qualified option has no tax consequences to us or to the option holder. Upon exercise of a non-qualified option, the option holder will recognize taxable ordinary income equal to the excess of the fair market value on the date of the exercise of the shares of common stock acquired over the exercise price of the non-qualified option, and that amount will be deductible by us for federal income tax purposes. The option holder will, upon a later sale of shares, recognize short term or long term capital gain or loss, depending on the holding period of the shares, but we will not be entitled to an additional tax deduction.

Employee Stock Purchase Plan

   We have an employee stock purchase plan intended to meet the qualifications for such a plan under applicable federal income tax laws. The plan will be administered by the compensation committee of our board of directors. The number of shares available for purchase under the plan presently consists of 858,164 shares of common stock and will increase on January 1 of each subsequent year in an amount equal to the least of:

  .  600,000 shares of common stock;

  .  1% of the common stock outstanding on January 1; or

  .  a number of shares of common stock specified by our board.

   Shares of our common stock will be offered to our employees under the plan through a series of successive offering periods, not to exceed 24 months, until either the maximum number of shares available for issuance under the plan has been purchased or the plan has been otherwise terminated. Each offering period is of a duration determined by the compensation committee of our board of directors. The initial offering period terminates on the last business day in July 2001. The next offering period will commence on the first business day in August 2001, and subsequent periods will commence as determined by the compensation committee.

   In order to be eligible to participate in the plan, an employee must be engaged, on a regularly scheduled basis of more than 20 hours per week of work for ITXC for more than five months per calendar year, in the rendition of personal services to ITXC. Non-employee directors and non-employee officers are not eligible to participate.

   Each employee who meets the employment criteria on the start date of the initial offering period will be eligible to enter that offering period or any subsequent offering period on the start date of any purchase period during which he or she remains employed by us. Employees who met the eligibility criteria after the start date of the initial offering period will be eligible to enter that offering period or any subsequent offering period on the start date of any purchase period within the applicable offering period on which he or she meets the eligibility criteria with at least three months of service with ITXC or one of our corporate affiliates. The date on which an employee enters an offering period is his or her entry date for the purposes of that offering period.

   Employees who would, immediately after the grant, own or hold outstanding options or other rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of our stock may not be granted any rights to purchase stock under the plan. Employees whose rights to purchase stock under this plan or any other qualifying plan would exceed $25,000 worth of stock in any calendar year are also prohibited from participating.

   Employees who participate in the plan will authorize us to deduct any multiple of one percent of their total cash compensation during each purchase period up to a maximum of 10% of their total cash compensation, which includes:

  .  regular base salary;

  .  pre-tax contributions made by the employee to certain benefits plans;
     and

  . overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments.

   The maximum number of shares of common stock that an employee may purchase during any purchase period is 3,000 shares.

   During periods when employees are permitted to make purchases, the purchase price of the shares of common stock will be equal to 85% of the lesser of:

  . the fair market value of the common stock on the employee's entry date into the applicable offering period; or

  .  the fair market value of the common stock on the date of purchase.

   However, the purchase price for any employee whose entry date is other than the start date of the offering period shall not be less than 85% of the fair market value of the common stock on the start date of that offering period.

   Employees may end their participation in the plan at any time during an offering period. An employee's participation ends automatically upon termination of an employee's employment. In general, any payroll deductions for the purchase period in which the purchase right terminates will be refunded without interest.

   In the event of a stockholder-approved merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to the transaction, or in the event of a stockholder-approved sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of ITXC, each outstanding purchase right shall automatically be exercised. ITXC will use its best efforts to provide written notice in advance of the occurrence of any of these transaction. Upon receipt of such notice, employees may terminate their outstanding purchase rights. Purchase rights granted under the plan are not assignable by the employee other than by will or the laws of descent.

   Purchase rights granted under the plan are not assignable or transferable by the employee other than by will or the laws of descent.

   The plan will terminate upon the earliest of:

  .  the last business day in August 2009;

  . the date on which all shares available for issuance under the plan have been sold under purchase rights exercised under the plan; or

  . the date on which all purchase rights are exercised in connection with any corporate transaction described above.

Cash Incentive Plan

   We designed our cash incentive plan to encourage and reward our employees for their contributions to our performance. All of our employees, except salespeople, are eligible to participate in this plan. Employees who are eligible receive bonuses calculated according to a formula which takes into account an individual performance factor and a company performance factor.

                              CERTAIN TRANSACTIONS

   For a description of our relationship with VocalTec, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

Loans from Senior Management

   Between February 9, 1998 and April 22, 1998, we borrowed an aggregate of $550,000 from Tom I. Evslin, our Chairman of the Board, Chief Executive Officer and President, and $200,000 from Edward B. Jordan, our Executive Vice President and Chief Financial Officer, and delivered a series of demand notes to these officers. The notes bore interest at a rate of 10% per year. On April 27, 1998, each of those notes was canceled and we paid accrued interest to Mr. Evslin and Mr. Jordan in the amounts of $5,762 and $932, respectively. In consideration for canceling those notes, Mr. Evslin and Mr. Jordan received 322,581 and 117,302 shares of Series B convertible preferred stock, respectively, and warrants to purchase 645,162 and 234,604 shares of common stock, respectively, at an exercise price of $0.8525 per share. We valued the Series B convertible preferred stock issued to Mr. Evslin and Mr. Jordan at the same $1.705 per share price paid by all other purchasers of the Series B convertible stock. Thus, Mr. Evslin's shares and Mr. Jordan's shares had an aggregate value of $550,000 and $200,000, respectively. We concluded that the fair value of the warrants granted to Mr. Evslin and Mr. Jordan was $90,000, which was included in interest expense during 1998.

ITXC Equity Financings

   In April 1998, we sold to a limited group of investors a total of 5,865,104 shares of our Series B convertible preferred stock at a purchase price of $1.705 per share. The following table sets forth the names of those investors who, either directly or through an affiliate, are presently directors, officers or five percent stockholders of ITXC, the number of shares of Series B convertible preferred stock that such investors acquired, the aggregate purchase price paid by such investors and the aggregate number of shares of our common stock that were issued upon conversion of the preferred shares when we completed our initial public offering. Each share of Series B convertible preferred stock was converted into two shares of our common stock.

                                                     Shares of           Shares of
                                                     Preferred            Common
                          Principal Relationship       Stock     Total     Stock
 Investor                 to ITXC                    Purchased Price ($)  Issued
 --------                 ----------------------     --------- --------- ---------
 Chase Venture Capital    See "Principal and
  Associates, L.P.(1).... Selling Stockholders."     1,361,290 2,321,000 2,722,580

 Intel Corporation....... See "Principal and         1,173,021 2,000,000 2,346,042
                          Selling Stockholders."

 Spectrum Equity          Spectrum Equity            1,173,021 2,000,000 2,346,042
  Investors II, L.P. and  Investors II, LLP is one
  SEA                     of our principal
  1998 II, L.P.(1)....... shareholders. William P.
                          Collatos, an affiliate
                          of Spectrum Equity
                          Investors II, L.P. and
                          an affiliate of SEA 1998
                          II, L.P., is one of our
                          directors.


                                                                        Shares of           Shares of
                                                                        Preferred            Common
                                                                          Stock     Total   Stock to
 Investor                   Principal Relationship to ITXC              Purchased Price ($) be Issued
 --------                   ------------------------------              --------- --------- ---------
 DS Polaris, Ltd., Polaris
  Fund II (Tax Exempt
  Investors), LLC, Polaris
  Fund II, LLC, Polaris
  Fund II, L.P., DS Polaris
  Trust Company (foreign
  residents) (1997), Ltd.
  and Canada--Israel
  Opportunity Fund LP(1)... See "Principal and Selling Stockholders."    753,079  1,284,000 1,506,158

 VocalTec
  Communications(1)........ VocalTec Communications is one of our        668,622  1,140,000 1,337,244
                            principal stockholders. Elon A. Ganor,
                            the Chairman of the Board of VocalTec, is
                            one of our directors.

 Tom I. Evslin and Mary A.
  Evslin(1)................ Chairman of the Board, Chief Executive       322,581    550,000   645,162
                            Officer and President; and Vice
                            President, Marketing and Customer Success

 The fl@tiron Fund LLC(1).. Frederick R. Wilson, the manager of The      296,188    505,000   592,376
                            fl@tiron Fund LLC, is one of our
                            directors.

 Edward B. Jordan(1)....... Executive Vice President and Chief           117,302    200,000   234,604
                            Financial Officer

  (1) This investor, or an affiliate of this investor, is a selling stockholder in this offering.

   As part of the Series B financing, we entered into various agreements with our investors, including a stockholders' agreement, the principal terms of which terminated upon the closing of our initial public offering, and a registration rights agreement.

   In February 1999, we sold to a limited group of investors a total of 3,229,975 shares of our Series C convertible preferred stock at a purchase price of $4.644 per share. The following table sets forth the names of those investors who, either directly or through an affiliate, are presently directors, officers or five percent stockholders of ITXC, the number of shares of Series C convertible preferred stock that such investors acquired, the aggregate purchase price paid by such investors and the aggregate number of shares of our common stock that were issued upon conversion of the preferred shares when our initial public offering was completed. Each share of Series C convertible preferred stock was converted into two shares of our common stock.

                                                                      Shares of           Shares of
                                                                      Preferred            Common
                                                                        Stock     Total   Stock to
 Investor                 Principal Relationship to ITXC              Purchased Price ($) be Issued
 --------                 ------------------------------              --------- --------- ---------
 Spectrum Equity
  Investors II, L.P. and
  SEA                     Spectrum Equity Investors II, LLP is one    1,173,559 5,450,008 2,347,118
  1998 II, L.P.(1)....... of our principal shareholders. William P.
                          Collatos, an affiliate of Spectrum Equity
                          Investors II, L.P. and an affiliate of
                          SEA 1998 II, L.P., is one of our
                          directors.

 Chase Venture
  Associates, L.P.(1).... See "Principal and Selling Stockholders."     870,138 4,040,921 1,740,276

 Intel Corporation....... See "Principal and Selling Stockholders."     484,496 2,249,999   968,992

 DS Polaris, Ltd.,
  Polaris Fund II (Tax
  Exempt Investors), LLC,
  Polaris Fund II, LLC,
  Polaris Fund II, L.P.,
  DS Polaris Trust
  Company (foreign
  residents) (1997), Ltd.
  and Canada-Israel
  Opportunity Fund
  L.P.(1)................ See "Principal and Selling Stockholders."     263,194 1,222,273   526,388

 The Flatiron Fund
  1998/99, LLC and
  Flatiron Associates,    Frederick R. Wilson, the manager of The       223,256 1,036,801   446,512
  LLC(1)................. Flatiron Fund 1998/99, LLC, and Flatiron
                          Associates, LLC is one of our directors.

 VocalTec
  Communications(1)...... VocalTec Communications is one of our         215,332 1,000,002   430,664
                          principal stockholders. Elon A. Ganor,
                          the Chairman of the Board of VocalTec, is
                          one of our directors.

  (1) This investor, or an affiliate of this investor, is a selling stockholder in this offering.

   As part of the Series C financing, we entered into various agreements with our investors, including a stockholders' agreement, the principal terms of which terminated upon the closing of our initial public offering, and a registration rights agreement.

Third Amended Registration Rights Agreement

   Each of the purchasers of our Series B and Series C convertible preferred stock, including Mr. and Mrs. Evslin and Mr. Jordan, and ITXC entered into an amended registration rights agreement whereby each stockholder has the right, under certain circumstances and subject to certain conditions, to cause us to register under the Securities Act shares of common stock held by them. Subject to certain conditions and exceptions, those stockholders also have the right to require that shares of common stock held by them be included in any registration under the Securities Act commenced by us. Please see "Description of Capital Stock--Registration Rights" for additional information.

Stock Option Exercises

   During 1999, certain of our executive officers exercised stock options, resulting in the issuance of a total of 480,004 shares of common stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of January 31, 2000 and as adjusted to reflect the sale of common stock in this offering, by:

  . each person known by us to beneficially own more than five percent of our outstanding common stock;

  .  each of our directors;

  .  each executive officer named in the Summary Compensation Table;

  .  each stockholder who is selling stock in this offering; and

  .  all of our executive officers and directors as a group.

   Unless otherwise indicated, the person or persons named have sole voting and investment power. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person under options or warrants exercisable within 60 days of January 31, 2000 are deemed beneficially owned by such person and are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

                           Shares Beneficially           Number of          Shares Beneficially
                            Owned Before the             Shares to            Owned After the
                                Offering                  be Sold                Offering
                          ------------------------------  in the           ---------------------
          Name              Number            Percentage Offering            Number   Percentage
          ----            ----------          ---------- ---------         ---------- ----------
Executive Officers and
 Directors
Tom I. Evslin...........   7,439,308(1)(2)(3)   20.28%     375,000(2)(14)   7,064,308   18.16%
Edward B. Jordan........   1,083,012(1)(3)       2.96%     100,000(14)        983,012    2.53%
John G. Musci...........     346,034(1)             *       77,690(14)        268,344       *
Steven J. Ott...........     250,000(1)             *       64,500            185,500       *
Bradley E. Miller.......     133,333(1)             *       37,500             95,853       *
Eric G. Weiss...........     116,668                *       37,500             79,168       *
Elon A. Ganor...........   5,567,908(4)         15.48%     750,000(14)(15)  4,817,908   12.61%
William P. Collatos.....   4,693,160(5)         13.05%     235,917(16)      4,457,243   11.67%
Frederick R. Wilson.....   1,038,888(6)          2.89%      48,824(17)        990,064    2.59%
All executive officers
 and directors as a
 group (10 persons).....  20,668,311            54.43%   1,726,931         18,941,380   49.20%
Other Selling
Stockholders
and Beneficial Owners of
5% or
More of ITXC's Common
Stock
VocalTec
 Communications.........   5,567,908(4)(7)      15.48%     750,000(14)      4,817,196   12.61%
Spectrum Equity
 Investors II, L.P. ....   4,693,160(5)(8)      13.05%     235,917(16)      4,457,243   11.67%
Chase Venture Capital
 Associates, L.L.C......   4,462,856(6)(9)      12.41%     201,461          4,261,395   11.16%
Intel Corporation.......   3,315,034(10)         9.21%         --           3,315,034    8.68%
Essex Investment
 Management Company.....   2,096,445(11)         5.83%         --           2,096,445    5.49%
DS Polaris Ltd. ........   2,032,546(12)         5.65%      71,608(18)      1,960,938    5.13%
Flatiron Partners.......   1,038,888(6)(13)      2.89%      48,824(17)        990,064    2.59%

--------
* Represents less than one percent.

 (1) The table above includes the following number of shares which the following persons may acquire under options and warrants held as of January 31, 2000 and exercisable within 60 days of such date:

    Tom I. Evslin.....................................................   711,826
    Edward B. Jordan..................................................   634,604
    John G. Musci.....................................................   333,334
    Steven J. Ott.....................................................    33,332
    Bradley E. Miller.................................................    33,333
    Eric G. Weiss.....................................................    50,000
                                                                       ---------
    All executive officers and directors as a group................... 1,796,429

    The table above excludes:
     . options covering 500,000 shares of common stock granted to Mr. Musci in February 1999 which will vest on the earliest of the date on which a change in control of his former employer, Qwest Communications International, occurs, the seventh anniversary of the date on which the options were granted and such other date as is provided for in our stock incentive plan;
     . options covering an additional 666,666 shares of common stock granted to Mr. Musci, an additional 400,000 shares of common stock granted to Mr. Jordan and an additional 893,330 shares granted to other executive officers, all of which were granted on or before January 31, 2000 and will not vest prior to March 31, 2000.

 (2) Includes shares beneficially owned by Mary A. Evslin, who is Mr. Evslin's wife and an executive officer of ITXC. With the exception of shares held with Mary A. Evslin as joint tenants, Tom I. Evslin disclaims beneficial ownership of the shares owned of record by Ms. Evslin. The shares being sold in this offering are owned jointly by Mr. and Mrs. Evslin. Mr. Evslin's principal business address is 600 College Road East, Princeton, New Jersey 08540.

 (3) Tom I. Evslin and Edward B. Jordan are each investors in Flatiron Associates, LLC, a fund described in note 6 below. Mr. Evslin is deemed to be the beneficial owner of 652 shares of the common stock owned by Flatiron Associates, LLC and Mr. Jordan is deemed to be the beneficial owner of 1,304 shares of the common stock owned by Flatiron Associates, LLC, representing their respective percentage interests in that entity. After this offering, as a result of the sale by Flatiron Associates of 3,040 shares of common stock in this offering, Mr. Evslin and Mr. Jordan will be deemed to be the beneficial owners of 604 and 1,208 shares of ITXC common stock held by Flatiron Associates, respectively. Mr. Evslin's shares also include 5,000 shares owned by an adult child who resides with Mr. Evslin. Mr. Jordan's shares also include 22,500 shares owned by his children, who are minors. Mr. Musci's shares include 2,700 shares owned by his children, who are minors.

 (4) This number represents 5,567,908 shares of common stock beneficially owned by VocalTec Communications. Mr. Ganor is the Chairman of the Board and CEO of VocalTec Communications. Mr. Ganor disclaims beneficial ownership of these shares.
 (5) This number represents 4,649,000 shares of common stock beneficially owned by Spectrum Equity Investors II, L.P. and 44,160 shares of common stock beneficially owned by SEA 1998 II, L.P. Mr. Collatos is a managing general partner of Spectrum Equity Investors II, L.P. and an affiliate of SEA 1998 II, L.P. Mr. Collatos disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

 (6) This number represents 592,376 shares of common stock beneficially owned by The fl@tiron Fund LLC, 405,168 shares of common stock beneficially owned by The Flatiron Fund 1998/99, LLC and 41,344 shares of common stock beneficially owned by Flatiron Associates, LLC. Mr. Wilson is a manager of The fl@tiron Fund LLC, The Flatiron Fund 1998/99, LLC and Flatiron Associates, LLC. Mr. Wilson disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The Flatiron entities are parties to certain co-investment arrangements with affiliates of Chase Venture Capital Associates. These parties disclaim beneficial ownership of each other's securities.
 (7) The principal business address of VocalTec is 1 Executive Drive, Suite 320, Fort Lee, New Jersey 07024.
 (8) The principal business address of Spectrum Equity Investors II, L.P. is One International Place, Boston, Massachusetts 02110.
 (9) The principal business address of Chase Venture Capital Associates, L.P. is 380 Madison Avenue, New York, New York 10017.
(10) The principal business address of Intel Corporation is 2200 Mission College Boulevard, Santa Clara, California 95052.
(11)  Based on information provided by Essex Capital Management Company in its
      Schedule 13G filed on February 2, 2000. The principal business address of Essex Capital Management Company is 125 High Street, Boston, Massachusetts 02110.
(12) This number represents 37,418 shares of common stock beneficially owned by DS Polaris Ltd., 738,928 shares of common stock beneficially owned by Polaris Fund II (Tax Exempt Investors), LLC, 487,692 shares of common stock beneficially owned by Polaris Fund II, LLC, 184,732 shares of common stock beneficially owned by Polaris Fund II, L.P., 434,112 shares of common stock beneficially owned by DS Polaris Trust Company (foreign residents) (1997), Ltd. and 149,664 shares of common stock beneficially owned by Canada-Israel Opportunity Fund L.P. We have been informed that DS Polaris Ltd. is the manager of Polaris Fund II (Tax Exempt Investors) LLC and Polaris Fund II, LLC, the general partner of Polaris Fund II, L.P. and DS Polaris Trust Company (foreign residents) (1997), Ltd. and an affiliate of Canada-Israel Opportunity Fund L.P. The principal business address of DS Polaris Ltd. is 37 Shaul Hamelech Avenue, Tel Aviv, Israel.
(13) The principal business address of the Flatiron entities is 257 Park Avenue South, New York, New York 10010.
(14) VocalTec, Mr. Evslin, Mr. Jordan and Mr. Musci may sell up to an additional 250,000, 125,000, 80,000 and 45,000 shares, respectively, if our underwriters exercise their over-allotment option in full. See "Underwriting."
(15) This number represents 750,000 shares of common stock to be sold by VocalTec Communications in the offering.
(16) This number represents 233,216 and 2,701 shares of common stock to be sold by Spectrum Equity Investors II L.P. and SEA 1998 II L.P., respectively, in the offering.
(17) This number represents 15,992, 3,040 and 29,792 shares of common stock to be sold by The fl@tiron Fund LLC, Flatiron Associates LLC and Flatiron Fund II 1998/99 LLC, respectively, in the offering.
(18)  This number represents 26,033, 17,182, 6,508, 15,294, 1,318 and 5,273 shares of common stock to be sold by Polaris Fund II (tax exempt investors) LLC, Polaris Fund II LLC, Polaris Fund II, L.P., DS Polaris Trust Company (foreign residents) (1997), Ltd., DS Polaris Ltd., and Canada-Israel Opportunity Fund L.P., respectively, in the offering.

                          DESCRIPTION OF CAPITAL STOCK

   This is a summary of the material terms and provisions of our capital stock and we refer you to our third restated certificate of incorporation, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

   Our authorized capital stock consists of 67,500,000 shares of common stock, par value $.001 per share, and 15,000,000 shares of preferred stock, par value $.001 per share. As of January 31, 2000, our outstanding capital stock consisted of 35,976,196 shares of common stock. No other shares of any class or series were issued or outstanding as of January 31, 2000. In addition, the following shares of common stock were reserved for issuance as of January 31, 2000:

  . 879,766 shares were reserved for issuance upon the exercise of warrants held by Tom I. Evslin and Edward B. Jordan at an exercise price of $0.8525 per share;

  . 5,561,130 shares were reserved for issuance upon exercise of outstanding stock options granted under our stock incentive plan;

  . 2,439,824 shares were reserved for issuance upon the exercise of stock options or other benefits which may be granted under our stock incentive plan; and

  . 858,164 shares were reserved for issuance under our employee stock purchase plan.

   We intend to ask our stockholders, at our next annual meeting, to increase the number of shares of authorized capital stock to accommodate, among other things, stock splits.

Common Stock

   Voting Rights. Each holder of shares of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulate votes in the election of directors.

   Dividend Rights. The holders of common stock are entitled to dividends and other distributions if, as and when declared by our board of directors out of assets legally available therefor, subject to the rights of any holder of preferred stock. See "Dividend Policy."

   Other Rights. Upon the liquidation, dissolution or winding up of ITXC, the holders of shares of common stock would be entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive or other subscription rights to purchase shares of ITXC. No share of our common stock issued in connection with or outstanding prior to the offering is subject to any assessment.

Preferred Stock

   Our board of directors has the authority, without further action by the stockholders, to issue our authorized and unissued shares of preferred stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications relating to each such series. The rights, preferences, privileges and powers of each series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and could adversely affect the rights and powers, including voting rights, of holders of shares of common stock. The existence of authorized and undesignated shares of preferred stock may also have an adverse effect on the market price of the common stock. While we have no present intention to issue shares of preferred stock, any such issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of ITXC.

Registration Rights

   Under a registration rights agreement, certain of our stockholders have the right, under certain circumstances and subject to certain conditions, to require us to register under the Securities Act shares of our common stock held by them. Subject to certain conditions and exceptions, such investors also have the right to require that shares of common stock held by them be included in any registration under the Securities Act commenced by us. The registration rights agreement provides that we will pay all expenses in connection with the registrations requested by such stockholders. The registration rights agreement also provides that we will indemnify the stockholders for certain liabilities they may incur under the securities laws.

Certain Change of Control Provisions

   We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in certain business combinations with a 15% stockholder for a period of three years following the date the person became a 15% stockholder, unless, with certain exceptions, the business combination or the transaction in which the person became a 15% stockholder is approved in a prescribed manner. Generally, the business combinations covered by this statute include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the 15% stockholder. In determining whether a stockholder is a 15% stockholder, the Delaware statute generally includes the voting shares owned by the stockholder and the stockholder's affiliates and associates.

   The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ITXC.

   Our certificate of incorporation provides for staggered terms for members of our board of directors and eliminates the right of shareholders to act without a meeting. Additionally, our by-laws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. The amendment of any of these provisions requires approval of at least two-thirds of the outstanding common stock.

   The above-mentioned provisions of Delaware law and of our certificate of incorporation and by-laws may have the effect of delaying, deterring or preventing a change in control of ITXC, may discourage bids for the common stock at a premium over the prevailing market price, and may adversely affect the market price, and the voting and other rights of the holders, of the common stock.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is Continental Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon the consummation of this offering, we will have 38,193,386 shares of common stock issued and outstanding, based on share information as of January 31, 2000. All of the 4,000,000 shares of common stock to be sold in this offering and any shares sold upon exercise of the underwriters' over-allotment options will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by an affiliate of ITXC as the term affiliate is defined in Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144. After the completion of this offering, all of our outstanding shares of common stock other than the shares offered hereby or sold in our initial public offering or sold subsequent to our initial public offering upon exercise of stock options will be restricted securities as the phrase restricted securities is defined in Rule 144 and will be subject to certain restrictions on disposition. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. Sales of restricted securities in the public market, or the availability of such shares for sale, could have an adverse effect on the price of the common stock.

   In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of common stock for at least one year, including a person who may be deemed an affiliate of ITXC for Rule 144 purposes, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an affiliate of ITXC for Rule 144 purposes at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations as described above. As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The foregoing summary of Rule 144 is not intended to be a complete description of that Rule.

   Our executive officers and directors who are selling stockholders in this offering and the other selling stockholders in this offering have signed lock-up agreements. Subject to certain exceptions, those persons have agreed that for a period of 90 days after the date of this prospectus, or for a period of 240 days after the date of this prospectus in the case of VocalTec, they will not offer, sell, contract to sell or otherwise dispose of any shares of common stock or securities exercisable or exchangeable for common stock or enter into any derivative transaction with similar effect as a sale of common stock, unless they receive the prior written consent of Lehman Brothers Inc. Certain other stockholders entered into lock-up agreements in connection with our initial public offering; those agreements contain similar restrictions and will expire on March 25, 2000.

   Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, under written compensatory benefit plans or written contracts relating to the compensation of these persons. In addition, Rule 701 will apply to certain stock options granted by us before we became subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of these options including exercises after the date of our initial public offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, subject to the contractual restrictions described above, may be sold by:

  . persons other than affiliates, subject only to the manner of sale provisions set forth in Rule 144, and

  . by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

   Except as indicated above, we are unable to estimate the amount, timing and nature of future sales of outstanding common stock. No prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of the common stock prevailing at any given time. Nevertheless, sales of significant numbers of shares of common stock in the public market could adversely affect the market price of the common stock and could impair our ability to raise capital through an offering of our equity securities. See "Underwriting."

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
                              TO NON-U.S. HOLDERS

   The following summary describes the material United States federal income and estate tax consequences of the ownership of ITXC common stock by a non-U.S. holder. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such non-U.S. holders in light of their personal circumstances. Furthermore, the discussion below is based upon the provisions of United States federal income tax law and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of common stock should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

   As used herein, U.S. holder means a holder of ITXC common stock that is:

    . a citizen or resident of the United States, or someone treated as a United States citizen or resident individual for United States federal income tax purposes;

    . a corporation or partnership created or organized, or treated as created or organized for United States federal income tax purposes, in or under the laws of the United States or any political subdivision thereof;

    . an estate the income of which is subject to United States federal income taxation regardless of its source;

    . a trust the administration of which is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in section
       7701(a)(30) of the Internal Revenue Code of 1986; or

    . a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

   As used herein, non-U.S. holder means a holder of ITXC common stock that does not fit within the description of a U.S. holder above.

Dividends

   Dividends paid to a non-U.S. holder of ITXC common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied in order for such effectively connected dividends to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   Through December 31, 2000, dividends paid to an address outside the United States are presumed to be paid to a resident of such country, unless the payer has knowledge to the contrary, for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under United States Treasury regulations, a non-U.S. holder of ITXC common stock who wishes to claim the benefit of an applicable treaty rate and avoid back-up withholding for dividends paid after December 31, 2000 will be required to satisfy applicable certification and other requirements.

   A non-U.S. holder of ITXC common stock eligible for a reduced rate of United States withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of ITXC common stock unless:

  (1) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder,

  (2) in the case of a non-U.S. holder who is an individual and holds the ITXC common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

  (3) ITXC is or has been treated as a U.S. real property holding corporation for United States federal income tax purposes.

   An individual non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a non-U.S. holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Internal Revenue Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

   ITXC believes it is not and does not anticipate becoming a U.S. real property holding corporation for United States federal income tax purposes. If ITXC is or becomes a U.S. real property holding corporation, so long as the ITXC common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held, at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period, more than five percent of the ITXC common stock will be subject to U.S. federal income tax on the disposition of the ITXC common stock.

   Special rules may apply to certain non-U.S. holders, such as entities which are treated as controlled foreign corporations, passive foreign investment companies or foreign personal holding companies under the Internal Revenue Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them and their beneficial owners.

Federal Estate Tax

   ITXC common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

   ITXC must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

   Through December 31, 2000, backup withholding at the rate of 31% generally will not apply to dividends paid to a non-U.S. holder at an address outside the United States unless the payer has knowledge that the payee is a U.S. person. After December 31, 2000, and thereafter, however, a non-U.S. holder will be subject to back-up withholding unless applicable certification requirements are met.

   Payment of the proceeds of a sale of ITXC common stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of ITXC common stock by or through a foreign office of a broker. If, however, such broker is for United States federal income tax purposes a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for a certain period from the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 2000, a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless:

  . such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or

  .  the beneficial owner otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, the underwriters named below, for whom Lehman Brothers Inc., CIBC World Markets Corp., PaineWebber Incorporated, First Analysis Securities Corporation and Kaufman Bros., L.P. are acting as representatives, severally agreed to purchase, and we and the selling stockholders have agreed to sell to the underwriters, the number of shares of common stock set forth opposite the name of each underwriter.

                                                                        Number
   Underwriters                                                        of shares
   ------------                                                        ---------
     Lehman Brothers Inc..............................................
     CIBC World Markets Corp..........................................
     PaineWebber Incorporated.........................................
     First Analysis Securities Corporation............................
     Kaufman Bros., L.P...............................................
   Total.............................................................. 4,000,000
                                                                       =========

   Lehman Brothers, on behalf of the underwriters, expects to deliver the
shares on or about          , 2000.

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in the offering are subject to approval of legal matters by counsel as well as to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a
concession not in excess of $      per share. The underwriters may allow, and
such dealers may reallow, a concession not in excess of $      per share on
sales to certain other dealers. If all of the shares are not sold at the public offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority in excess of 5% of the total number of shares offered by them.

   We and four of our stockholders have granted to the underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the offering. To the extent the option is exercised, each underwriter will be obligated, subject to various conditions, to purchase a number of additional shares approximately proportionate to its initial purchase commitment.

   In the event the underwriters exercise their over-allotment option for less than the full 600,000 shares of our common stock, the four selling stockholders who have granted the option will have the right to have all of their 500,000 shares purchased by the underwriters on a pro rata basis prior to any of ITXC's 100,000 shares being purchased.

   We, our executive officers and directors who are selling stockholders and the other selling stockholders have agreed, subject to certain exceptions, not to do any of the following, whether any transaction described in clause (1),
(2) or (3) below is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers, on behalf of the underwriters, for a period of 90 days after the date of this prospectus, or, in the case of VocalTec, for a period of 240 days after the date of this prospectus:

  (1) offer, sell, pledge, or otherwise dispose of, or enter into any transaction or device which is designed or could be expected to result in the disposition by any person at any time in the future of, any shares of common stock or securities convertible into or exchangeable for common stock or substantially similar securities, other than any of the following:

    .  the common stock sold under this prospectus;

    . shares of common stock we issue under employee benefit plans, stock option plans or other employee compensation plans existing on the date of this prospectus or under currently outstanding options, warrants or rights; and

    . shares of common stock or securities convertible into or exchangeable for common stock that we may issue in a private placement transaction, provided that such shares are not publicly resold for a period of 90 days after the date of this prospectus.

  (2) sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock or substantially similar securities, other than the grant of options under benefit plans existing on the date hereof; and

  (3) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits of risks or ownership of shares of common stock.

   Any offer of the shares of common stock in Canada will be made only under an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement; where such an exemption is not available, offers shall be made only by a registered dealer, in the relevant Canadian jurisdiction where any such offer is made.

   In connection with this offering, Lehman Brothers, on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transaction may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

   Stabilizing transactions consist of certain bids or purchases of our common stock made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering are in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Lehman Brothers, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

   Certain of the representatives and their affiliates have in the past and may in the future provide investment banking, financial advisory and other services to us for which these representatives have and may continue to receive customary fees and commissions.

                                 LEGAL MATTERS

   Certain legal matters relating to this offering will be passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey. Certain legal matters relating to the ITXC common stock will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999 and 1998, and for the years then ended and for the period from our July 21, 1997 date of inception to December 31, 1997, as set forth in their report. Our financial statements are included in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in the offering, reference is made to the registration statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you may desire to review the full text of these documents. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

   You should only rely on the information contained in this prospectus and the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be inspected, without charge, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for information regarding the public reference rooms. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected on the SEC's web site at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Auditors...........................................  F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999.............  F-3

Consolidated Statements of Operations for the period from July 21, 1997
 (date of inception) to December 31, 1997 and the years ended December
 31, 1998 and 1999.......................................................  F-4

Consolidated Statements of Stockholders' Equity for the period from July
 21, 1997 (date of inception) to December 31, 1997 and the years ended
 December 31, 1998 and 1999..............................................  F-5

Consolidated Statements of Cash Flows for the period from July 21, 1997
 (date of inception) to December 31, 1997and the years ended December 31,
 1998 and 1999...........................................................  F-6

Notes to Consolidated Financial Statements...............................  F-7

                        Report of Independent Auditors

Board of Directors and Stockholders
ITXC Corp. and subsidiaries

  We have audited the accompanying consolidated balance sheets of ITXC Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 and the period from July 21, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ITXC Corp. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 and the period from July 21, 1997 (date of inception) to December 31, 1997 in conformity with accounting principles generally accepted in the United States.

                                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
February 7, 2000

                          ITXC CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                        1998          1999
                                                     -----------  ------------
Assets
Current assets:
  Cash and cash equivalents........................  $ 3,971,237  $ 49,017,768
  Marketable securities............................      200,000    25,378,297
  Accounts receivable, net of allowance of $172,000
   in 1998 and $1,284,000 in 1999..................      500,739     5,738,804
  Prepaid expenses and other current assets........      121,459     1,298,102
                                                     -----------  ------------
Total current assets...............................    4,793,435    81,432,971
Property and equipment, net........................    3,015,529    15,411,656
Deposits and other assets..........................       24,833        66,232
Service contract rights, net of amortization of
 $84,000...........................................           --     2,950,750
                                                     -----------  ------------
Total assets.......................................  $ 7,833,797  $ 99,861,609
                                                     ===========  ============
Liabilities, mandatorily redeemable convertible
 preferred stock and stockholders' equity (deficit)
Current liabilities:
  Accounts payable.................................  $   831,275  $ 10,403,227
  Accrued liabilities and other current
   liabilities.....................................      786,043     3,157,229
  Deferred revenue.................................      888,232            --
  Customer deposits................................      142,500       442,240
  Current portion of capital lease obligations.....       76,705     1,620,317
                                                     -----------  ------------
Total current liabilities..........................    2,724,755    15,623,013
Equipment note payable.............................    1,200,000     1,723,191
Capital lease obligations, less current portion....      160,368     2,149,177
Commitments and contingencies......................
Series B Redeemable Convertible Preferred Stock,
 $.001 par value, issued and outstanding, 5,865,104
 shares in 1998 and none in 1999;..................    9,866,723            --
Series C Redeemable Convertible Preferred Stock,
 $.001 par value, issued and outstanding, none in
 1998 and 1999;....................................           --            --
Stockholders' equity (deficit):
  Preferred Stock, $.001 par value, authorized
   10,000,000 shares in 1998 and 15,000,000 shares
   in 1999.........................................           --            --
  Common Stock, $.001 par value, authorized
   67,500,000 shares; issued and outstanding,
   8,381,000 shares in 1998; and 35,816,401 shares
   in 1999.........................................        8,381        35,816
  Additional paid-in capital.......................    2,293,516   118,089,750
  Deferred employee compensation...................     (566,201)  (10,240,858)
  Accumulated deficit..............................   (7,853,745)  (27,518,480)
                                                     -----------  ------------
Total stockholders' equity (deficit)...............   (6,118,049)   80,366,228
                                                     -----------  ------------
Total liabilities, mandatorily redeemable
 convertible preferred stock and stockholders'
 equity (deficit)..................................  $ 7,833,797  $ 99,861,609
                                                     ===========  ============

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                        Period from
                                       July 21, 1997
                                         (date of
                                       inception) to
                                       December 31,  Year ended December 31,
                                           1997         1998          1999
                                       ------------- -----------  ------------
Revenue:
  Telecommunications revenue.........    $      --   $ 1,238,008  $ 24,423,162
  Consulting revenue.................       58,824       652,944       988,232
                                         ---------   -----------  ------------
Total revenue........................       58,824     1,890,952    25,411,394

Costs and expenses:
  Data communications and
   telecommunications................           --     2,016,757    23,095,225
  Cost of consulting revenue.........           --       192,203            --
  Network operations.................           --     1,320,587     3,219,039
  Sales and marketing................      349,100     2,517,752     6,338,212
  Development........................           --       594,104     1,509,127
  General and administrative.........      351,774     2,009,088     6,930,868
  Depreciation and amortization......        5,000       344,587     2,556,436
  Non-cash employee compensation.....           --       194,288     2,715,862
                                         ---------   -----------  ------------
Total costs and expenses.............      705,874     9,189,366    46,364,769
                                         ---------   -----------  ------------
Loss from operations.................     (647,050)   (7,298,414)  (20,953,375)
Interest income......................          756       230,538     1,495,800
Interest expense.....................           --      (139,575)     (207,160)
                                         ---------   -----------  ------------
Net loss.............................     (646,294)   (7,207,451)  (19,664,735)

Accretion of redemption value of
 mandatorily redeemable convertible
 preferred stock.....................           --       (14,217)     (772,795)
                                         ---------   -----------  ------------
Net loss applicable to common
 stockholders........................    $(646,294)  $(7,221,668) $(20,437,530)
                                         =========   ===========  ============
Basic and diluted net loss per share
 applicable to common stockholders...    $   (0.09)  $     (0.88) $      (1.29)
                                         =========   ===========  ============
Weighted average shares used in
 computation of basic and diluted net
 loss per share applicable to common
 stockholders........................    7,004,908     8,184,556    15,885,883

Pro forma basic and diluted net loss
 per share (unaudited)...............                $     (0.45) $      (0.69)
                                                     ===========  ============
Weighted average shares used in
 computation of pro forma basic and
 diluted net loss per share
 (unaudited).........................                 16,154,670    28,525,619

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

       Period from July 21, 1997 (date of inception) to December 31, 1999

                   Series A Convertible
                      Preferred Stock         Common Stock     Additional     Software      Deferred
                   ----------------------- ------------------   Paid-in        Credit       Employee    Subscription Accumulated
                     Shares      Amount      Shares   Amount    Capital     Subscription  Compensation   Receivable    Deficit
                   -----------  ---------- ---------- ------- ------------  ------------  ------------  ------------ ------------
 Issuance of
  Common Stock...           --        --    7,800,000 $ 7,800 $     23,100  $        --             --     $(900)              --
 Issuance of
  Series A Stock
  and Preferred
  Warrant........      278,000  $    278           --      --      424,722           --             --        --               --
 Issuance of
  Common Warrants
  for software
  credit.........           --        --           --      --    1,000,000   (1,000,000)            --        --               --
 Utilization of
  software
  credit.........           --        --           --      --           --      243,000             --        --               --
 Net loss........           --        --           --      --           --           --             --        --     $   (646,294)
                   -----------  --------   ---------- ------- ------------  -----------   ------------     -----     ------------
Balance, December
 31, 1997........      278,000       278    7,800,000   7,800    1,447,822     (757,000)            --      (900)        (646,294)
 Conversion of
  Series A Stock
  and Preferred
  Warrant to
  Common Stock...     (278,000)     (278)     556,000     556         (278)          --             --        --               --
 Repayment of
  subscription
  receivable.....           --        --           --      --         (900)          --             --       900               --
 Issuance of
  Common Stock
  for services...           --        --       25,000      25       10,600           --             --        --               --
 Utilization of
  software
  credit.........           --        --           --      --           --      757,000             --        --               --
 Accretion of
  redemption
  value of
  mandatorily
  redeemable
  convertible
  preferred
  stock..........           --        --           --      --      (14,217)          --             --        --               --
 Deferred non-
  cash Employee
  compensation...           --        --           --      --      760,489           --       (760,489)       --               --
 Amortization of
  non-cash
  deferred
  employee
  compensation...           --        --           --      --           --           --        194,288        --               --
 Non cash
  interest
  expense........           --        --           --      --       90,000           --             --        --               --
 Net loss........           --        --           --      --           --           --             --        --       (7,207,451)
                   -----------  --------   ---------- ------- ------------  -----------   ------------     -----     ------------
Balance, December
 31, 1998........           --        --    8,381,000   8,381    2,293,516           --       (566,201)       --       (7,853,745)
 Accretion of
  redemption
  value of
  mandatorily
  redeemable
  convertible
  preferred
  stock..........           --        --           --      --     (772,795)          --             --        --               --
 Deferred non-
  cash employee
  compensation...           --        --           --      --   12,390,519           --    (12,390,519)       --               --
 Amortization of
  non-cash
  deferred
  employee
  compensation...           --        --           --      --           --           --      2,715,862        --               --
 Issuance of
  common stock
  for exercise of
  warrants.......           --        --    1,444,000   1,444         (722)          --             --        --               --
 Issuance of
  common stock
  for exercise of
  options........           --        --      613,743     614      219,285           --             --        --               --
 Issuance of
  common stock
  for initial
  public
  offering.......           --        --    7,187,500   7,187   78,407,034           --             --        --               --
 Conversion of
  mandatorily
  redeemable
  convertible
  preferred stock
  to common
  stock..........                          18,190,158  18,190   25,552,913
 Net loss........           --        --           --      --           --           --             --        --      (19,664,735)
                   -----------  --------   ---------- ------- ------------  -----------   ------------     -----     ------------
Balance, December
 31, 1999........           --  $     --   35,816,401 $35,816 $118,089,750           --   $(10,240,858)       --     $(27,518,480)
                   ===========  ========   ========== ======= ============  ===========   ============     =====     ============
                      Total
                   -------------
 Issuance of
  Common Stock...  $     30,000
 Issuance of
  Series A Stock
  and Preferred
  Warrant........       425,000
 Issuance of
  Common Warrants
  for software
  credit.........            --
 Utilization of
  software
  credit.........       243,000
 Net loss........      (646,294)
                   -------------
Balance, December
 31, 1997........        51,706
 Conversion of
  Series A Stock
  and Preferred
  Warrant to
  Common Stock...            --
 Repayment of
  subscription
  receivable.....            --
 Issuance of
  Common Stock
  for services...        10,625
 Utilization of
  software
  credit.........       757,000
 Accretion of
  redemption
  value of
  mandatorily
  redeemable
  convertible
  preferred
  stock..........       (14,217)
 Deferred non-
  cash Employee
  compensation...            --
 Amortization of
  non-cash
  deferred
  employee
  compensation...       194,288
 Non cash
  interest
  expense........        90,000
 Net loss........    (7,207,451)
                   -------------
Balance, December
 31, 1998........    (6,118,049)
 Accretion of
  redemption
  value of
  mandatorily
  redeemable
  convertible
  preferred
  stock..........      (772,795)
 Deferred non-
  cash employee
  compensation...            --
 Amortization of
  non-cash
  deferred
  employee
  compensation...     2,715,862
 Issuance of
  common stock
  for exercise of
  warrants.......           722
 Issuance of
  common stock
  for exercise of
  options........       219,899
 Issuance of
  common stock
  for initial
  public
  offering.......    78,414,221
 Conversion of
  mandatorily
  redeemable
  convertible
  preferred stock
  to common
  stock..........    25,571,103
 Net loss........   (19,664,735)
                   -------------
Balance, December
 31, 1999........  $ 80,366,228
                   =============

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        Period from
                                       July 21, 1997
                                         (date of
                                       inception) to Year ended December 31,
                                       December 31,  -------------------------
                                           1997         1998          1999
                                       ------------- -----------  ------------
Operating activities
Net loss.............................    $(646,294)  $(7,207,451) $(19,664,735)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
  Depreciation and amortization......        5,000       344,587     2,556,436
  Provision for doubtful accounts....           --       172,475     2,600,554
  Amortization of non-cash deferred
   employee compensation.............           --       194,288     2,715,862
  Issuance of common stock for
   services..........................           --        10,625            --
  Non-cash interest expense..........           --        90,000            --
  Amortization of original issue
   discounts.........................           --            --      (510,582)
  Changes in operating assets and
   liabilities:
    Increase in accounts receivable..           --      (673,214)   (7,838,619)
    Increase in prepaid expenses and
     other assets....................      (18,846)     (127,446)   (1,218,042)
    Increase in accounts payable and
     accrued expenses................      302,261     1,315,057     5,801,871
    Increase (decrease) in customer
     deposits and deferred revenue...      441,176       589,556      (588,492)
                                         ---------   -----------  ------------
Net cash provided by (used in)
 operating activities................       83,297    (5,291,523)  (16,145,747)
Investing activities
Purchase of property and equipment...      (40,420)   (2,073,696)   (4,714,757)
Purchase of service contract rights..           --            --    (3,035,057)
Purchase of available for sale
 securities..........................           --      (200,000)  (64,367,815)
Maturities of available for sale
 securities..........................           --            --    39,700,000
                                         ---------   -----------  ------------
Net cash used in investing
 activities..........................      (40,420)   (2,273,696)  (32,417,629)
Financing activities
Proceeds from equipment line of
 credit..............................           --     1,200,000       523,191
Proceeds from stockholder note.......           --        50,000            --
Repayment of capital lease
 obligations.........................           --       (13,927)     (479,710)
Issuance of common stock.............       30,000           900       220,621
Issuance of convertible preferred
 stock...............................      425,000     9,101,606    14,931,584
Proceeds from initial public
 offering............................           --            --    78,414,221
                                         ---------   -----------  ------------
Net cash provided by financing
 activities..........................      455,000    11,038,579    93,609,907
                                         ---------   -----------  ------------
Increase in cash.....................      497,877     3,473,360    45,046,531
Cash and cash equivalents at
 beginning of period.................           --       497,877     3,971,237
                                         ---------   -----------  ------------
Cash and cash equivalents at end of
 period..............................    $ 497,877   $ 3,971,237  $ 49,017,768
                                         =========   ===========  ============
Supplemental disclosures of cash flow
 information
Cash paid for interest...............           --   $    36,446  $    223,834
                                         =========   ===========  ============

                            See accompanying notes.

                          ITXC CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1997, 1998 and 1999

1. Organization and Nature of Business

  ITXC Corp. (the "Company") is a Delaware corporation, incorporated on July 21, 1997. The Company was founded for the purpose of providing Internet voice, fax and voice-enabled services primarily to traditional telephone companies, Internet service providers and telecommunications resellers, under the brand name WWeXchange for which revenues commenced in 1998. During 1997, the Company was in the development stage and was primarily developing and constructing its network, and provided consulting services under a market trial agreement with a company in the telecommunications industry (see Note 11). During 1998 the Company exited the development stage. The Company operates in one business segment.

  Initial Public Offering

  On October 1, 1999, the Company completed an initial public offering (IPO) of 7.2 million shares of common stock at a price of $12.00 per share, generating net proceeds of approximately $78.4 million. Under the Company's Certificate of Incorporation, all outstanding shares of Series B Redeemable Convertible Preferred Stock and Series C Redeemable Convertible Preferred Stock were converted into shares of Common Stock on a two-for-one basis (reflecting the stock split described in Note 11), effective upon the closing of the Company's IPO, resulting in the issuance of an additional 18.2 million shares of common stock.

  Subsidiaries and Joint Venture

  In March 1998, ITXC Data Transport Services LLC ("Data Transport"), a wholly owned subsidiary, was formed for the purpose of holding licenses and agreements with certain carriers and re-sellers and to acquire and operate switching equipment for the Company.

  In July 1998, ITXC Asia PTE Ltd, a wholly-owned subsidiary (Singapore company), was formed for the purpose of selling and marketing the Company's services in Asia.

  In July 1998, the Company obtained a 49% interest in ITXC Comunicacoes Ltda ("ITXC Ltda"), a newly formed Brazilian joint venture, in consideration of rights to certain technology, which will provide exchange carrier long-distance services in Brazil. The Company's ownership interest in ITXC Ltda is accounted for under the equity method of accounting. No investment has been recorded by the Company as no consideration has been paid.

  The ITXC Ltda joint venture agreement, as amended, provided for an exit clause triggered by an acquisition of the Company, certain business combinations, failure of the Company or ITXC Ltda to meet certain performance thresholds or the occurrence of certain

                          ITXC CORP. AND SUBSIDIARIES
other events. If any of these events occurred, the clause provided the Company a call option and provided TeleNova Communicacoes Ltda and its assignee (collectively, "TeleNova") a put option which requires the Company to acquire TeleNova's interest in ITXC Ltda.

  In February 2000, the Company agreed to issue 150,000 shares of its common stock to TeleNova in exchange for: i) equity in TeleNova, having a value of at least $6 million, ii) termination of the call and put options and iii) certain contractual commitments by each party. As part of this agreement, the parties also terminated the joint venture agreement and related license agreement.

Basis of Consolidation

  The consolidated financial statements include the accounts of ITXC Corp. and its wholly-owned subsidiaries, Data Transport and ITXC Asia PTE, Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

2. Significant Accounting Policies

Cash Equivalents

  The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Marketable Securities

  Marketable securities consist of fixed income investments which can be readily purchased or sold using established markets. In accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designations as of each balance sheet date. Such investments are classified as available-for-sale and, accordingly, are carried at fair value which approximates amortized cost at December 31, 1998 and 1999. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest, are included in interest income. Realized gains and losses and declines in value judged to be other than temporary are included in investment income. The cost of securities sold is based on the specific identification method.

Concentration of Credit Risk

  The Company transacts a significant volume of business with several customers. Four customers represented 35%, 20%, 13% and 11%, respectively, of 1998 total revenue and three customers represented 12%, 12% and 11%, respectively, of 1999 total revenue. Accounts receivable from these customers were approximately $417,800 and $3,090,900 at December 31, 1998 and 1999, respectively. The Company performs a credit evaluation of all new customers and requires certain customers to provide collateral in the form of a cash deposit.

                          ITXC CORP. AND SUBSIDIARIES

  For the period from July 21, 1997 to December 31, 1997, one customer accounted for 100% of consulting revenue under the market trial agreement referred to in the first paragraph of Note 1.

Depreciation and Amortization

  Property and equipment are recorded at cost and are depreciated over the estimated useful lives and leasehold improvements are depreciated over the term of the lease or over the estimated useful lives, whichever is shorter, utilizing the straight-line method as follows:

                                                                      Estimated
                                                                     Useful Life
                                                                     -----------
      Network equipment and software................................     2-3
      Furniture, fixtures and office equipment......................     3-7
      Leasehold improvements........................................      2

Revenue Recognition

  The Company recognizes telecommunications revenue and the related costs at the time the services are rendered. Telecommunications revenue is derived from fees charged to terminate Internet based voice and fax services over our network.

  In 1997, the Company entered into a market trial agreement with a third party. Under that agreement, the Company conducted a market trial to determine the market opportunity, operational requirements and business arrangements with respect to offering wholesale switching, transport, billing and settlement services relating to Internet protocol telephony services. While the agreement was in effect, the Company conducted a market trial of its wholesale switching, transport, billing and settlement services and provided periodic reports according to an agreed upon schedule. These reports provided marketing analyses, service descriptions, operations analyses and business structure and competitive analyses. The Company recognized consulting revenue under the market trial agreement as certain milestones were attained and cash collections were assured, as specified in the contract, and in accordance with Statement of Financial Accounting Standards, No. 68, Research and Development Arrangements. This agreement required certain research reports to be delivered by the Company and accepted by the customer, for payments under the contract to become due and payable. At December 31, 1998, $888,232, of revenue was deferred in connection with this market trial agreement for payments received in advance of delivery and acceptance of certain reports, which was fully earned during 1999.

Advertising

  Advertising costs are expensed as incurred. During 1997, 1998 and 1999, the Company expensed approximately $14,000, $119,000, and $198,000, respectively, of such costs.

                          ITXC CORP. AND SUBSIDIARIES

Income Tax

  Deferred income taxes are determined using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities (i.e. temporary differences) and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation

  The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," using an intrinsic value approach to measure compensation expense, if any. Appropriate disclosures using a fair value based method, as provided by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), are also reflected in the accompanying notes to the financial statements. Options issued to non-employees are accounted for in accordance with SFAS 123, using a fair value approach. The Company has not issued any options to non-employees.

Recent Accounting Pronouncement

  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivatives and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As the Company does not currently engage in derivatives or hedging transactions, there will be no current impact to the Company's results of operations, financial position or cash flows upon the adoption of SFAS 133.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                          ITXC CORP. AND SUBSIDIARIES

3. Available for Sale Investments

  The Company's available for sale investments which are included in cash equivalents ($47,715,977 at December 31, 1999) and marketable securities are as follows:

                                                               December 31,
                                                           --------------------
                                                             1998      1999
                                                           -------- -----------
Money market funds........................................      --  $ 9,409,553
Commercial paper..........................................      --   48,676,937
Certificates of deposits..................................  200,000   7,000,296
Asset-backed securities...................................      --    8,007,508
                                                           -------- -----------
  Total................................................... $200,000 $73,094,294
                                                           ======== ===========

  Gross realized gains and losses for the years ended December 31, 1998 and 1999 were immaterial.

  The Company's available for sale securities have the following maturities at December 31, 1999:

Due in one year or less............................................. $65,086,786
Due after one year through five years...............................   8,007,508

4. Accounts Receivable

  The Company estimates the amount of the allowance for doubtful accounts required to reduce accounts receivable to expected net realizable value by reviewing the status of significant past-due receivables and analyzing historical bad debt trends.

  The Company did not write-off any accounts receivable during 1997 and 1998. The Company wrote-off approximately $1,490,000 of accounts receivable during 1999.

5. Property and Equipment

  Property and equipment is comprised of the following:

                                                              December 31,
                                                         ----------------------
                                                            1998       1999
                                                         ---------- -----------
Network equipment and software.......................... $1,955,887 $13,494,034
Furniture, fixtures and office equipment................  1,147,946   4,126,859
Leasehold improvements..................................    261,283     612,479
                                                         ---------- -----------
                                                          3,365,116  18,233,372
Less accumulated depreciation and amortization..........    349,587   2,821,716
                                                         ---------- -----------
                                                         $3,015,529 $15,411,656
                                                         ========== ===========

  Equipment under capital leases totaled approximately $251,000 and $4,265,000 at December 31, 1998 and 1999, respectively. Included in accumulated depreciation is approximately $14,000 and $609,000 related to such assets at December 31, 1998 and 1999, respectively.

                          ITXC CORP. AND SUBSIDIARIES

  At December 31, 1998 and 1999, network equipment and software includes $1 million of software which is used in Internet gateways and switches. This software was purchased from a stockholder, who was paid by issuance of common stock warrants (see Note 11). By December 31, 1999 all such software was deployed into operations and is being depreciated over a three-year life.

6. Purchase of Contractual Rights

  On November 30, 1999, the Company purchased the contractual rights to certain terminator and reseller agreements and intellectual property, for a cash purchase price of $3 million, which is being amortized over a three year period.

7. Accrued Expenses

Accrued liabilities and other current liabilities are comprised of the following:

                                                               December 31,
                                                            -------------------
                                                              1998      1999
                                                            -------- ----------
Compensation............................................... $262,807 $1,367,120
Payroll tax withholding liability..........................      --     644,954
Accrued contract costs.....................................  300,000        --
Employee relocation costs..................................  100,000        --
Other......................................................  123,236  1,145,155
                                                            -------- ----------
                                                            $786,043 $3,157,229
                                                            ======== ==========

  Accrued contract costs represent the remaining minimum payments due under a contract with a telecommunication vendor, which the Company terminated in December 1998.

8. Income Taxes

  Due to operating losses, the Company has no income tax liability for 1997, 1998 or 1999.

  Significant components of the Company's deferred tax assets and liabilities at December 31, 1998 and 1999 are as follows:

                                                             December 31,
                                                        -----------------------
                                                           1998        1999
                                                        ----------  -----------
Deferred tax assets:
  Net operating loss carryforward...................... $2,977,041  $ 9,400,502
  Allowance for doubtful accounts......................     68,990      513,600
  Amortization of non-cash employee compensation.......         --    1,085,658
  Other................................................    120,764      207,599
                                                        ----------  -----------
                                                         3,166,795   11,207,359
Less valuation allowance............................... (3,108,838) (10,870,050)
                                                        ----------  -----------
Deferred tax asset.....................................     57,957      337,309
Deferred tax liabilities:
  Fixed assets.........................................    (57,957)    (337,309)
                                                        ----------  -----------
Net deferred tax asset................................. $       --  $        --
                                                        ==========  ===========

                          ITXC CORP. AND SUBSIDIARIES

  A reconciliation setting forth the differences between the effective tax rate of the Company and the U.S. statutory rate is as follows:

                                             December 31,
                          --------------------------------------------------------
                               1997               1998                1999
                          ----------------  ------------------  ------------------
Statutory federal income
 tax (benefit) at 34%...  $(219,740)  34.0% $(2,450,533)  34.0% $(6,389,893)  34.0%
State income tax
 (benefit), net of
 federal benefit........    (38,389)   5.9     (404,338)   5.6   (1,116,352)   5.9
Nondeductible
 expenses...............         --     --        7,750   (0.1)      21,269   (0.1)
Other...................      1,321   (0.2)      (4,909)   0.1       74,077   (0.4)
Increase in valuation
 allowance..............    256,808  (39.7)   2,852,030  (39.6)   7,410,899  (39.4)
                          ---------  -----  -----------  -----  -----------  -----
Total...................  $      --     --  $        --     --  $        --     --
                          =========  =====  ===========  =====  ===========  =====

  At December 31, 1999, the Company has a federal and state net operating loss ("NOL") carryforward of approximately $22.5 million. The federal NOL carryforwards expire from 2012 to 2019. The state NOL carryforwards expire from 2004 to 2006. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred, but believes that it is likely that such a change occurred during either 1998 or 1999. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The Company has not determined the amount of the potential limitation, but believes that all of the NOL will be available for use within the carryforward periods.

  The Company's existing deferred tax assets at December 31, 1997, 1998 and 1999 have been reduced by a valuation allowance of $256,808, $3,108,838, and $10,870,050, respectively, due to the uncertainty regarding the realization of such deferred tax assets. A portion of the deferred tax asset arising during 1999 relates to the exercise of non-qualified stock options by employees.

9. Debt

  The Company has a revolving credit agreement with a bank, which, through February 1, 2000, provided for maximum borrowings of $5 million, of which $4 million may be borrowed under an equipment line of credit for the purchase of certain capital equipment. Available borrowings under the revolving line were determined based on a formula including accounts receivable. Available borrowings under the equipment line were determined based on a formula including billable minutes. At December 31, 1999, the maximum available borrowings were $2.3 million, of which $1.7 million is outstanding.

  The Company is contractually required to make an annual payment based on the previous years' excess cash flow, as defined.

  The revolving line bore interest at the greater of (i) the bank's prime rate plus 0.5%, or (ii) the federal funds rate plus 1.5%. The equipment line bore interest at the greater of (i) the

                          ITXC CORP. AND SUBSIDIARIES
bank's prime rate plus 0.75%, or (ii) the federal funds rate plus 2.0%. The rate in effect at December 31, 1999 under the equipment line was 8.75%, representing the bank's prime rate plus 0.75%.

  On February 1, 2000, the credit agreement was amended and restated to increase the available borrowings to $10 million, which may be used either under the revolving line or the equipment line. The Company is permitted to make borrowings through February 1, 2001, with any amount outstanding under the equipment line to be converted to a term loan due three years from the final draw down. Each portion of the loan will bear interest at the greater of
(i) the bank's prime rate, or (ii) the federal funds rate plus .5%.

  Borrowings under the credit agreement are collateralized by substantially all of the Company's assets and the Company was required to maintain a restricted cash balance of $200,000 through December 31, 1998. In addition, the Company is required to maintain compliance with certain financial covenants. As of December 31, 1999 the Company was in violation of one financial covenant and has obtained a letter from the bank waiving the violation at that date. The amended and restated agreement made such covenant less restrictive. As a result, the Company believes that it will maintain compliance with such covenant throughout 2000.

  The fair value of the Company's debt approximates its carrying value.

10. Commitments and Contingencies

  The Company leases an office facility under a non-cancelable operating lease which commenced June 15, 1998, has a term of five years and provides for minimal annual base rental payments of $656,000. The Company may, at its option, terminate the lease after 18 months or 36 months. The lease contains one five year renewal option at the then applicable fair market rental rate. In addition, the lease requires the Company to pay increases in real estate taxes and other operating costs of the properties above base year amounts. During 1998 and 1999, the Company also entered into capital lease agreements for furniture and equipment.

  Future minimum lease payments for noncancelable operating and capital leases having initial or remaining terms in excess of one year are as follows:

                                                          Operating   Capital
                                                          ---------- ----------
2000 .................................................... $1,070,000 $1,763,965
2001 ....................................................  1,043,000  1,507,211
2002.....................................................  1,004,000    675,593
2003.....................................................    819,000    157,752
2004.....................................................    819,000     87,357
                                                                     ----------
                                                                      4,191,870
Less amounts representing interest.......................               422,384
                                                                     ----------
Present value of net minimum lease payments..............            $3,769,494
                                                                     ==========

                          ITXC CORP. AND SUBSIDIARIES

  Rental expense for all operating leases was approximately $15,000, $217,000, and $530,000 in 1997, 1998 and 1999, respectively.

  Legal Matters

  The Company is involved in certain claims and legal actions arising in the normal course of business. Management does not expect that the outcome of these cases will have a material effect on the Company's financial position or results of operations.

11. Capital Stock

  On August 25, 1999, the Company's Board of Directors approved a 2 for 1 stock split of its Common Stock which became effective on September 20, 1999. All Common Stock share amounts and preferred stock conversion ratios included in the financial statements reflect the stock split for all periods presented.

  On September 20, 1999, the Company's stockholders approved an increase in the authorized Common Stock to 67,500,000 shares which became effective on September 20, 1999.

  On July 21, 1997, the Company issued 6,000,000 shares of Common Stock to its founder and president for $30,000.

  On October 1, 1997, the Company issued 1,800,000 shares of Common Stock to an investor for $900, which was paid subsequent to December 31, 1997. On October 1, 1997, the Company issued ten warrants to purchase an aggregate of 1,200,000 shares of Common Stock at par value to an investor in exchange for a software credit in the amount of $1 million to be used within three years against the purchase of products from the investor. Each warrant became exercisable for each $100,000 of the software credit utilized by the Company. At December 31, 1998, $1 million of the software credit had been utilized by the Company for the purchase of software, and, accordingly, all warrants were exercisable. Also, on October 1, 1997, the Company sold to the same investor 278,000 shares of Series A Convertible Preferred Stock (the "Series A Stock"), and a warrant to purchase an additional 122,000 shares of Series A Stock (the "Preferred Warrant") with an exercise price of par value, for aggregate proceeds of $500,000.

  On April 27, 1998, in connection with the sale of the Series B Redeemable Convertible Preferred Stock, all of the outstanding shares of Series A Stock were converted into 556,000 shares of Common Stock and the Preferred Warrant was converted into a warrant to purchase 244,000 shares of Common Stock. Such warrants and the warrant to purchase 1,200,000 shares of common stock were exercisable at any time prior to the earlier of October 1, 2004 or the consummation of an initial public offering of the Company's common stock. All 1,444,000 warrants were exercised during 1999 for an aggregate exercise price of $722.

                          ITXC CORP. AND SUBSIDIARIES

  On November 18, 1997, the Company issued a warrant to purchase up to 3,800,000 shares of Common Stock, with an exercise price of $1.32 per share, to a customer to whom the Company provides consulting services (see Note 1). The fair value of the warrant was determined to be de minimis on the date of grant. The warrant was not exercised, and, on April 6, 1998, was canceled.

  Series B Mandatorily Redeemable Convertible Preferred Stock

  On April 27, 1998, the Company issued 5,865,104 shares of Series B Mandatorily Redeemable Convertible Preferred Stock ("Series B Stock") to various investors at a purchase price of $1.705 per share, resulting in net proceeds of $9,852,000. In this private placement, 439,883 shares were sold to two officers of the Company and 668,622 shares were sold to the holders of the Series A Stock and the Preferred Warrant.

  Each share of Series B Stock was convertible into two shares of Common Stock, subject to anti-dilution provisions, as defined. The Series B Stock automatically converted into Common Stock upon the completion of the initial public offering of the Company's Common Stock discussed in Note 1, resulting in the issuance of an additional 11,730,208 shares of Common Stock.

  In connection with the Series B Stock private placement, the two officers of the Company who participated in the offering provided the Company with bridge financing of $750,000 which was converted into Series B Stock. In addition, the Company issued the two officers warrants to purchase an aggregate of 879,766 shares of Common Stock with an exercise price of $.8525 per share. The warrants are exercisable at any time prior to April 30, 2008. The fair value of these warrants was determined to be $90,000 at the date of the grant, which is included in 1998 interest expense.

  Series C Mandatorily Redeemable Convertible Preferred Stock

  On February 24, 1999, the Company issued 3,229,975 shares of Series C Mandatorily Redeemable Convertible Preferred Stock (the "Series C Stock") to various investors at a purchase price of $4.644 per share, resulting in net proceeds of $14,932,000. The Series C Stock had conversion and redemption features identical to the Series B Stock, and accordingly, also automatically converted into Common Stock upon the completion of the initial public offering of the Company's Common Stock discussed in Note 1, resulting in the issuance of an additional 6,459,950 shares of Common Stock.

  Also, on February 24, 1999 the Board of Directors increased the total authorized preferred stock from 10,000,000 shares to 15,000,000 shares.

  Registration Rights

  Certain of the common and preferred stockholders have registration rights under an agreement which, as amended on February 24, 1999, provides for the registration of Common

                          ITXC CORP. AND SUBSIDIARIES

Stock held by such stockholders, on or after one year from the completion of the initial public offering of the Company's Common Stock.

  Common Shares Reserved

  As of December 31, 1999, the Company had reserved shares of Common Stock for issuance as follows:

                                                                       Number of
                                                                        Shares
                                                                       ---------
      Exercise of common stock options................................ 7,086,257
      Exercise of common stock warrants...............................   879,766
      Employee stock purchase plan....................................   500,000

  Stock Option Plan

  On February 17, 1998, the Company adopted the 1998 Stock Incentive Plan (the "Plan"). The Plan, as amended, provides for the granting of awards to purchase up to 7,700,000 shares of common stock, subject to annual increases in the number of shares covered by the Plan. The Plan provides for award grants in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares.

  Under the terms of the Plan, a committee of the Company's Board of Directors may grant options to purchase shares of the Company's Common Stock to employees, directors and consultants of the Company at such prices as may be determined by the committee, principally equal to or greater than fair value at the date of grant. Options granted under the Plan generally vest over three years and expire after ten years.

  The Company's stock option activity is as follows:

                                 1997               1998                1999
                          ------------------ ------------------- -------------------
                                    Weighted            Weighted            Weighted
                           Number   Average   Number    Average   Number    Average
                             of     Exercise    of      Exercise    of      Exercise
                           Shares    Price    Shares     Price    Shares     Price
                          --------- -------- ---------  -------- ---------  --------
Options outstanding,
 beginning of year......         --     --   1,598,340   $ 0.05  2,641,250   $ 0.21
Options granted.........  1,598,340  $0.05   1,517,910     0.35  3,487,500     2.82
Options exercised.......         --     --          --       --   (613,743)   (0.44)
Options cancelled.......         --     --    (475,000)   (0.15)  (176,083)   (1.95)
                          ---------  -----   ---------   ------  ---------   ------
Options outstanding, end
 of year................  1,598,340  $0.05   2,641,250   $ 0.21  5,338,924   $ 1.83
                          =========  =====   =========   ======  =========   ======

  The weighted-average fair value of options granted in 1997, 1998 and 1999 was $.015, $1.16 and $11.75, respectively.

                          ITXC CORP. AND SUBSIDIARIES

  The following table summarizes information about fixed price stock options outstanding at December 31, 1999:

                                  Outstanding               Exercisable
                           -------------------------- ------------------------
                              Weighted-     Weighted-     Number     Weighted-
   Range of       Number       Average       Average  Exercisable at  Average
   Exercise         of        Remaining     Exercise   December 31,  Exercise
    Prices        Shares   Contractual Life   Price        1998        Price
---------------  --------- ---------------- --------- -------------- ---------
$ 0.01 - $ 0.08    833,332    7.7 years      $ 0.03      449,998       $0.04
  0.26 -   0.43  1,141,592    8.1 years        0.34      251,949        0.33
  0.63 -   0.81  1,801,250    8.5 years        0.65           --          --
  1.16 -   2.50    540,000    9.2 years        1.59           --          --
  4.00 -  12.00    949,500    9.5 years        4.69           --          --
 27.00 -  49.00     73,250    9.8 years       40.69           --          --
                 ---------                               -------
$ 0.01 - $49.00  5,338,924                   $ 1.85      701,947       $0.14
                 =========                   ======      =======       =====


  Had the Company been accounting for its employee stock options under the fair value method of SFAS No. 123, there would not have been a material impact on the Company's net loss or basic and diluted net loss per share available to common stockholders during 1999, 1998 or 1997.

  During 1998 and 1999, prior to the IPO, the Company granted options to employees to purchase an aggregate of 1,517,910 and 3,186,750 shares, respectively, of common stock at exercise prices ranging from $.30 to $4.00. The exercise price of each of these option grants was below the fair value of the Company's common stock at the respective dates of grant, resulting in aggregate non-cash compensation of approximately $760,000 and $12.4 million in 1998 and 1999, respectively, which is being amortized to expense over the option vesting periods, generally three to seven years.

12. Stock Purchase Plan

  During 1999, the Company's Board of Directors adopted the ITXC Corp. Employee Stock Purchase Plan, intended to qualify under Section 423 of the Internal Revenue Code. The Purchase Plan enables eligible employees to purchase shares of the Company's Common Stock through payroll deductions, ranging from 1% to 10% of gross pay. The purchase price for Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the shares on the first or last day of the offering period. The first offering period commenced on October 1, 1999. The Company has initially reserved 500,000 shares of common stock for issuance under the plan.

13. Earnings (Loss) Per Share

  The Company computes net loss per share under the provisions of SFAS No. 128, "Earnings per Share" (SFAS 128), and SEC Staff Accounting Bulletin No. 98 (SAB 98).

  Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the

                          ITXC CORP. AND SUBSIDIARIES
weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Basic earnings per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of Common Stock outstanding during this period. The increase in the weighted average shares outstanding from 1998 to 1999 is largely attributable to the completion of the Company's IPO and conversion of preferred stock to Common Stock, which both occurred on October 1, 1999.

  Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method. The diluted earnings per share amount equals basic earnings per share because the Company had a net loss and the impact of the assumed exercise of the stock options and warrants is not dilutive.

14. Geographic Data

  During 1999, the Company generated approximately 7% of its revenue from customers domiciled in countries other than the United States, primarily in Asia. For the period from inception to December 31, 1997 and the year ended December 31, 1998, substantially all of the Company's revenue was derived from domestic operations.

15. Unaudited Pro Forma Information

  The Company's historical capital structure prior to the completion of the IPO is not indicative of its ongoing structure due to the automatic conversion of all Series B and Series C Stock upon closing of the IPO on October 1, 1999.

  Accordingly, the unaudited pro forma net loss per share assumes the conversion of the Series B and Series C Stock to Common Stock as if it had been converted at the date of issuance, even though the result is antidilutive.

  The following table presents the calculation of basic and diluted net loss per share and pro forma net loss per share:

                                December 31, 1998                December 31, 1999
                          ------------------------------  --------------------------------
                                       Denominator                      Denominator
                                        (Weighted                        (Weighted
                           Numerator     Average    Per    Numerator      Average    Per
                          (Net Loss)     Shares)   Share   (Net Loss)     Shares)   Share
                          -----------  ----------- -----  ------------  ----------- ------
Basic and diluted net
 loss per common share..  $(7,221,668)  8,184,556  $(.88) $(20,437,530) 15,885,883  $(1.29)
Accretion of redemption
 value of mandatorily
 redeemable convertible
 preferred stock........       14,217         --     --        772,795         --      --
Assumed conversion of
 shares of mandatorily
 redeemable convertible
 preferred stock into
 shares of common stock
 at issuance............          --    7,970,114    --            --   12,639,736     --
                          -----------  ----------  -----  ------------  ----------  ------
Pro forma basic and
 diluted net loss per
 common share...........  $(7,207,451) 16,154,670  $(.45) $(19,664,735) 28,525,619  $ (.69)
                          ===========  ==========  =====  ============  ==========  ======

[Inside back cover: A graphic depicting ITXC logo surrounded by portions of global map and people talking on telephones.]

                                     [MAP]

                                4,000,000 Shares



                                     [LOGO]
                                   ITXC Corp.

                                  Common Stock

                          --------------------------
                                   PROSPECTUS
                                       , 2000

                          --------------------------

                                Lehman Brothers

                               CIBC World Markets

                            PaineWebber Incorporated

                     First Analysis Securities Corporation

                              Kaufman Bros., L.P.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth estimated expenses, all of which are to be paid by ITXC, expected to be incurred in connection with the issuance and distribution of the securities being registered:

      Item                                                             Amount
      ----                                                            ---------
      SEC registration fee........................................... $ 128,271
      NASD filing fee................................................    30,500
      Nasdaq listing fee.............................................    17,500
      Printing and engraving expenses................................   175,000
      Legal fees and expenses........................................   225,000
      Accounting fees and expenses...................................   150,000
      Transfer agent and registrar fees..............................     4,200
      Miscellaneous..................................................   119,529
                                                                      ---------
          Total...................................................... $ 850,000
                                                                      =========

Item 14. Indemnification of Directors and Officers

   Under Section 145 of the Delaware General Corporation Law (DGCL), a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in good faith and in a manner he believed to be in (or not opposed to) the interests of the corporation, and, in the case of a criminal proceeding, he had no reason to believe his conduct was unlawful. Our certificate of incorporation provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of ITXC, or is or was serving at our request as a director, officer, employee, manager or agent of another entity, against certain liabilities, costs and expenses. It further permits us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ITXC, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL.

   Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

   Article TENTH of our Certificate of Incorporation contains the following provision regarding limitation of liability of our directors and officers:

     "No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit."

   The underwriting agreement contains provisions pursuant to which each underwriter severally agrees to indemnify us, any person controlling us within the meaning of Section 15 of the Securities Act of 1933, or Section 20 of the Securities Exchange Act of 1934, each of our directors, and each officer of ITXC who signs this registration statement with respect to information relating to such underwriter furnished in writing to us by or on behalf of such underwriter specifically for inclusion in this registration statement.

Item 15. Recent Sales of Unregistered Securities

   Since ITXC was incorporated in July 1997, ITXC sold shares of its capital stock in the following transactions, each of which was intended to be exempt from the registration requirements of the Securities Act of 1933:

   On July 21, 1997, ITXC sold to its Chief Executive Officer, Tom Evslin, 6,000,000 shares of common stock, for an aggregate purchase price of $30,000. For the foregoing transaction, ITXC relied upon the exemption from registration under Section 4(2) of the Securities Act; such shares continue to bear a restrictive legend.

   On October 1, 1997, ITXC sold to one accredited investor 1,800,000 shares of common stock, for an aggregate cash purchase price of $900 and the contribution by the investor of certain property. On October 1, 1997, ITXC sold to that same investor 278,000 shares of Series A convertible preferred stock (which converted into 556,000 shares of common stock), warrants covering 122,000 shares of such Series A convertible preferred stock (which have been converted into warrants to purchase 244,000 shares of common stock) and warrants covering 1,200,000 shares of common stock (exercisable subject, in part, to ITXC's utilization of software credits) in exchange for $500,000 in cash, and $1.0 million of software credits to purchase VocalTec equipment. Such shares of Series A convertible preferred stock have been converted into common stock. For the foregoing transactions, ITXC relied upon the exemption from registration under Section 4(2) of the Securities Act; such shares continue to be subject to a restrictive legend.

   On April 27, 1998, ITXC sold an aggregate of 5,865,104 shares of its Series B Convertible Preferred Stock for an aggregate cash consideration of $10.0 million to a total of fourteen accredited investors. For the foregoing transaction, ITXC relied upon the exemption from registration under Regulation D under the Securities Act. Each of these shares continues to be subject to restrictive legends.

   On September 23, 1998, ITXC issued 25,000 shares of common stock to Howard Fischer Associates, Inc. for consideration consisting of certain services provided to ITXC. For the foregoing transaction, ITXC relied upon the exemption from registration under Section 4(2) of the Securities Act. Such shares continue to bear a restrictive legend.

   On February 24, 1999, ITXC sold an aggregate of 3,229,975 shares of its Series C Convertible Preferred Stock for aggregate cash consideration of $15.0 million to a total of fourteen accredited investors. For the foregoing transaction, ITXC relied upon the exemption from registration under Regulation D under the Securities Act. Further, each of these shares continues to be subject to restrictive legends.

   On April 27, 1998, ITXC entered into certain warrant agreements with Mr. Evslin and Mr. Jordan. Their warrants are fully vested and currently exercisable and entitle the holder to purchase 645,162 shares of common stock and 234,604 shares of common stock, respectively. For the foregoing transaction, ITXC relied upon the exemption from registration under Section 4(2) of the Securities Act.

   From inception through December 31, 1999, ITXC granted to certain of its officers, directors and employees options to purchase up to an aggregate of 6,603,750 shares of common stock. Options to purchase 613,743 of such shares were exercised. For the foregoing transactions, ITXC relied upon the exemption from registration contained in Sections 3(b) and 4(2) of the Securities Act and Rule 701 promulgated thereunder relative to sales pursuant to certain compensatory benefits plans.

   On June 11, 1999, VocalTec exercised all of the warrants previously granted to it by ITXC. As a result, ITXC issued 1,444,000 shares of its common stock upon payment to it of $722. For the foregoing transaction, ITXC relied upon the exemption from registration under Section 4(2) of the Securities Act; such shares continue to be subject to a restrictive legend.

   On February 14, 2000, IXTC issued an aggregate of 150,000 shares of common stock to two affiliates of IXTC's South American joint venture partner in connection with the termination of its South American joint venture agreement. For the foregoing transaction, IXTC relied upon the exemption from registration under Section 4(2) of the Securities Act. Such shares bear a restrictive legend.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

  No.  Description
 ----- -----------
  1.1  Form of Underwriting Agreement*
  3.1  Third Restated Certificate of Incorporation(1)
  3.2  By-laws, as amended(2)
  4.1  Form of certificate representing shares of common stock(3)
  5.1  Opinion of Lowenstein Sandler PC*
 10.1  Second Amended and Restated Employment Agreement between the Registrant and Tom Evslin**
 10.2  Employment Agreement between the Registrant and John G. Musci(4)
 10.3  1998 Stock Incentive Plan, as amended(4)
 10.4  Employee Cash Incentive Plan, as amended*
 10.5  Employee Stock Purchase Plan(5)
 10.6  Joint Venture and Quotaholders Agreement, dated as of July 19, 1998, by and between TeleNova
       Comunicacoes Ltda. and ITXC Corp.(4)
 10.7  First Amendment to Joint Venture and Quotaholders' Agreement, dated
       August 18, 1998, by and
       between TeleNova Comunicacoes Ltda. and ITXC Corp.(4)
 10.8  Memorandum and Amendment to Joint Venture and Quotaholders' Agreement,
       dated as of May 31,
       1999, by and among ITXC Corp., TeleNova Comunicacoes Ltda. and Telesisa
       Sistemas
       emTelecomunicacoes S.A.(4)
 10.9  Lease Agreement, dated February 2, 1998 by and between the Registrant and Peregrine Investment
       Partners--I(4)
 10.10 First Amendment to Lease dated April 16, 1999, by and between the
       Registrant and Peregrine
       Investment Partners--I(4)
 10.11 Employment Agreement between the Registrant and Thomas Shoemaker**
 10.12 Second Amendment to Lease, dated December 6, 1999, by and between the
       Registrant and Peregrine Investment Partners--I**
 10.13 Amended and Restated Loan Agreement, dated February 7, 2000, between the
       Registrant and PNC Bank**
 10.14 Joint Venture Exit Agreement by and among the Registrant, TeleNova
       Comunicacoes Ltda., TeleNova Overseas, Ltd., Telesisa Sistemas em
       Telecomunicacoes S.A., and ITXC Comunicacoes Ltda., dated February 7,
       2000**
 21.1  Subsidiaries of the Registrant(4)
 23.1  Consent of Ernst & Young LLP
 23.2  Consent of Lowenstein Sandler PC (to be included in Exhibit 5.1)
 24.1  Powers of Attorney
 27.1  Financial Data Schedule**

--------
 * To be filed by amendment.

** Previously filed.
(1) Incorporated by reference to Exhibit 3.2 of the registrant's Form 10-Q for the quarter ended September 30, 1999.
(2) Incorporated by reference to Exhibit 3.4 of the registrant's Form 10-Q for the quarter ended September 30, 1999.
(3) Incorporated by reference to Exhibit 4.2 of the registrant's Registration Statement on Form S-1 (No. 333-80411).
(4) Incorporated by reference to the similarly numbered Exhibit of the registrant's Registration Statement on Form S-1 (No. 333-80411).
(5) Incorporated by reference to the similarly numbered Exhibit of the registrant's Form 10-Q for the quarter ended September 30, 1999.
   (b) Financial Statement Schedules: Not applicable

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

   The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on February 17, 2000.

                                          ITXC Corp.

                                                    /s/ Edward B. Jordan
                                          By: _________________________________
                                                      Edward B. Jordan
                                                  Executive Vice President

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registrant's Registration Statement has been signed by the following persons in the capacities indicated on this 17th day of February, 2000.


              Signature                                       Title
              ---------                                       -----
          /s/ Tom I. Evslin*                        Chairman, President and
______________________________________               Chief Executive Officer
            Tom I. Evslin
          /s/ John G. Musci*                        Director
______________________________________
            John G. Musci

         /s/ Edward B. Jordan                       Chief Financial and
______________________________________               Accounting Officer and
           Edward B. Jordan                          Director

       /s/ William P. Collatos*                     Director
______________________________________
         William P. Collatos

          /s/ Elon A. Ganor*                        Director
______________________________________
            Elon A. Ganor

       /s/ Frederick R. Wilson*                     Director
______________________________________
         Frederick R. Wilson

      /s/ Edward B. Jordan
*By: ____________________________
        Edward B. Jordan
        Attorney-in-Fact

                                 EXHIBIT INDEX

  No.  Description
 ----- -----------
  1.1  Form of Underwriting Agreement*
  3.1  Third Restated Certificate of Incorporation(1)
  3.2  By-laws, as amended(2)
  4.1  Form of certificate representing shares of common stock(3)
  5.1  Opinion of Lowenstein Sandler PC*
 10.1  Second Amended and Restated Employment Agreement between the Registrant and Tom Evslin**
 10.2  Employment Agreement between the Registrant and John G. Musci(4)
 10.3  1998 Stock Incentive Plan, as amended(4)
 10.4  Employee Cash Incentive Plan, as amended*
 10.5  Employee Stock Purchase Plan(5)
 10.6  Joint Venture and Quotaholders Agreement, dated as of July 19, 1998, by and between TeleNova Comunicacoes Ltda. and ITXC Corp.(4)
 10.7  First Amendment to Joint Venture and Quotaholders' Agreement, dated
       August 18, 1998, by and between TeleNova Comunicacoes Ltda. and ITXC
       Corp.(4)
 10.8  Memorandum and Amendment to Joint Venture and Quotaholders' Agreement,
       dated as of May 31, 1999, by and among ITXC Corp., TeleNova Comunicacoes
       Ltda. and Telesisa Sistemas emTelecomunicacoes S.A.(4)
 10.9  Lease Agreement, dated February 2, 1998 by and between the Registrant and Peregrine Investment Partners--I(4)
 10.10 First Amendment to Lease dated April 16, 1999, by and between the
       Registrant and Peregrine Investment Partners--I(4)
 10.11 Employment Agreement between the Registrant and Thomas Shoemaker**
 10.12 Second Amendment to Lease, dated December 6, 1999, by and between the
       Registrant and Peregrine Investment Partners--I**
 10.13 Amended and Restated Loan Agreement, dated February 7, 2000, between the
       Registrant and PNC Bank**
 10.14 Joint Venture Exit Agreement by and among the Registrant, Telenova
       Comunicacoes Ltda., TeleNova Overseas, Ltd., Telesisa Sistemas em
       Telecomunicacoes S.A., and ITXC Comunicacoes Ltda., dated February 7,
       2000**
 21.1  Subsidiaries of the Registrant(4)
 23.1  Consent of Ernst & Young LLP
 23.2  Consent of Lowenstein Sandler PC (to be included in Exhibit 5.1)
 24.1  Powers of Attorney
 27.1  Financial Data Schedule**

--------
 * To be filed by amendment.

** Previously filed.
(1) Incorporated by reference to Exhibit 3.2 of the registrant's Form 10-Q for the quarter ended September 30, 1999.

(2) Incorporated by reference to Exhibit 3.4 of the registrant's Form 10-Q for the quarter ended September 30, 1999.

(3) Incorporated by reference to Exhibit 4.2 of the registrant's Registration Statement on Form S-1 (No. 333-80411).

(4) Incorporated by reference to the similarly numbered Exhibit of the registrant's Registration Statement on Form S-1 (No. 333-80411).

(5) Incorporated by reference to the similarly numbered Exhibit of the registrant's Form 10-Q for the quarter ended September 30, 1999.